As filed with the Securities and Exchange Commission on December 2, 2009

Registration No. 333-142419

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-1 TO THE
REGISTRATION STATEMENT ON FORM SB-2
UNDER THE SECURITIES ACT OF 1933

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

6799
(Primary Standard Industrial Classification Code Number)

56-2416925
(I.R.S. Employer Identification No.)

6 Shengwang Avenue
Qufu, Shandong, China  273100
(86) 537-442999
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Ms. Dongdong Lin
Chief Executive Officer
Sunwin International Neutraceuticals, Inc.
6 Shengwang Avenue
Qufu, Shandong, China
(86) 537-442999

with a copy to:
James M. Schneider, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, Florida 33431
telephone (561) 362-9595
telecopier (561) 362-9612
(Name, address, including zip code, and telephone number,
Including area code, of agent for service

As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [√]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[√]

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 is being filed to include updated financial, business and other information for Sunwin International Neutraceuticals, Inc. and to update the section entitled "Selling Security Holders" beginning on page 54 of the prospectus which is a part of this registration statement to reflect earlier sales or dispositions made by the named selling security holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2009

PROSPECTUS

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.

6,923,780 shares of Common Stock

This prospectus relates to periodic offers and sales of 6,923,780 shares of our common stock by the selling security holders which represents shares of our common stock which are issuable upon the exercise of common stock purchase warrants with an exercise price of $0.15 per share.

At November 25, 2009 we had outstanding 152,689,427 shares of our common stock, of which 102,752,394 shares are held by non-affiliates.  The number of shares of our common stock covered by this prospectus upon exercise of the common stock underlying the warrants equals approximately 7% of the shares held by non-affiliates on a fully diluted basis.  We will not receive any proceeds from the sale of the shares by the selling security holders.  To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering.  These prices will fluctuate based on the demand for the shares of common stock.

For a description of the plan of distribution of these shares, please see page 61 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SUWN”.  On November 23, 2009 the last reported sale price for our common stock was $0.2411 per share.
____________________

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 4 of this prospectus to read about the risks of investing in our common stock.
____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
____________________

The date of this Prospectus is ________________, 2009

The original date of this Prospectus is June 5, 2007.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospectus may have changed since that date.

When used in this prospectus, the terms:

•	“Sunwin”, “we”, and “us” refers to Sunwin International Neutraceuticals, Inc., a Nevada corporation, and our subsidiaries;
•	“Sunwin Tech” refers to our wholly owned subsidiary Sunwin Tech Group, Inc., a Florida corporation;
•	“Qufu Natural Green” refers to our wholly owned subsidiary Qufu Natural Green Engineering Co., Ltd., a Chinese limited liability company;
•	“Shengya Veterinary Medicine” refers to Shengya Veterinary Medicine Co., Ltd., a Chinese limited liability company and a wholly owned subsidiary of Qufu Natural Green;
•	“Qufu Chinese Medicine” refers to Qufu Chinese Medicine Factory, a Chinese limited liability company and a wholly owned subsidiary of Qufu Natural Green;
•	“Sunwin Stevia International” refers to our wholly owned subsidiary Sunwin Stevia International Corp., a Florida corporation, which was converted to Sunwin USA;
•	“Sunwin USA” refers to Sunwin USA, LLC, a Delaware limited liability company, a 55% owned subsidiary of Sunwin;
•	“Sunwin Canada” refers to our wholly owned subsidiary Sunwin (Canada) Pharmaceutical Ltd., a Canadian corporation;
•	“Qufu Shengwang” refers to Qufu Shengwang Stevia Biology and Science Co., Ltd., a Chinese limited liability company. Qufu Natural Green owns a 60% interest in Qufu Shengwang; and
•	“Qufu Shengren” refers to Qufu Shengren Pharmaceutical Co., Ltd., a Chinese limited liability company, and a wholly owned subsidiary of Qufu Natural Green.

We also use the following terms when referring to certain related parties:

•
“Pharmaceutical Corporation” refers to Shandong Shengwang Pharmaceutical Co., Ltd., a Chinese limited liability company which is controlled by Mr. Laiwang Zhang, our President, Chairman and a principal stockholder of our company;

•	“Shandong Group” refers to Shandong Shengwang Group Co., Ltd., a Chinese limited liability company controlled by Mr. Zhang; and
•	“Wild Flavors” refers to Wild Flavors, Inc., a Delaware corporation which is the minority owner of Sunwin USA.

Our fiscal year ends April 30. As such, the year ended April 30, 2008 is referred to as “fiscal 2008”, the fiscal year ended April 30, 2009 is referred to as “fiscal 2009” and the coming year ending April 30, 2010 is referred to as “fiscal 2010”.  Also, the three month period ending July 31, is our first quarter and the three month period ending July 31, 2009 is referred to as the “first quarter of fiscal 2010”. Likewise, the three month period ending July 31, 2008 is referred to as the “first quarter of fiscal 2009”.  The information which appears on our web site at www.sunwin.biz is not part of this prospectus.

PROSPECTUS SUMMARY

The Company

We sell stevioside, a natural sweetener, as well as herbs used in traditional Chinese medicines and veterinary products. Substantially all of our operations are located in the People’s Republic of China (the “PRC”). We have built an integrated company with the sourcing and production capabilities designed to meet the needs of our customers.

Our operations are organized in two operating segments related to our product lines:

•	stevioside, and
•	Chinese and veterinary medicines.

           In our stevioside segment, we produce and sell a variety of grades of stevioside, an all natural low calorie sweetener, and OnlySweet, a stevioside based table top sweetener. stevioside and rebaudioside are all natural low calorie sweeteners extracted from the leaves of the stevia rebaudiana plant of the Aster/Chrysanthemum family.  Revenues from our stevioside segment represented approximately 65% and approximately 56%, respectively, for fiscal 2009 and 2008 and approximately 74% for the first quarter of fiscal 2010.  In our Chinese and veterinary medicine segment, we manufacture and sell a variety of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals.  Revenues from our Chinese and veterinary medicines segment represented approximately 35% and approximately 44%, respectively, for fiscal 2009 and 2008 and approximately 26% for the first quarter of fiscal 2010.

We were incorporated in Nevada in August 1987. Our executive offices are located at 6 Shengweng Avenue, Qufu, Shandong, China, and our telephone number is (86) 537-442999.

About the Offering

This prospectus covers the resale of a total of 6,923,780 shares of our common stock by selling security holders which are issuable upon the exercise of outstanding common stock purchase warrants with an exercise price of $0.15 per share.  Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.
Common Stock:

Outstanding Prior to This Offering:	152,689,427 shares of common stock and no shares of preferred stock as of November 25, 2009.

Common Stock Reserved:	33,590,446 shares of common stock, which includes 6,923,780 issuable upon exercise of outstanding warrants with an exercise price of $0.15 per share, the resale of which is covered by this prospectus.

Outstanding After This Offering:	186,279,873 shares of common stock and no shares of preferred stock, assuming the exercise of all outstanding warrants.

SELECTED FINANCIAL DATA

The following summary of our financial information for the years ended April 30, 2009 and 2008 and the three months ended July 31, 2009 and 2008 (unaudited) have been derived from, and should be read in conjunction with, our financial statements included elsewhere in this prospectus.

Selected Income Statement Data:

	Three Months Ended July 31,		Year Ended April 30,
	2009	2008	2009	2008
	(unaudited)			(restated)
Total revenues	$3,403,974	$6,227,872	$22,209,912	$22,932,222
Gross profit	757,978	1,510,205	5,080,038	6,085,543
Total operating expenses	1,083,691	1,151,252	4,522,671	6,068,100
(Loss) income from operations	(325,713)	358,953	557,367	17,443
Total other (expense) income	(47,224)	12,851	135,483	86,818
Net (loss) income	(396,823)	297,634	385,323	2,579
Net (loss) income attributable to Sunwin Neutraceuticals, Inc.	$(370,199)	$297,634	$500,296	$2,579

Selected Balance Sheet Data:

	July 31,	April 30,
	2009	2009	2008
	(unaudited)		(restated)
Working capital	$19,455,565	$19,881,064	$12,450,800
Cash	$10,594,365	$10,487,165	$6,811,136
Total current assets	$21,689,422	$22,208,630	$15,946,594
Total assets	$43,344,453	$43,619,237	$30,097,887
Total current liabilities	$2,233,857	$2,327,566	$3,495,794
Total liabilities	$2,391,516	$2,485,396	$3,650,001
Total equity	$40,952,937	$41,133,841	$26,447,886

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

RISKS RELATED TO OUR COMPANY

OUR REVENUES HAVE DECLINED AND THERE ARE NO ASSURANCES THEY WILL RETURN TO HISTORIC LEVELS IN FUTURE PERIODS.

Our revenues for the first quarter of 2010 declined approximately 45% from the comparable period in 2009 and our revenues for fiscal 2009 declined approximately 3% from 2008.  The decline in revenues is most significant within our Chinese and veterinary medicines segment, which had a decline in revenues of approximately 67% and approximately 24% for the first quarter of 2010 and fiscal 2009, respectively, from the comparable periods in the first quarter of 2009 and fiscal 2008.  While we believe the decline in our revenues is primarily due to continuing reduced customer demand over all product categories due to slow recovery in response to the global economic downturn, reduced customer demand for antibiotics and other veterinary products as a result of heavy rains and flooding occurring in southern China during June and July of 2009 and continuing reduction in customer demand as a result of restrictions imposed by the PRC on the use of antibiotics and breeding of livestock impacted by the swine flu virus, there are no assurances these reasons are correct or that our revenues will return to historic levels in future periods.  If our efforts to increase our revenues are not successful, it is likely that we will report losses from operations in future periods and we will be required to use our working capital to fund our operating expenses instead of our growth.

OUR FUTURE REVENUES DEPEND UPON CONTINUED MARKET ACCEPTANCE OF OUR STEVIOSIDE PRODUCTS AND APPROVAL IN OTHER COUNTRIES IN THE WORLD THAT DO NOT CURRENTLY PERMIT USE OF STEVIOSIDE IN FOOD PRODUCTS.

Currently we derive approximately 65% of our revenue from the sale of stevioside and stevioside based products, and we expect this will continue for the foreseeable future.  Until recently, the use of stevioside as a food additive was not permitted in the U.S.  We recently received notice from the U.S. Food and Drug Administration (“FDA”) that we had received Generally Recognized as Safe (“GRAS”) status for our high grade stevia rebaudioside A extracts, including our rebaudioside A 95% extract Reb A 95.  While the GRAS status in the U.S. should positively impact our ability to grow our future revenues in our stevioside segment, the successful development of consumer products that use these ingredients and the market acceptance of these new products is critical to our future growth.  If the market does not accept these products, the growth of our revenues could be hindered and this would negatively affect our results of operations, financial condition and cash flows.  Additional factors that may affect the market acceptance of our stevioside based sweetener products include government approval in other countries that have not approved the use of stevioside in food products, the taste, price, availability of supply and competing products. Many of these factors are beyond our control.

EACH OF OUR THREE MAIN PRODUCT GROUPS OPERATE IN HIGHLY COMPETITIVE BUSINESSES AND BARRIER TO ENTRY TO THE MARKET IS LOW.

Each of our product groups is subject to competition from other manufacturers of those products and the barriers to entry in the markets in which we compete are relatively low. There are approximately 30 stevioside manufacturers in China, but only approximately 10, including our company, operate on a continuous basis with the remainder of the companies periodically entering the market in times of increased demand. While we believe we are one of the leading manufacturers of stevioside in the PRC, from time to time there is a sporadic oversupply of this product which can decrease our market share and competitive position in this product group. Because there are no assurances we will be successful in this endeavor, we may never attain a competitive position in this product group. In addition, our competition within the traditional Chinese medicine formula extract portion of our business is the most intense. There are over 500 companies in China against whom we compete in the sale of traditional Chinese medicine formula extracts and the barriers to entry in this product segment are relatively low. If these other companies successfully market their products or market their products better than we market ours, we may have difficult time marketing and selling our products. Finally, our we compete with a number of companies in the sale of veterinary medicines.  In addition, as the PRC is a member of the WTO, our competitors are permitted to import a variety of products that directly compete with the products we sell. As a result, we cannot assure you that we will be able to effectively compete in any of our product segments.

WE ARE HIGHLY DEPENDENT ON OUR PRESIDENT, AS WELL AS HIS AFFILIATED COMPANIES, PHARMACEUTICAL CORPORATION AND SHANDONG GROUP.

We are dependent upon the services of Mr. Laiwang Zhang, our President, and his affiliated companies Pharmaceutical Corporation and Shandong Group, for the continued growth and operation of our company because of his experience in the industry and his personal and business contacts in China. We do not have an employment agreement with Mr. Zhang. We also do business with several companies which are affiliated with Mr. Zhang as described later in this prospectus under “Certain Relationships and Related Party Transactions.” We are dependent upon those relationships to provide us with certain services which we cannot readily obtain on our own without additional expense. We do not have written agreements with any of these related parties.  Although we have no reason to believe that Mr. Zhang or his affiliated companies would discontinue their services with us, the interruption or loss of these services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations.

WE ENGAGE IN A NUMBER OF RELATED PARTY TRANSACTIONS WHICH MAY NOT ALWAYS BE ON TERMS AS FAVORABLE AS WE COULD RECEIVE FROM NON-AFFILIATED THIRD PARTIES.  THE AMOUNT OF THE MANAGEMENT FEE WE PAY MAY NOT BE AS ADVANTAGEOUS TO US AS TERMS WE COULD NEGOTIATE WITH AN UNRELATED PARTY.

As described elsewhere herein, we historically have engaged in a number of transactions with affiliated entities and we anticipate that we will continue to engage in such transactions in future periods. In addition, we pay Shengwang Pharmaceutical, a related party, an annual management fee which includes costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees and rent for our principal offices and the research and development facilities we use. Although the management fee paid increased to $316,454 in fiscal 2009 from $199,166 in fiscal 2008, Pharmaceutical Corporation has agreed as part of the February 5, 2009 transactions with Wild Flavors to cap its consulting fees to approximately $175,508 (RMB 1,200,000) per year beginning in January 2010.  While we believe that the terms and costs of this management fee are fair to us, because this agreement is not negotiated on an arms-length basis there are no assurances that we could not obtain more favorable terms from an unrelated party. We cannot assure you that the terms of these transactions will always be as favorable to us as we might receive from non-affiliated third parties.

WE HAVE RESTATED OUR 2008 FINANCIAL STATEMENTS DUE TO ERRORS.  IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL OVER FINANCIAL REPORTING, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS.  AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH WOULD HARM OUR BUSINESS AND THE TRADING PRICE OF OUR STOCK.

Our management has determined that as of each of July 31, 2009 and April 30, 2009, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework as a result of material weaknesses in our internal control over financial reporting related to our restatement of our April 30, 2008 consolidated financial statements as a result of accounting errors, our failure to disclose a loan to our Chief Financial Officer, inadequacies in our accounting and internal audit functions and a lack of an Audit Committee and independent directors.  If the result of our remediation of the identified material weaknesses is not successful, or if additional material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further restate our financial statements, implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY IMPACT OUR PROFIT MARGIN AND FINANCIAL POSITION.

Our principal raw materials are stevioside and herbs used in the formulation of traditional Chinese medicine extracts. The prices for these raw materials are subject to market forces largely beyond our control, including availability and competition in the market place. The prices for these raw materials have varied significantly in the past and may vary significantly in the future. While our cost of sales as a percentage of revenues in our stevioside segment increased by 2% in fiscal 2009 compared to fiscal 2008, the increases could be significantly higher in the future. Because of increased competition in all of our business segments, we may not be able to pass along potential price increases to our customers and, accordingly, our gross profit margins would be adversely impacted.

OUR CHIEF FINANCIAL OFFICER PAID FOR THE EXERCISE OF OPTIONS THROUGH THE DELIVERY OF A PROMISSORY NOTE TO US WHICH MAY HAVE BEEN IN VIOLATION OF SECTION 402 OF THE SARBANES-OXLEY ACT OF 2002.

In February 2006 we granted options to five employees and, upon exercise, the option holders tendered to us non-interest bearing promissory notes representing the exercise price of the options. Included in this transaction were options to purchase 800,000 shares of our common stock with an exercise price of $0.90 granted to Ms. Fanjun Wu, our Chief Financial Officer. Upon exercise of these options, Ms. Wu delivered to us a non-interest bearing promissory note in the amount of $720,000. Section 402 of the Sarbanes Oxley Act of 2002 prohibits granting credit in the form of a personal loan to a director or executive officer of a public company. The delivery by Ms. Wu to us of a promissory note as consideration for the payment of the exercise price of the options was considered the extension of credit to her and, accordingly, could be deemed to be in violation of Section 402 of the Sarbanes Oxley Act of 2002.  On September 5, 2008, Ms. Wu satisfied the $54,900 that she owed us as of April 30, 2008 by assuming a portion of a $372,900 debt owed by our subsidiary, Sunwin Canada to a third party.  Should the Securities and Exchange Commission determine to investigate the matter, we could become subject to litigation involving the granting of this personal loan to Ms. Wu, which such investigation and/or litigation could involve significant time and costs and may not be resolved favorably.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY. WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. At July 31, 2009 our PRC subsidiaries had approximately $10.6 million on deposit in banks in China, which represented approximately 99.8% of our cash. We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION. IF WE FAIL TO COMPLY WITH THE APPLICABLE REGULATIONS, OUR ABILITY TO OPERATE IN FUTURE PERIODS COULD BE IN JEOPARDY.

We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We are also licensed by the Shandong Provincial Government to manufacture veterinary medicines and stevioside. While we are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province, any non-renewal of these authorities could result in the cessation of our business activities. In addition, any change in those laws and regulations could impose costly compliance requirements on us or otherwise subject us to future liabilities.

OUR RECOGNITION OF UNREALIZED GAINS AND LOSSES ON FOREIGN CURRENCY TRANSACTION CAN MATERIALLY IMPACT OUR INCOME FROM PERIOD TO PERIOD.

For fiscal 2009 and fiscal 2008, we reported unrealized gains on foreign currency translation of $638,675 and $2,406,398, respectively. For the three months ended July 31, 2009 we reported an unrealized loss on foreign currency translation of $44,081.  As described elsewhere herein, the functional currency of our Chinese subsidiaries is the RMB. As required by generally accepted accounting principles, the financial statements of our subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. The recording of these non-cash gains, which is required under generally accepted accounting principles in the United States, does have a material impact on our financial statements.

CERTAIN OF OUR OUTSTANDING WARRANTS CONTAIN CASHLESS EXERCISE PROVISIONS WHICH MEANS WE WILL NOT RECEIVE ANY CASH PROCEEDS UPON THEIR EXERCISE.

In February 2009, we issued five year common stock purchase warrants to purchase an aggregate of 26,666,666 shares of our common stock with an exercise price of $0.35 per share in connection with the securities purchase agreement with Wild Flavors.  These warrants are exercisable on a cashless basis which means that the holder, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. The utilization of this cashless exercise feature will deprive us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE LESS PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND OTHER MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, the adoption of a code of ethics and the adoption of a related persons transaction policy. Although we have adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, and our lack of independent directors, decisions concerning matters such as the terms of related party transactions, the amount of management fee paid to a related party, compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO DOING BUSINESS IN CHINA

OUR OPERATIONS ARE LOCATED IN CHINA AND MAY BE ADVERSELY AFFECTED BY CHANGES IN THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a socialist market economy and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.  Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE. BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR CHINESE SUBSIDIARIES MUST CONDUCT OUR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

THE RECENT OUTBREAK OF SWINE FLU OR ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

An occurrence of a serious animal disease, such as swine influenza (swine flu), a respiratory disease of pigs caused by influenza viruses, or any outbreak of other epidemics in the PRC affecting animals or humans including a renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	material disruptions to the operations of our customers or suppliers;
•	a decline in breeding and farm operations of our customers;
•	quarantines or closures of some of our offices which would severely disrupt our operations;
•	the sickness or death of our key management and employees; or
•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted. If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy.  In addition, some of our customers have cut back their breeding and farming operations reducing the amount of their purchases from us.  Furthermore, there can be no assurance that our customers will not continue to affected by the threat of swine flu or similar influenzas in the future, or that their production will resume to normal levels. If either case should continue to occur, our business, results of operations and financial condition will be adversely and materially affected.

REGULATIONS RELATING TO OFFSHORE INVESTMENT ACTIVITIES BY CHINESE RESIDENTS MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE AND CREATE REGULATORY UNCERTAINTIES THAT MAY LIMIT OR ADVERSELY EFFECT OUR ABILITY TO COMPLETE A BUSINESS COMBINATION WITH PRC COMPANIES.

Regulations were issued on November 1, 2005 (SAFE Circular 75), on September 2006 (2006 M&A Rules), and on May 29, 2007 (SAFE Implementation Notice 106), by the PRC State Administration of Foreign Exchange, or SAFE, that will require approvals from, and registrations with, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities; however, there has been announcements that such regulations may be partially reversed. The SAFE regulations retroactively require approval and registration of direct or indirect investments previously made by PRC residents in offshore companies.

In the event that a PRC stockholder with a direct or indirect stake in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in liability under PRC law for foreign exchange evasion. The regulations discussed could also result in the relevant Chinese government authorities limiting or eliminating our ability to purchase and retain foreign currencies in the future, which could limit or eliminate our ability to pay dividends in the future. More recently, however, new regulations have been drafted that would partially reverse the policy that requires Chinese companies to obtain permission from SAFE to own overseas corporate entities.

As a result of the lack of implementing rules, the uncertainty as to when the new draft regulations will take effect, and uncertainty concerning the reconciliation of the new regulations with other approval requirements, it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We believe our acquisitions of Qufu Shengwang and Qufu Shengren comply with the relevant rules. As a result of the foregoing, however, we cannot assure you that we or the former owners of Qufu Shengwang and Qufu Shengren or owners of a target business we might acquire in the future, as the case may be, will be able to complete the necessary approval, filings and registrations for a proposed business combination if such approval were required. This may restrict our ability to implement our business combination strategy and adversely affect our operations.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY.

Because substantially  all of our revenues are in the form of RMB, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Although we are a U.S. company, substantially all of our business and operations are conducted in the PRC. We are a party to certain material contracts, including the leases for the facilities used by our stevioside and our Chinese and veterinary medicines segments. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot assure you that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of this hypothetical future events could have on our company.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. The PRC’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected.

IT MAY BE DIFFICULT FOR STOCKHOLDERS TO ENFORCE ANY JUDGMENT OBTAINED IN THE UNITED STATES AGAINST US, WHICH MAY LIMIT THE REMEDIES OTHERWISE AVAILABLE TO OUR STOCKHOLDERS.

Substantially all of our assets are located outside the United States and substantially all of our current operations are conducted in the PRC. Moreover, all of our directors and officers are nationals or residents of the PRC. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in the PRC against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO THIS OFFERING

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

In addition, our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are currently outstanding. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Collectively, these provisions may prevent a change of control of our company in situations where a change of control would be beneficial to our stockholders.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

As the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

THIS PROSPECTUS PERMITS SELLING SECURITY HOLDERS TO RESELL THEIR SHARES. IF THEY DO SO, THE MARKET PRICE FOR OUR SHARES MAY FALL AND PURCHASERS OF OUR SHARES MAY BE UNABLE TO RESELL THEM.

It is possible that selling security holders will offer all of their shares for sale. To the extent that these shares are sold into the market, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING INFORMATION

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Risk Factors appearing earlier in this prospectus:

•	Dependence upon continued market acceptance of our stevioside products and approval in other countries in the world that do not permit use of stevioside in food products;
•	Competition and low barriers to entry to the market in which we sell our products;
•	Our dependence on our president, as well as his affiliated companies, Pharmaceutical Corporation and Shandong Group;
•	Our ability to assure that related party transactions are fair to our company;
•
Our ability to maintain an effective system of internal control over financial reporting, our ability to accurately report our financial results and the potential loss of confidence by our stockholders in our financial reporting;

•	Our inability to control the cost of our raw materials;
•	Potential violations of Section 402 of the Sarbanes-Oxley Act of 2002 as a result of a loan by us to our Chief Financial Officer to pay for the exercise of options to purchase our common stock;
•	The limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in the PRC;
•	Our operations are subject to government regulation. If we fail to comply with the application regulations, our ability to operate in future periods could be in jeopardy;
•	Our recognition of unrealized gains on foreign currency transaction can materially impact our income from period to period;
•	The potential impact on our company if Wild Flavors exercises warrants to purchase 26,666,666 shares of our common stock on a cashless basis;
•	The absence of various corporate governance measures which may reduce stockholders’ protections against interested director transactions, conflicts of interest and other matters;
•	The effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC;

•	The impact of economic reform policies in the PRC;
•	The influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities;
•	The impact of swine flu or any recurrence of SARS or another widespread public health problem;
•
The lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States;

•	Our ability to enforce our rights due to policies regarding the regulation of foreign investments in China;
•	Difficulties stockholders may face who seek to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders;
•	Our ability to receive and use our revenues due to restrictions on currency exchange;
•	Our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences;
•	Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our stockholders;
•	Adverse affects on the liquidity of our stock because it currently trades below $5.00 per share, is quoted on the OTC bulletin board, and is considered a “penny stock;” and
•	The impact on our stock price due to sales of our stock by existing stockholders.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.  New factors emerge from time to time, and it is not possible for us to predict all of such factors.  Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the OTC Bulletin Board under the symbol “SUWN.” The following table sets forth the reported high and low closing prices for our common stock as reported on the OTCBB for the following periods. These prices do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

	High	Low

Fiscal 2008
May 1, 2007 through July 31, 2007	$1.04	$0.53
August 1, 2007 through October 31, 2007	$0.67	$0.44
November 1, 2007 through January 31, 2008	$0.46	$0.26
February 1, 2008 through April 30, 2008	$0.36	$0.26

Fiscal 2009
May 1, 2008 through July 31, 2008	$0.39	$0.22
August 1, 2008 through October 31, 2008	$0.29	$0.10
November 1, 2008 through January 31, 2009	$0.47	$0.10
February 1, 2009 through April 30, 2009	$0.38	$0.15

Fiscal 2010
May 1, 2009 through July 31, 2009	$0.23	$0.15
August 1, 2009 through October 31, 2009	$0.30	$0.17

On November 23, 2009, the last reported sale price of the common stock on OTC Bulletin Board was $0.2411 per share. As of November 25, 2009 there were approximately 756 stockholders of record of the common stock.

Dividends

We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Under Nevada law, we are prohibited from paying dividends if the distribution would result in our company not be able to pay its debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. Finally, the subscription agreements for 2007 Unit Offering prohibit us from paying dividends until the earlier of March 23, 2009, or when all shares of common stock covered by this prospectus have been sold.

SEC “Penny Stock” Rules

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Because the trading price of our common stock is less than $5.00 per share, our common stock is considered to be a "penny stock".  A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities.  In addition he must receive the purchaser's written consent to the transaction prior to the purchase and the broker/dealer must also provide certain written disclosures to the purchaser.  Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

CAPITALIZATION

The following table sets forth our capitalization as of July 31, 2009. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

July 31, 2009
(unaudited)
Long term liabilities	$157,659
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	0
Common stock, $0.001 par value; 200,000,000 shares authorized; 151,202,927 shares issued and outstanding	151,203
Additional paid-in capital	27,970,957
Retained earnings	6,456,016
Accumulated other comprehensive income	3,784,780
Total Sunwin International Neutraceuticals, Inc. stockholders’ equity	$38,362,956
Non-controlling interest	2,589,981
Total equity	$40,952,937

Total capitalization	$41,110,596

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price.   Any proceeds that we receive from the exercise of the common stock purchase warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised. Pending utilization of the proceeds we may receive from the exercise of the warrants, they will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

We sell stevioside, a natural sweetener, and we manufacture and sell a variety of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals. Substantially all of our operations are located in the PRC.  We have built an integrated company with the sourcing and production capabilities designed to meet the needs of our customers.

Our operations are organized in two operating segments related to our product lines:

•	stevioside; and
•	Chinese and veterinary medicines.

Stevioside and rebaudioside are all natural low calorie sweeteners extracted from the leaves of the stevia rebaudiana plant.  Stevioside is a safe and natural alternative to sugar for people needing low sugar or low calorie diets. Stevioside can be used to replace sugar in beverages and foods, including those that require baking or cooking where man made chemical based sweetener replacements are not suitable.

OnlySweet is an all natural, zero calorie, dietary supplement comprised of three natural ingredients, including stevioside.  OnlySweet is carried in 3,500 stores in the U.S. and is generally displayed in the sweetener aisle with alternative sweeteners.  Through our equity method investment in Sunwin USA and relationship with Wild Flavors, we support the marketing of OnlySweet as a zero calorie sweetener alternative as well as a “green” alternative. Natural products are one of the fastest growing segments in the grocery industry.

On May 11, 2009 we converted our former consolidated subsidiary Sunwin Stevia International into Sunwin USA and contributed $423,493 of net assets into the newly formed entity.  We retained a 55% ownership interest in the new company, but due to the aggregate impact of veto and approval rights of the minority voting interest we will not consolidate this entity; as such, beginning with the first quarter of 2010 we do not include the revenues and expenses of this entity in our consolidated financial statements, instead we will account for our 55% interest in net income of the entity as part of other income.  As our historic revenues from the sales of OnlySweet represented approximately 3% of our revenues for fiscal 2009 we do not anticipate that our inability to consolidate this entity will adversely impact our revenues in future periods.  However, because this is no longer a consolidated entity we now report revenues associated with the sale of raw materials to Sunwin USA which totaled approximately $124,000 during the first quarter of fiscal 2010.

In our Chinese and veterinary medicines segment, we manufacture and sell a variety of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals.

We manufacture and sell all natural polysaccharid and flavonoid extraction compound feed additives. We believe these compounds have little or no side effects and can be substituted for antibiotics and chemical compounds often found in animal feeds. We also sell our brand of CIO 2 food disinfectant. CIO 2, a chemical employed in both industrial and commercial applications, was developed successfully in 1985.

We manufacture and sell approximately 120 different extracts of the estimated 400 traditional Chinese medicine extracts, which can be divided into the following three general categories:

•	single traditional Chinese medicine extracts;
•	compound traditional Chinese medicine extracts; and
•	purified extracts, including active parts and monomer compounds such as soy isoflavone.

Our Performance

In the first quarter of fiscal 2010 our total revenues declined by approximately 45% as compared to the first quarter of fiscal 2009.  During the first quarter of fiscal 2010 revenues from our stevioside segment decreased approximately 29% as compared to first quarter of fiscal 2009 and revenues from our Chinese and veterinary medicines segment decreased approximately 67% as compared to the first quarter of fiscal 2009.  These decreases were primarily due to decreased customer demand due to slow recovery from the recent global economic crisis and decreased customer production levels due to acts of nature and regulatory limitations on breeding.

While our total operating expenses decreased approximately 6% in the first quarter of fiscal 2010 from the comparable period in fiscal 2009, we reported a net loss attributable to our company of approximately $370,000 for the first quarter of fiscal 2010 as compared to net income of approximately $298,000 for the first quarter of fiscal 2009 primarily as a result of the significant decrease in our revenues in the 2010 period.

Our Outlook

We believe the future represents an opportunity to regain historical sales levels and seek out growth in our stevioside segment even though we face challenges in our Chinese and veterinary medicines segment.  The key factors to possible growth include:

•	In February 2009, we established a strategic alliance with Wild Flavors to develop, market and sell stevioside based sweeteners for the food and beverage industry;
•	We believe the synergies between us and Wild Flavors will create opportunities to establish new sweetener products and establish additional revenue streams;
•	In 2008 the FDA, Australia and New Zealand approved highly purified forms of stevioside as safe for use in food and beverage products; and
•	During the second quarter of 2010 the FDA granted GRAS status for our high grade stevioside extracts.

These opportunities will, however, face the challenges which have impacted our Chinese and veterinary medicines segment created by the global economic slowdown, impact of flooding on the production capacity of our customers, government efforts to minimize the spread of the swine flu pandemic and adverse currency exchange rates in South Korea.

Foreign Exchange Considerations

Revenues from our operations in the PRC accounted for substantially all of our revenues.  We report revenues from our PRC-based operations is of particular importance to understanding our financial statements. Transactions and balances originally denominated in U.S. dollars.  For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the prevailing exchange rate on the respective balance sheet date.

The functional currency of our Chinese subsidiaries is the local currency, the RMB. The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the periods for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss.  The effect of exchange rate changes on cash for the first quarter of fiscal 2010 and the first quarter of fiscal 2009 were a net decrease of $10,546 and net increase $158,616, respectively. The effect of exchange rate changes on cash for fiscal 2009 and fiscal 2008 were $153,180 and $665,083, respectively.  If any increase in the value of the RMB were to occur in the future, our product sales in the PRC and in other countries may be negatively affected.

At July 31, 2009 and April 30, 2009 we held cash of $4,065 and $5,809, respectively, in banks in Canada. The functional currency of our Canadian subsidiary is the Canadian dollar. We periodically evaluate the credit quality of the financial institutions in which we hold deposits.

As a result of the currency translation adjustments, we reported unrealized loss on foreign currency translation of $44,081 and unrealized gain of $615,112 for the first quarter of fiscal 2010 and the first quarter of fiscal 2009, respectively.  In addition, we reported unrealized gains on foreign currency translation of $638,675 and $2,406,398 for fiscal 2009 and fiscal 2008, respectively. These non-cash item shad the effect of significantly increasing our comprehensive income for periods.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

A summary of significant accounting policies is included in Note 1 to the Consolidated Financial Statements appearing elsewhere in this prospectus. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented.

Significant estimates for the periods reported include the allowance for doubtful accounts which is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers, knowledge of our industry segment in Asia, and historical bad debt experience.  This evaluation methodology has proven to provide a reasonable estimate of bad debt expense in the past and we intend to continue to employ this approach in our analysis of collectability.  However, we are aware that given the current global economic crises, including that of the PRC, meaningful time horizons may change.  We intend to enhance our focus on the evaluation of our customers' sustainability and adjust our estimates as may be indicted.

We also rely on assumptions and estimates to calculate reserve for obsolete inventory and the depreciation of property, plant and equipment. We make assumptions of expiration of our products held as inventory based on historical experience and if applicable, regulatory recommendation. We also group property plant and equipment into similar groups of assets and estimate the useful life of each group of assets.

Further, we rely on certain assumptions and calculations underlying our provision for taxes in the PRC.  Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations.  These assumptions and estimates have been materially accurate in the past and are not expected to materially change in the future.  Actual results could differ from these estimates.

We record property and equipment at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to 20 years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. We review the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

We account for stock options issued to employees  as compensation expense in the statement of operations.  We calculate the total cost based on the grant-date fair value of stock options and other equity-based compensation issued to employees and recognize the expense over the required service period. ]

Revenue Recognition

In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Recent Accounting Pronouncements

In June 2009 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (“SFAS 168”). The FASB Accounting Standards Codification (“Codification”) will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants, including us. On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.   SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We do not expect the adoption of this statement to have a material effect on our financial position and results of operations.

In June 2009 the FASB issued Accounting Standard, or AS, Topic 810, Consolidations, (“AS 810”) or pre-codification SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). This standard amends  previous interpretation to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity, specifies updated criteria for determining the primary beneficiary, requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity, eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity, amends certain guidance for determining whether an entity is a variable interest entity, requires enhanced disclosures about an enterprise’s involvement in a variable interest entity, and includes other provisions. The amendments will be effective as of the beginning of the our first interim and annual reporting periods that begin after November 15, 2009 or the beginning of our fiscal year ended April 30, 2011. Earlier application is prohibited. We are currently evaluating the impact of this statement on our consolidated financial statements.

We adopted Accounting Standard Topic 855, Subsequent Events, (“AS 855”) or pre-codification SFAS No. 165, Subsequent Events (“SFAS 165”). The objective of this standard is to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this statement has not had a material effect on our consolidated financial statements.

Results of Operations

Three Months Ended July 31, 2009 as Compared to the Three Months Ended July 31, 2008

Overall

In the first quarter of fiscal 2010, our total revenues decreased approximately 45% from the first quarter of fiscal 2009. This decrease is a result of a $1,807,151 decrease in sales in our Chinese and veterinary medicines segment or approximately 67% and a $1,016,747 decrease in sales in our stevioside segment or approximately 29%. The decrease in demand for our products is primarily due to:

•	continuing reduced customer demand over all product categories due to slow recovery in response to the global economic downturn,
•	reduced customer demand for antibiotics and other veterinary products as a result of heavy rains and flooding occurring in southern China during June and July of 2009, and
•	continuing reduction in customer demand as a result of restrictions imposed by the PRC on the use of antibiotics and breeding of livestock impacted by the swine flu virus.

Our gross profit in the first quarter of fiscal 2010 decreased approximately 50%, as compared to the first quarter of fiscal 2009. In the first quarter of fiscal 2010, cost of revenues as a percentage of revenues increased approximately 2%. This increase is attributable to higher costs of production associated with production of smaller quantities as a result of the decreased sales in both segments. Through our acquisitions of Qufu Shengren in the fourth quarter of fiscal 2009 we have begun production of higher grades of stevioside in an effort to fulfill demand; this transition has resulted in higher costs associated with converting Qufu Shengren’s production facility resulting in lower margins in the short-term.  While it is not certain, we expect gross margins for our higher grade products to improve as production increases in the remaining quarter of fiscal 2010.

In the first quarter of fiscal 2010, total operating expenses decreased approximately 6% compared to the first quarter of fiscal 2009. Total operating expenses decreased primarily as a result of a $151,287 decrease in selling expense or 33% as a result of lower sales while general and administrative expenses decreased by $52,526 or 10% due to an decrease in consulting expense.  Selling expenses as a percentage of revenues increased 3% during the first quarter of fiscal 2010 as compared to the first quarter of fiscal 2009 as a result of relatively higher travel, promotion, and meals and entertainment expense in our effort to regain lost revenues.

The following table provides information on revenues, cost of sales, gross profit, operating expenses, and operating income for each of our reporting segments for the first quarter of fiscal 2010 and the first quarter of fiscal 2009, respectively, as well as information related to our corporate operating expenses:

	Stevioside		Chinese and Veterinary Medicines		Corporate and Other		Consolidated
	For the three months ended July 31,
(Unaudited)	2009	2008	2009	2008	2009	2008	2009	2008
Revenues	$2,502,350	$3,519,097	$901,624	$2,708,775	-	-	$3,403,974	$6,227,872
Cost of Sales	1,979,731	2,806,360	666,265	1,911,307	-	-	2,645,996	4,717,667
Gross Profit	522,619	712,737	235,359	797,468	-	-	757,978	1,510,205
Total Operating Expenses	444,901	466,733	226,355	527,058	412,435	157,461	1,083,691	1,151,252
Total Income (Loss) from Operations	$77,718	$246,004	$9,004	$270,410	$(412,435)	$(157,461)	$(325,713)	$358,953

Other key indicators:

All figures are shown as a percentage of revenues	Stevioside		Chinese and Veterinary Medicines		Consolidated
	For the three months ended July 31,
(Unaudited)	2009	2008	2009	2008	2009	2008
Cost of sales	79%	80%	74%	71%	78%	76%
Selling expenses	6%	4%	17%	12%	9%	7%
General & administrative expenses	12%	10%	8%	7%	15%	9%
Total operating expense	18%	13%	25%	19%	32%	18%

Stevioside Segment

In the first quarter of fiscal 2010, revenues from our stevioside segment decreased $1,016,747 or approximately 29% as compared to the first quarter of fiscal 2009. In the first quarter of fiscal 2010, revenues from this segment represented approximately 74% of our total revenues as compared to approximately 57% in the first quarter of fiscal 2009; our stevioside segment's larger share of our total sales is due to its greater contribution to our overall revenues as a result of decreased sales in our Chinese and veterinary medicine segment.  The decrease in revenues is primarily attributable a reduction in customer demand as result of a slow recovery from the overall world economic crisis. Customer demand has also decreased in South Korea as a result of an approximately 23% devaluation of South Korean Won compared to the RMB during the same period in the prior year.  Furthermore, as a result of the conversion of Sunwin Stevia International into Sunwin USA and ensuing deconsolidation of the entity, we did not consolidate Sunwin USA’s revenues from sales to third parties which amounted to $124,155 during the first quarter of fiscal 2009.  We can attribute $314,088 or 13% of stevioside segment revenues to sales from our acquisitions of Qufu Shengwang and Qufu Shengren during  the latter three quarters of fiscal 2009 which did not contribute to revenues in the first quarter of fiscal 2009.

Our gross profit in this segment in the first quarter of fiscal 2010 decreased approximately 27% compared to the first quarter of fiscal 2009 primarily as a result of decreased revenues.  In the first quarter of fiscal 2010, cost of sales in our stevioside segment was approximately 79%, decreasing 1% from the first quarter of fiscal 2009. Through our acquisition of Qufu Shengren we have begun to produce higher grades of stevioside. This acquisition has allowed us to realize efficiencies in the production of higher grade stevioside as we are able to specialize different production facilities for our different products. ..

In the first quarter of fiscal 2010, operating expenses for our stevioside segment decreased approximately 5% from the comparable period in fiscal 2009 which is primarily attributable to the waiver of a management fee in the first quarter of fiscal 2010 related to housing provided to certain non-management employees, insurance for our employees, rent for our principal offices and the use of research and development facilities.  We paid approximately $74,000 to Pharmaceutical Corporation, an entity controlled by our President and Chairman, Mr. Zhang in the first quarter of fiscal 2009, and were granted a waiver for the remaining calendar year ending December 31, 2009.  This decrease was partially offset by an increase in depreciation expense resulting from the acquisitions in this segment in fiscal 2009.

We continue to place emphasis on the expansion of sales of stevioside in the PRC and throughout Asia and North America. In February 2009, we entered into a distribution agreement with Wild Flavors in connection with their investment in our company. We believe this relationship has the potential to expand revenues in this market through improvements in product development, marketing, and distribution.

Chinese and Veterinary Medicines Segment

In the first quarter of fiscal 2010, revenues from our Chinese and veterinary medicines segment decreased approximately 67% compared to the first quarter of fiscal 2009. During this period, revenues from this segment represented approximately 27% of our total revenues as compared to approximately 43% in the first quarter of fiscal 2009. In the first quarter of fiscal 2010 we generated revenues of $471,231 from our traditional Chinese medicine products as compared to $1,489,915 in the first quarter of fiscal 2009, a decrease of approximately 68%. In the first quarter of fiscal 2010 we generated revenues $430,394 from our veterinary medicines products, a decrease of approximately 65% as compared to the first quarter of 2009. As described earlier in this section demand for our products in this segment declined as a result of a variety of factors.

In the first quarter of fiscal 2010, cost of revenues represented approximately 74% of revenues within this segment, as compared to 71% of revenues in the first quarter of fiscal 2009. Our cost of revenues increased as a percentage of revenues primarily due to higher costs of production associated with production of smaller quantities as a result of the decreased sales.

In the first quarter of fiscal 2010 our gross profit within this segment decreased approximately 70%, from the first quarter of fiscal 2009.

In the first quarter of fiscal 2010, operating expenses of this segment decreased approximately 57% primarily due to decreases in commissions and shipping expense as a result of lower revenues as well as a decrease in management fee as described above.  This segment paid approximately $58,000 for this fee during the first quarter of fiscal 2009 that was not replicated in the current quarter. Operating expenses as a percentage of revenues increased to 25% in the first quarter of fiscal 2010 primarily due to an increase in selling expenses as a percentage of revenues to 17%.  As we decrease our focus on this segment and due to significant economic and environmental obstacles present in this segment we do not expect operating expenses or overall operations to return to prior levels.

Corporate and Other

We incur various operating expenses at the corporate level related to stock-based compensation, legal, auditing, professional and business consultants. For the first quarter of fiscal 2010, these expenses increased approximately 161% in the first quarter of fiscal 2009. This increase resulted primarily from the renewal of our consulting agreement with China Direct Investments, Inc. for consulting services to be provided throughout the rest of fiscal 2010.  We fully expensed all of these consulting services in the first quarter due to the lack of forfeiture or vesting provisions in our agreement with such consultants.

Total Other Income (Expense)

In the first quarter of fiscal 2010, our total other expense increased $60,075 to an expense item of $47,224 as compared to an income item of $12,851 during the first quarter of fiscal 2009. Other expense for the first quarter of fiscal 2010 is primarily due to our equity in the loss of our equity method investee, Sunwin USA.  In the first quarter of fiscal 2010, interest income decreased $2,478 from the first quarter of fiscal 2009. This reduction reflected less interest earned due to the combination of lower interest rates and comparatively less cash held in banks.

Net Income (Loss) Attributable to Sunwin International Neutraceuticals, Inc.

In the first quarter of fiscal 2010 we reported a net loss attributable to us of $370,199 as compared to net income of $297,634 for the first quarter of fiscal 2009. The decrease is primarily due to a 67% and 29% drop in revenues in our Chinese and veterinary medicines segment and stevioside segment, respectively, a 161% increase in corporate expenses due to consulting services and $62,299 loss from our equity in loss in Sunwin USA; these items are partially offset by a decrease in corporate income taxes of $50,284 and the effect of attributing $26,624 of Qufu Shengwang’s loss to the noncontrolling interest.

Fiscal 2009 as Compared to Fiscal 2008

Overall

In fiscal 2009, our total net revenues decreased $722,310 or approximately 3% from fiscal 2008. This decrease is a result of a $2,370,021 decrease in sales in our Chinese and veterinary medicines segment which was offset by a $1,647,711 increase in our stevioside segment including revenues of $518,237 contributed by our acquisitions of Qufu Shengren and Qufu Shengwang in fiscal 2009. The decrease in demand for our Chinese and veterinary medicines segment was primarily due to:

•	reduced customer demand over all product categories in this segment due to the global economic downturn, and
•
reduced customer demand for antibiotics and other veterinary products as a result of decreased breeding and farm operations by our customers who cut back production in an effort to reduce the spread of swine flu in humans and animals and as a result of restrictions imposed by the PRC on the use of antibiotics and breeding of livestock impacted by this virus.

In fiscal 2009 revenues in our stevioside segment increased 18% as compared to fiscal 2008. We attribute the increase to the acceptance of stevioside and increased recognition of the advantages of natural sweeteners.

Our gross profit in fiscal 2009 decreased $1,005,505, or approximately 17%, as compared to fiscal 2008. In fiscal 2009, cost of sales as a percentage of net revenues increased approximately 4%. This increase is attributable to higher costs of production associated with production of smaller quantities as a result of the decreased sales in our Chinese and veterinary medicines segment as well as a decline in gross margin percentage in our stevioside segment. Through our acquisitions of Qufu Shengwang and Qufu Shengren we have begun production of higher grades of stevioside in an effort to fulfill demand; this transition has resulted in higher costs associated with converting Qufu Shengren’s production facility resulting in lower margins in the short-term. While it is not certain, we expect gross margins for our higher grade products to improve as production increases in fiscal 2010.

In fiscal 2009, total operating expenses decreased $1,545,429, or approximately 25% over fiscal 2008.  Total operating expenses decreased primarily as a result of a $788,277 decrease in selling expense or 32% as a result of lower sales while general and administrative expenses decreased by 757,152 or 21% due to a decrease in consulting expense.

The following table provides information on net revenues, cost of sales, gross profit, operating expenses, and operating income for each of our reporting segments for fiscal 2009 and fiscal 2008, respectively, as well as information related to our corporate operating expenses:

	Stevioside		Chinese and Veterinary Medicine		Corporate and Other		Total
	Fiscal Year Ended April 30,
	2009	2008	2009	2008	2009	2008	2009	2008
		Restated		Restated		Restated		Restated
Net Revenues	$14,513,553	$12,865,842	$7,696,359	$10,066,380	$-	$-	$22,209,912	$22,932,222
Cost of Sales	11,582,643	10,097,852	5,547,231	6,748,827	-	-	17,129,874	16,846,679
Gross Profit	2,930,910	2,767,990	2,149,128	3,317,553	-	-	5,080,038	6,085,543
Total Operating Expenses	2,324,789	2,241,561	1,842,468	2,298,304	355,414	1,528,235	4,522,671	6,068,100
Total Income (Loss) from Operations	$606,121	$526,429	$306,660	$1,019,249	$(355,414)	$(1,528,235)	$557,367	$17,443

Other key indicators:

(All figures are as a percentage of Net Revenues)	Stevioside		Chinese and Veterinary Medicine		Total
	For fiscal years ended April 30,
	2009	2008	2009	2008	2009	2008
		Restated		Restated		Restated
Cost of Sales	80%	78%	72%	67%	77%	73%
Selling Expenses	5%	7%	13%	12%	8%	11%
General & Administrative Expenses	11%	10%	11%	11%	12%	16%
Total Operating Expenses	16%	17%	24%	23%	20%	26%

Stevioside Segment

In fiscal 2009, net revenues from our stevioside segment increased $1,647,711 or approximately 13% as compared to fiscal 2008. In fiscal 2009, revenues from this segment represented approximately 65% of our total net revenues as compared to approximately 56% in fiscal 2008. We attribute this to increased sales efforts and greater acceptance of stevioside in Asia and, in part, to our acquisitions of Qufu Shengwang and Qufu Shengren during the current year which contributed revenues of $518, 236, partially offset by a reduction in sales in South Korea as a result of a 30% devaluation of South Korean Won compared to the RMB.  Revenues from sales of OnlySweet in our U.S. operations increased $75,528 to $612,715 in fiscal 2009 compared to $537,187 in fiscal 2008.

Our gross profit in this segment in fiscal 2009 increased $162,920, or approximately 6% over fiscal 2008 primarily as a result of increased revenues. In fiscal 2009, cost of sales in our stevioside segment was approximately 80%, increasing 2% from fiscal 2008. Through our acquisitions of Qufu Shengwang and Qufu Shengren we have begun to produce higher grades of stevioside. These acquisitions increased our cost of sales as a percentage of revenue. In the future we expect to realize efficiencies in the production of higher grade stevioside if production continues to increase.

In fiscal 2009, operating expenses for our stevioside segment increased $83,228. This is primarily attributable to the increase in sales within this segment as well as additional expenses incurred as we integrate our acquisitions of Qufu Shengwang and Qufu Shengren into our operations.

Chinese and Veterinary Medicines Segment

In fiscal 2009, net revenues from our Chinese and veterinary medicines segment decreased $2,370,021, or approximately 24%, compared to fiscal 2008. During this period, revenues from this segment represented approximately 35% of our total net revenues as compared to approximately 44% in fiscal 2008. In fiscal 2009 we generated revenues of $4,079,299 from our traditional Chinese medicine products as compared to $5,403,156 in fiscal 2008, a decrease of $1,323,857 or approximately 25%. In fiscal 2009 we generated revenues $3,617,060 from our veterinary medicines products, a decrease of $1,046,182 or approximately 22% as compared to fiscal 2008.

In fiscal 2009, cost of sales represented approximately 72% of net revenues within this segment, as compared to 67% of net revenues in fiscal 2008. Our cost of sales increased as a percentage of revenues primarily due to higher costs of production associated with production of smaller quantities as a result of the decreased sales.

In fiscal 2009 our gross profit within this segment was $2,149,128, a $1,168,425 decrease, or approximately 35%, from fiscal 2008.

In fiscal 2009, operating expenses associated with this segment totaled $1,842,468 as compared to $2,298,304 for fiscal 2008, as a result of our lower revenues as our operating expenses are tied to our rate of production.  Consequently, operating expenses as a percentage of revenue remained consistent with fiscal 2008 and we do not expect operating expenses related to this segment to vary significantly from historical levels.

Corporate and Other

We incur various operating expenses at the corporate level related to stock-based compensation, legal, auditing, professional and business consultants. For fiscal 2009, these expenses decreased $1,172,821 to $355,414 from $1,528,235 in fiscal 2008. This decrease resulted primarily from a $735,082 decrease in the amortization of stock-based compensation and a $267,701 decrease in consulting expense.

Total Other Income

In fiscal 2009, our total other income increased $48,665 as compared to fiscal 2008. Other income for fiscal 2009 reflects a waiver of accounting fees previously expensed and income recognized in our Chinese and veterinary medicines segment attributable to the excess accrual of value added taxes on certain of our animal medicine products which may or may not be subject to value added taxes. Prior to receipt of an official notice from the tax authority, we accrued value added taxes for this segment. Upon notification of the actual tax amounts from the authorities, the excess accruals, if any, are recorded as other income.

In fiscal 2009, interest income decreased $28,128 from fiscal 2008. This reduction reflected less interest earned due to the combination of lower interest rates and comparatively less cash held in banks.

Net Income and Comprehensive Income

In fiscal 2009 we reported net income of $500,296 as compared to net income of $2,579 for fiscal 2008.  The increase is primarily due to an increase in net income of $45,165 in our stevioside segment, a $735,082 decrease in stock-based compensation, a $267,701 decrease in consulting expense, partially offset by an increase in corporate income taxes of $205,845 as a result of the expiration of a PRC tax waiver for Sino-U.S. joint ventures granted to us in 2004 and operational losses related to Qufu Shengwang of approximately $172,000 and a decrease in net income of $758,842 from our Chinese and veterinary medicines segment.

In fiscal 2009, we reported comprehensive income of $1,138,971, a decrease of $1,270,006 as compared to fiscal 2008. The decrease was a result of an unrealized gain on foreign currency translation, a non-cash item.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. The following table provides certain selected balance sheet comparisons between July 31, 2009 and April 30, 2009, respectively:

	July 31, 2009	April 30, 2009	$ Increase/Decrease	% Increase/Decrease
	(Unaudited)
Working Capital	$19,455,565	$19,881,064	$(425,499)	-2%
Cash	$10,594,365	$10,487,165	$107,200	1%
Accounts receivable, net	3,430,684	4,011,446	(580,762)	-14%
Accounts receivable - related party	74,642	-	74,642	n/m
Inventories, net	7,226,248	7,415,809	(189,561)	-3%
Prepaid expenses and other current assets	363,483	294,210	69,273	24%
Total current assets	21,689,422	22,208,630	(519,208)	-2%
Equity Method Investment	361,194	-	361,194	n/m
Property and equipment, net	19,019,979	19,121,340	(101,361)	-1%
Land use rights	2,273,858	2,289,267	(15,409)	-1%
Total Assets	$43,344,453	$43,619,237	$(274,784)	-1%

Accounts payable and accrued expenses	$2,107,478	$2,098,967	$8,511	0%
Other current payables	14,910	10,000	4,910	49%
Taxes payable	52,893	160,021	(107,128)	-67%
Due to related party	58,576	58,578	(2)	0%
Total current liabilities	2,233,857	2,327,566	(93,709)	-4%
Other payables	157,659	157,830	(171)	0%
Total liabilities	$2,391,516	$2,485,396	$(93,880)	-4%

        n/m = not material

From an overall perspective, the current global economic downturn has not had a significant impact upon our liquidity as the majority of our short-term financing is obtained through payment terms with our suppliers and vendors rather than business loans from banks. The economic downturn and reactions to the swine flu virus has impacted our operations and has reduced customer demand over all product categories in both segments as described elsewhere in this prospectus and our customers are slower to pay us with days sales outstanding increasing to an average of 91 days for the first quarter of fiscal 2010 up from 55 days for the first quarter of fiscal 2009.

At July 31, 2009, we had working capital of $19,455,565 including cash of $10,594,365 as compared to working capital of $19,891,064 including cash of $10,487,165 at April 30, 2009. Our cash position by geographic area was as follows:

	July 31, 2009	April 30, 2009
	(Unaudited)
China	$10,576,702	$10,100,869
United States	13,598	380,487
Canada	4,065	5,809
Total	$10,594,365	$10,487,165

Accounts receivable, net of allowance for doubtful accounts, at July 31, 2009 decreased approximately $580,762 from April 30, 2009.  Our allowance for doubtful accounts, which reflects accounts receivable balances in excess of 12 months, decreased minimally $884 from April 30, 2009. While we have seen an increase in days sales outstanding in the current period, the aging of our receivables and our perception of our customers’ abilities to pay have not significantly changed to require a modification to our allowance for doubtful accounts as of July 31, 2009.  Our total allowance for doubtful accounts as of April 30, 2009 is related to our Chinese and veterinary medicines segment. We may, however, collect all or a portion of these doubtful accounts. At July 31, 2009 accounts receivables decreased 14% as a result of our decrease in sales compared to the fourth quarter of fiscal 2009. Our days sales outstanding increased to an average 91 days outstanding during the first quarter of fiscal 2010 from 55 days during the first quarter of fiscal 2009. This is a result of slower payments from customers.

At July 31, 2009, inventories, net of reserve for obsolete inventory, decreased $189,561 as compared to April 30, 2009. This decrease is primarily due to an offsetting effect of:

•	a decrease is raw materials inventory as we delay replacement of used up raw material in anticipation of the harvest season of stevia leaves in the second quarter of fiscal 2010, and
•
an increase in levels of finished goods on hand as a result of declining demand and decreased sales. The increase in relative costs to our South Korean customers due to fluctuations in currency exchange has led to a decrease in exports of our products.

Prepaid expenses and other current assets increased $69,273 or approximately 24% at July 31, 2009 as compared to April 30, 2009. This increase was attributable to timing differences near our fiscal year end related to advances to suppliers in the Chinese and veterinary medicines segment. These advances reflect deposits related to future delivery of inventory.

At July 31, 2009, we had property and equipment, net of accumulated depreciation, of $19,019,979 as compared to $19,121,340, a 1% decrease from April 30, 2009. This decrease is due to normally occurring depreciation expense during the first quarter of fiscal 2010 offset by $394,578 in fixed asset capital expenditures.

At July 31, 2009, we reflected $2,107,478 of accounts payable and accrued expenses, a minimal change from April 30, 2009. This balance includes trade accounts payable and accrued expenses of $2,063,225 and accrued salaries and benefits of $44,253. Of the total accounts payable and accrued expenses at April 30, 2009, approximately $1,310,888 relates to our stevioside segment, with the balance of $752,337 relating to our Chinese and veterinary medicines segment. The change at July 31, 2009 compared to April 30, 2009 reflects timing differences of payments made in the ordinary course of business.

At July 31, 2009, we had a due to related parties balance of $58,576 that did not significantly change from April 30, 2009.

At July 31, 2009, we had other current payables of $14,910 compared to $10,000 at April 30, 2009; other current payables includes advance from vendors and a $10,000 unsecured, non-interest bearing, advance from an unrelated party. The increase is due to an increase in advances from vendors for deposits made on future sales that had not been shipped as of July 31, 2009.

At July 31, 2009, we held cash of $10,594,365 as compared to cash of $10,487,165 at April 30, 2009, an increase of $107,200. During the first quarter of fiscal 2010, net cash provided by operating activities totaled $772,893, net cash used in investing activities was $655,147, no net cash used in or provided by financing activities, and the effect of prevailing exchange rate on cash of $10,546.

At April 30, 2009, we held cash of $10,487,165 as compared to cash of $6,811,136 at April 30, 2008, an increase of $3,676,029.  During fiscal 2009, net cash provided by operating activities totaled $674,789, net cash used in investing activities was $244,886, net cash provided by financing activities totaled $3,092,946 and the effect of prevailing exchange rate on cash of $153,180.

Net cash provided by operating activities increased $105,682 to $772,893 during the first quarter of fiscal 2010 as compared to cash provided by operating activities of $667,211 for the first quarter of fiscal 2009. During the first quarter of fiscal 2010, we used $106,997 to pay down taxes payable, $71,618 for prepaid expenses, and $74,672 to extend trade credit to a related party. These uses were primarily offset by adjustments to net income of non cash expenses of $783,245 related to depreciation, amortization, and stock-based consulting, $506,143 received from customers paying off receivables, and $86,900 due to an increase in account payable and accrued expenses. Comparatively during the first quarter of fiscal 2009, cash used in operating activities of $667,211 is primarily due adjustment to net income for non-cash expenses of $526,008 and similar paying down of accounts receivable from our customers of $404,943 offset by $322,476 payments for taxes and $201,729 increase in inventory.

Net cash provided by operating activities increased to $674,789 during fiscal 2009 as compared to cash used in operating activities of $944,301 for fiscal 2008. For the year ended April 30, 2009, we used $800,474 to pay down accounts payable, $1,229,143 to fund increased levels of inventory and $207,102 to pay down taxes payable. These uses were primarily offset by adjustments to net income of non cash expenses of $2,045,248 related to depreciation, amortization, and consulting. The increase in the cash provided in our operations is due primarily to cash provided through sales offset by a build-up of inventory and funding required to pay accounts payable as obligations came due. Comparatively during fiscal 2008, cash used in operating activities of $944,301 is primarily due to similar increase in inventory of $1,519,253 and pay down of accounts payable and accrued expenses of $1,580,596, with the additional impact of an increase of accounts receivable of $1,018,775 due to increased sales in the prior year. These uses were also offset primarily by adjustments to net income of non cash of items of $2,228,045 related to depreciation and consulting expense.

Net cash used in investing activities totaled $655,147 during the first quarter of fiscal 2010 as compared to cash used of $76,269 during the first quarter of fiscal 2009. In May, 2009 we converted Sunwin Stevia International into Sunwin USA and in the process deconsolidated the former subsidiary due to our loss of controlling interest and management control of the entity.  As part of the deconsolidation, $260,569 of cash belonging to Sunwin USA is no longer consolidated in our consolidated financial statements and is presented as cash contributed to this equity method investment.  We also spent $394,578 in capital expenditures associated with capital improvements in our stevioside segment.  This is an increase of $578,878 of cash used in investing compared to the first quarter of fiscal 2009 when we spent $76,269 for capital expenditures.

Net cash used in investing activities totaled $244,886 during fiscal 2009 as compared to cash used of $740,022 during fiscal 2008. In March 2009, we extended an advance of $2,500,000 to Qufu Shengren prior to the date we acquired this company. We acquired this amount plus additional cash deposits upon acquisition, thus offsetting the cash outflow related to the advance resulting in net cash acquired through acquisition $160,519. The cash acquired through these acquisitions was offset by capital expenditures of $405,405 associated with capital improvements in our stevioside segment.

We had no cash provided or used in financing activities the first quarter of fiscal 2010. During the first quarter of fiscal 2009, we received $100,000 in short-term financing paid off later in fiscal 2009.

Net cash provided by financing activities was $3,092,946 during fiscal 2009, with $2,890,000 in net proceeds from a private placement of 20,000,000 shares of our common stock sold to Wild Flavors in February 2009. We also received $192,946 from the exercise of warrants in fiscal 2009. The warrants were exercised following a permanent decrease in their exercise price from $0.65 to $0.15 per share. During fiscal 2008, we also received $713,154 from the exercise of warrants and an advance from a related party of $430,000.

We believe that existing cash and cash equivalents and internally generated funds will be sufficient to cover working capital requirements and capital expenditures for the next 12 months other than additional working capital requirement that may result from further expansion of our operations through acquisitions of additional facilities.

Off Balance Sheet Arrangements

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•	Any obligation under certain guarantee contracts;
•	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;
•
Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholder’s equity in our statement of financial position; and

•
Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

BUSINESS

We sell stevioside, a natural sweetener and we manufacture and sell a variety of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals. Substantially all of our operations are located in the PRC. We have built an integrated company with the sourcing and production capabilities designed to meet the needs of our customers.  Our operations are organized in two operating segments related to our product lines:

•	stevioside, and
•	Chinese and veterinary medicines.

Stevioside - a Natural Sweetener

In our stevioside segment, we produce and sell a variety of grades of stevioside, an all natural low calorie sweetener, and OnlySweet, a stevioside based table top sweetener. stevioside and rebaudioside are all natural low calorie sweeteners extracted from the leaves of the stevia rebaudiana plant of the Aster/Chrysanthemum family.  The leaves of the stevia rebaudiana plant have been used for centuries to sweeten bitter beverages and to make tea in the plant’s native Paraguay. Stevia is grown commercially in Brazil, Paraguay, Uruguay, Central America, Israel, Thailand and China. The stevia rebaudiana plant was first introduced to China in 1977 and commercial harvesting of stevia started in the mid-1980’s. There are two major species of stevia grown in China; one was cultivated by Chinese researchers and another was introduced from Japan. Most stevioside produced in China is exported throughout Asia, primarily to Japan and South Korea.

The Use of Stevioside and Related Approvals

Stevioside is a safe and natural alternative to sugar for people seeking low sugar or low calorie diets.  Stevioside can be used to replace sugar in beverages and foods, including those that require baking or cooking where man made chemical based sweetener replacements are not suitable. We believe worldwide demand for alternative sweeteners, such as our stevia based products, will increase as more countries permit the use of stevioside as a food additive.  In December 2008, the United States, Australia and New Zealand approved highly purified forms of stevioside as safe for use in food and beverages. Previously, stevioside had only been permitted for use as a dietary supplement in these countries. As of the date of this prospectus, stevioside may be used in a wide variety of consumer products including soft drinks, vegetable products, tabletop sweeteners, confectioneries, fruit products and processed seafood products, in the United States, Japan, Korea, China, Taiwan, India, Indonesia, Israel, Germany, Brazil, Paraguay, Malaysia, Russia and Switzerland. Stevioside has been sanctioned by the Ministry of Health of China to be used as a food additive, and is listed in the Sanitation Standard of Food Additives.

In September, 2009 we filed jointly with Wild Flavors a notification with the FDA seeking FDA agreement with our GRAS status for five high purity stevioside and Rebaudioside A extracts, including our Rebaudioside A 95% and 98% extracts. We retained GRAS Associates, LLC, a leading consulting firm serving the food industry founded by two former senior scientists within FDA's GRAS Review Branch, to convene an Expert Panel of food safety scientists to undertake the independent GRAS assessment of our stevia-derived sweeteners. The independent GRAS assessment is intended to ensure that we comply with food ingredient safety standards as established and recognized by FDA. The GRAS designation process involved an extensive review of published research and toxicology studies, as well as international standards for the safe use of stevia-derived sweeteners in food and beverages. Furthermore, safety information that applies specifically to the family of our sweeteners was evaluated and included in the documentation submitted to FDA, in support of our request for GRAS status.

In September 2009 we completed the process and the FDA self-affirmed GRAS status for stevia extracts produced by us.  After review of data, toxicology studies and production processes used by us, GRAS Associates determined that the OnlySweet stevia extracts meet the safety criteria for use as a general purpose sweetener in a variety of food products for consumer use including, food, beverages, confectioneries and table-top products. The OnlySweet stevia extracts that were included in the self-affirmation GRAS study meet or exceed the specifications of 95% steviol glycoside content established by the World Health Organization (WHO) Joint Expert Committee of Food Additives (JECFA).

Presently the European Union (“EU”) and Canada permit the use of stevioside only as a dietary supplement.  Efforts to eliminate the EU ban on the consumption of stevia has been ongoing.  In June 2007, the JECFA concluded that steviol glycoside was stable for use in food and acidic beverages under normal conditions and extended its recommendation for acceptable daily intake of up to 2 mg per day. In June 2008 this committee raised the accepted daily intake of stevioside to 4 mg per day after consideration of new studies that showed no adverse affects of stevioside use at these levels.

Sunwin USA -- OnlySweet

OnlySweet is an all natural, zero calorie, dietary supplement comprised of three natural ingredients, including stevioside. OnlySweet is carried in 3,500 stores in the U.S. and is generally displayed in the sweetener aisle with alternative sweeteners. Through our equity method investment in Sunwin USA and relationship with Wild Flavors which are described later in this prospectus, we support the marketing of OnlySweet as a zero calorie sweetener alternative; as well as a “green” alternative. Natural products are one of the fastest growing segments in the grocery industry.

Our Customers

The majority of our stevioside is sold on a wholesale basis to domestic food manufacturers and foreign trade companies. Although our top 10 customers accounted for 49% of our stevioside sales in fiscal 2009, no customer represented more than 10% of our total net revenues from this segment in fiscal 2009 or fiscal 2008.

Sources and Availability of Raw Materials -Stevioside

The Shandong Province is a primary harvesting base of stevia leaves as well as the main region for the production of stevioside in China. We purchase all raw materials directly from local suppliers at market prices and pay for the leaves at the time of purchase. We test stevia leaves prior to purchase in an effort to maintain quality control. Our internal policy is to purchase leaves with stevioside content in excess of 12%. We believe there is ample supply in the market of leaves with stevioside content in excess of 12%. In fiscal 2009, no supplier accounted for more than 10% of our purchases of raw materials used in our stevioside segment.

Manufacturing, Extraction and Packaging

We have been engaged in the continuous production of stevioside since 1998. We use a traditional extraction technology process known as “aqueous extraction” which involves the use of purified water extraction and air dehydration to produce stevioside. The extraction process for stevioside generally takes seven days. The plant leaves are first dried and then inspected to insure quality leaves are used in the extraction process. We then use a combined process involving a solid/liquid extraction procedure, followed by a liquid-purifying step that is traditionally used to extract the stevioside from the stevia leaves. This all natural method results in a pure white stevia crystal, with no brownish coloring. Once the extraction process has been completed, the final product is ready for packaging and shipment to our customers. We bulk package our stevioside in 10 kilogram packages, two per box.

We set our production schedules based on the market demand and our capacity. Our stevioside production capacity is approximately 600 tons annually which reflects a production capacity increase of 100 tons over fiscal 2008. This increase is a result of our acquisition of Qufu Shengren in March 2009, which added annual production capacity of high grade stevia (Rebaudioside A 80, 95 and 98).

We estimate the total worldwide production of stevioside to be approximately 4,000 to 5,000 tons per year in the calendar year 2008. We estimate China accounted for approximately 3,000 tons of this annual production. In fiscal 2009, we manufactured approximately 437 tons of stevioside as compared to approximately 400 tons in fiscal 2008.

In June 2008, we completed the acquisition of a 60% interest in Qufu Shengwang. Qufu Shengwang manufactures and sells stevia food additives, agricultural organic fertilizers and bio fertilizers. Qufu Shengwang owns and operates a production facility located in Qufu, China.

In July 2008, our stevioside manufacturing facility located in the Shuyuan Economic Zone of Qufu City, of the Shandong Province received a Certificate of Good Manufacturing Practices from the PRC. In fiscal 2009 we discontinued our practice of purchasing stevioside from third parties for resale. As a result of the completion of our new manufacturing facilities we have sufficient production capacity to meet demand.

Chinese and Veterinary Medicines Segment

In our Chinese and veterinary medicines segment, we manufacture and sell a variety of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals.

Veterinary Medicines

We are a leading advocate of preparing animal medicines from Chinese herbs, especially in antiviral and feed additives. We are concentrating our efforts in this product category on developing and producing medicines which are relevant to the needs of the animal stock industry in the PRC, and developing special veterinary medicines derived from traditional Chinese medicines or combining traditional Chinese medicine with Western medicine for feed additives, feeds and antibiotics. These products are sold throughout 28 provinces in the PRC. We alter the variety of products we offer from time to time based on market demand and currently offer a total of 300 veterinary medicine products.

Historically, antibiotics have been added to animal feed in an effort to produce healthier animals. Many scientists now believe, however, this practice can produce some unforeseen and unwanted effects. Some studies indicate antibiotics and chemical compound medicines contained in feeds will accumulate in the animal’s body, and can possibly cause harm to humans. For example, penicillin, streptomycin and sulfanilamide medicines often emit allergic and abnormal reactions; aureomycin can lead to allergic reactions; chloromycetin can arouse anti-regenerating anemia, and liver damage; olaquindox can cause abnormal gene development; and furazolidone has been linked to the creation of cancerous cells in animal organisms.

Many scientists believe incorporating antibiotics into animal feeds could, over a long period of time, convert some bacteria into antibiotic resistant bacteria. Under this assumption, these antibiotic resistant bacteria then spread the antibiotic resistant genes to other sensitive bacteria, generating the resistance to some medicines which then inhibit or prevent the cure of certain diseases that originally could be prevented and cured by such medicines.

Animal feed additives based upon traditional Chinese medicine are increasingly being regarded as desirable as they lack the drawbacks of chemical compounds, although these traditional Chinese medicines may not be as potent as chemical compounds in terms of stimulating growth of livestock.  Many traditional Chinese medicines have dual functions of nourishment and medicinal, which not only accelerate the sucrose metabolism of the organism and synthesis of the protein and enzyme, but also increase the efficiency of the antibody and the growth of the sex gland. The healthy growth of the sex gland would in turn enhance muscular system development. The traditional Chinese medicines have the effect of sterilizing and resisting the bacteria and adjusting the organism immunity function. As a result of these benefits, many countries are developing and researching natural traditional Chinese medicine feed additives.

We manufacture and sell all natural polysaccharid and flavonoid extraction compound feed additives. We believe these compounds have little or no side effects and can be substituted for antibiotics and chemical compounds often found in animal feeds. We believe our products provide a number of additional benefits, including:

•	Producing safe and healthy animal foods;
•	Reducing fat and cholesterol contents, improving the quality of animal feeds, and in turn improving the taste of livestock and birds;
•	Reducing potential toxicity associated with antibiotic and chemical compounds present in animal feeds;
•	Improving livestock growth rates;
•	Improving animal disease-resistance. We believe these products regulate the intestines which in turn prevent diseases or aid in the resistance to diseases; and
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Reduced labor cost. These products contain active plant substances such as flavonoid and multi-hydroxybenzene. The additives serve a dual-purpose; restraining the growth of mildew thereby improving the taste of the animal feed and increasing appetite. By increasing the animal’s appetite, the animal feeds in less time thereby reducing labor costs.

We also sell our brand of CIO2 food disinfectant. CIO2, a chemical employed in both industrial and commercial applications, was developed successfully in 1985. It was regarded as a food disinfectant by the European Environmental Protection Unit and the U.S. Environmental Protection Agency and was sanctioned as a food additive by the FDA.  Japan, Australia and the EU followed suit and regarded CIO2 as the fourth generation of safe disinfectant and food additive as a substitute to chlorine serial disinfectants. CIO2 is regarded as an A-grade safe additive by the WHO and has been strongly promoted on a global scale since February 2004.  In February 2004, the Ministry of Agriculture in Beijing sanctioned our CIO2 disinfectant as a Ministry recommended product for the prevention of the spread of the avian flu virus.

Our Chinese herbal based veterinary disinfectant, Xuyikang, has been proven to be effective in preventing the spread of the foot and mouth virus in an in vitro research study in baby mice infected with the virus. The research study was independently conducted by the National Food and Mouth Disease Research Laboratory of China in 2007. The test results demonstrate that Xuyikang was successful in preventing uninfected mice from contracting the virus following contact with mice infected with foot and mouth virus for a minimum of 30 minutes under room temperature in a controlled environment.

Hypericin

In March 2007, scientists from Haerbin Veterinary Institute of the Chinese Academy of Agricultural Sciences, Animal Influenza Laboratory of the Ministry of Agriculture and National Bird Flu Reference Laboratory performed an independent study of our veterinary disinfectant product produced with Hypericin.  Hypericin is a root compound which is a derivative of St. Johns’ Wort, a flower with medicinal uses. In November 2005, the Department of Livestock Farming for the Shandong Province Government submitted an application to the Livestock Farming Bureau of the China Ministry of Agriculture for approval of Hypericin related products as a class I veterinary medicine to treat strains of the avian flu virus. In fiscal 2008, we were advised the Chinese government had elected to euthanize infected animals rather than treat them and our application was suspended. We continue to market Hypericin related products for the treatment of the common flu virus in animals.

Traditional Chinese Medicine Formula Extracts

Chinese herbal medicine has been applied as a means of both the prevention and treatment of illness and disease.  We believe many modern chemical medicines contain high toxicities and present numerous side effects.  Purely chemical based medicines are difficult, time consuming and expensive to develop.  We believe natural Chinese traditional medicines represent an alternative approach offering advantages over a variety of chemical medicines and the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of “natural” and “green” products in a variety of industries.

We manufacture and sell approximately 120 different extracts of the estimated 400 traditional Chinese medicine extracts, which can be divided into the following three general categories:

•	single traditional Chinese medicine extracts;
•	compound traditional Chinese medicine extracts; and
•	purified extracts, including active parts and monomer compounds such as soy isoflavone.

In April 2006, we formed Sunwin Canada in part to market our traditional Chinese medicines to Canadian retail stores throughout Canada. The traditional Chinese medicines are based on Chinese herbal remedies and include Hypericin, Honeysuckle, Angelica, Chrysanthemum, Epimedium, and Dandelion. Sunwin Canada submitted applications to Health Canada, a Federal department responsible to maintain and improve health, for 13 product licenses in fiscal 2007. In fiscal 2007 we received approval for the applications for Sunwin Astragalus Extract 200 mg, Sunwin Milk Thistle Extract 200 mg, Sunwin Angelica Extract 300 mg, and Sunwin Mugwort Extra ct 200 mg. In fiscal 2008, we received approval for St. John’s Wart. The nine other applications are pending. This subsidiary recorded no revenues in fiscal 2009 or the first quarter of 2010.

Our Customers

We sell our veterinary medicines products on a wholesale basis to livestock and poultry farmers, retail veterinary product outlets and cultivating businesses and we sell our traditional Chinese medicine formula extracts on a wholesale basis to domestic traditional Chinese medicine manufacturers and animal pharmaceutical manufacturers primarily located in China.  During fiscal 2009 and fiscal 2008, no customer accounted for more than 10% of our total net revenues from this segment. We do not have contracts with our customers and sales are made under a purchase order arrangement. Generally, payment terms for our veterinary medicines products range from prepaid prior to shipment to net 60 days.  We generally require a deposit (ranging from 10% to 30% of the purchase) at the time an order is submitted for traditional Chinese medicine products and payment terms on our traditional Chinese medicine products are between six months to one year for the balance of the payment.

Sources and Availability of Raw Materials – Chinese and Veterinary Medicines

Most of our raw material purchases for our veterinary medicines are from the country’s herbal harvesting bases in the Shanxi Province. This area as well as the Anhui Province and the Anguo Area of the Hebei Province, two other herbal markets in China, are commonly referred to as the Chinese Traditional Medicine Treasury. We purchase raw materials for our veterinary medicines and traditional Chinese medicine formula extracts on the open market at market prices. For products which are based on traditional Chinese medicines, we use extract formulas produced by our own traditional Chinese medicine formula extract group. Since we purchase our raw materials at spot prices in the open market, an increase in the market price for these raw materials could have an adverse impact on our cost structure and related margins in this segment. We purchase raw materials from a number of suppliers to ensure favorable pricing.  We believe there is ample supply in the market for the foreseeable future of the ingredients for our products of our Chinese and veterinary medicines segment. In fiscal 2009, no suppliers accounted for over 10% of our purchases of raw materials used in this segment.

Formulation, Manufacturing and Packaging

We manufacture approximately 120 extracts used in traditional Chinese medicine. These formulas are either commonly used formulas published in the National Medicine Dictionary or industry standard formulas which may have been developed by university research scientists or internally developed by our research and development personnel. Internally developed formulas must be approved by the Shandong Bureau of Quality and Technical Supervision prior to public use.

New Product Development

We engage in new product development both through our internal research facilities and in partnership with a number of research facilities in the PRC including:

•	Shandong Medical University where we are engaged in a project for the joint development of molecular absorption purified rutoside;

•	Kelong Bio-Tech Co., Ltd. Biology and Physics Research Center of Chinese Academy of Science where the project is the joint development of soy bean oligosaccharide; and
•	Tianfulai Bio-Tech Technology Co., Ltd. (Beijing) where we are seeking to develop the traditional Chinese medicine polysaccharide anthone extract powder for forage.

We also utilize the research facilities of Beijing Medical University, China Agriculture University and Taiwan Renshan Bio-Tech Co., Ltd.  We pay for the use of these facilities on an as needed basis and the costs are included in our research and development expenses. In fiscal 2009 and fiscal 2008 we spent approximately $4,000 and $90,000, respectively, on research and development. Although we have developed new veterinary medicines in fiscal 2009, we have not derived any significant revenues from these new products.

Competition

Our subsidiaries and the business segments they operate in face unique challenges and extensive competition. The barriers to entry in the markets in which we compete are relatively low. As well, the size and growth rate of the potential markets are increasing. As such we expect continued growth of our existing competitors in each of our product groups and the entrance of new competitors in the future. Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.

Stevioside

There are approximately 30 stevioside manufacturers in China, with approximately 10 companies operating on a continuing basis. Of these 10 companies, our primary competitors in the stevioside market are Ganzhou Julong High Technology Food Industry Co., Ltd., Shandong Huaxian Stevia Co., Ltd., GLG Live Tech Corp. and PureCircle Limited. While these competitors have production capacity similar to ours, we believe we compete effectively with them based on our production capabilities and product quality. In addition, other companies periodically enter the market depending upon demand. These short term participants may choose to stop production when raw materials are not readily available in the marketplace. The sporadic oversupply of product from these competitors can adversely affect our market share. Furthermore if demand wanes, these competitors may reduce the price of their products which can adversely affect market prices. In addition to competing with other Chinese companies, we also compete with foreign growers and processors.

Veterinary Medicines

Our principal competitors in our veterinary medicines product line are China Animal Husbandry Industry Co., Ltd., Qilu Animal Health Products Factory Co., Ltd. and Shinjaizhuang Huamu Animal Husbandry Co. Ltd.  In addition, as the PRC is a member of the WTO, our competitors are permitted to import a variety of products that directly compete with the products we sell. We seek to compete with our competitors by offering a wide variety of quality products at competitive prices. Consequently, we will need to continually develop new products and applications for our veterinary medicines products to meet consumer demand and compete with foreign made products.

Chinese Medicines

The market in the PRC for traditional Chinese medicine extracts is extremely competitive. We believe there are more than 500 companies engaged in herb extraction in the PRC. Companies in many different industries, including pharmaceutical companies, chemical companies, health products companies, herb extraction companies, biological engineering companies and research and development institutions, are now engaged in herb extraction. Our major competitors include Anhui Xuancheng Baicao Plants Industry & Trade Co., Ltd., Sichuan Shifangkangyuan Medicine Materials Co., Ltd. and Lanzhou Lantai Bio-Engineering Tech Co., Ltd. Most products from these companies are exported to overseas markets. Competitive factors primarily include price and quality. We believe our ability to compete is related to the quality of our suppliers and our reputation in the market place. Globally, as demand for our types of products expand we believe we will be able to effectively compete against similar companies from other countries as a result of lower labor rates, and China’s soil and growing conditions which enable us to produce high quality products.

Intellectual Property

Our success depends in part on our ability to protect our intellectual property which includes various raw materials purification technologies used in our products. We have received a trademark from the U.S. Patent and Trademark Office covering the trade name “Only Sweet” which we are using for our stevioside in our North American distribution of the product.

To protect our proprietary rights, in our dealings outside the PRC we generally rely on confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. We do not have any similar agreements with any of our employees or consultants in the PRC.  Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent. In the past three of our traditional Chinese medicine products and four of our veterinary medicine products have been copied by our competitors. We can give no assurance that our agreements with employees, consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors.

Government Regulation

Our business and operations are primarily located in the People’s Republic of China. We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We are also licensed by the Shandong Provincial Government to manufacture veterinary medicines and stevioside. We believe we are in compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province. In addition, our operations must conform to general governmental regulations and rules for private (non-state owned) companies doing business in China.

The Good Manufacturing Practice (GMP) regulations of the U.S. Food, Drug and Cosmetic Act require domestic or foreign manufacturers to employ a quality system for the design, manufacture, packaging, labeling, storage, installation, and servicing of finished medical devices intended for commercial distribution in the United States. In addition, the regulation require:

•	various specifications and controls be established for devices;
•	devices be designed under a quality system to meet these specifications
•	devices be manufactured under a quality system;
•	devices meet these specifications;
•	devices be correctly installed, checked and serviced;
•	quality data be analyzed to identify and correct quality problems; and
•	complaints must be processed.

The regulations are intended to ensure that medical devices are safe and effective for their intended use. The FDA monitors device problem data and inspects the operations and records of device developers and manufacturers to determine compliance with the GMP regulations.

Canada

On January 1, 2004, the Natural Health Products Regulations established under the Canadian Food and Drugs Act came into effect, requiring all natural health products, including vitamin and mineral supplements, to have a Natural Health Product license in Canada. Health Canada has provided a transition period of six years ending December 31, 2009, during which compliance action for Natural Health Products will be governed by the Health Products and Food Branch Inspectorate’s Compliance Policy on Natural Health Products. Natural Health Products are a subset of Drugs in the Food and Drugs Act. Recently, Health Canada has extended the transition period by one year amending the compliance deadline to December 31, 2010. These new compliance guidelines may affect the formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of OnlySweet and traditional Chinese medicine products that we seek to sell in Canada. Although we are unable to predict at this time the impact of any new compliance guidelines on our operations, we intend to use our best efforts to comply with these newly enacted governmental regulations.

PRC

Despite efforts to develop its legal system over the past several decades, including but not limited to legislation dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, the PRC continues to lack a comprehensive system of laws. Further, the laws that do exist in the PRC are often vague, ambiguous and difficult to enforce, which could negatively affect our ability to do business in China and compete with other companies in our segments.

In September 2006, the Ministry of Commerce (MOFCOM) promulgated the Regulations on Foreign Investors' Mergers and Acquisitions of Domestic Enterprises (M&A Regulations) in an effort to better regulate foreign investment in China. The M&A Regulations were adopted in part as a needed codification of certain joint venture formation and operating practices, and also in response to the government's increasing concern about protecting domestic companies in perceived key industries and those associated with national security, as well as the outflow of well-known trademarks, including traditional Chinese brands.  As a U.S. based company doing business in China, we seek to comply with all PRC laws, rules and regulations and pronouncements, and endeavor to obtain all necessary approvals from applicable PRC regulatory agencies such as the MOFCOM, the State Assets Supervision and

Administration Commission (SASAC), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (CSRC), and the State Administration of Foreign Exchange (SAFE).

Since 1979, the Chinese government has reformed its economic systems. Many reforms are unprecedented or experimental; therefore they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment, inflation, or the disparities in per capita wealth between regions in China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods, particularly in relation to future policies including but not limited to foreign investment, taxation, inflation and trade.

The value of the RMB, the main currency used in China, fluctuates and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies such as the U.S. dollar have been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets.

Our Corporate History

We were  incorporated  in Nevada on August 27, 1987 under the name Network USA, Inc. for the purposes of completing a merger or other business combination with an operating entity.  From our inception through April 2002 we did not conduct business.  On April 9, 2002, we acquired 20% of One Genesis, Inc., a privately-held Texas real estate corporation, from one of our then principal stockholders in exchange for approximately 4,333,332 shares of our common stock. The shares of One Genesis, Inc. were sold on July 31, 2002 for $120,000 in cash.

Following this transaction,  we continued to direct our efforts towards the investment and development of real estate, initially in the Houston, Texas market and also considered possible transactions in which a privately held business would merge into our company in a transaction in which control of our company would change hands.  During fiscal 2003, we entered into a letter of intent with Aerospace Technologies Limited, however, the letter of intent was eventually terminated prior to the closing of any transaction.

Effective on April 30, 2004, we acquired 100% of the issued and outstanding shares of Sunwin Tech from its stockholders in exchange for approximately 17,000,000 shares of our common stock which resulted in a change of control of our company. Sunwin Tech was organized in January 2004 before its acquisition of 80% of Qufu Natural Green. Concurrent with the closing of the acquisition of Qufu Natural Green, our officers and directors resigned and current officers and directors of Qufu Natural Green were appointed to their positions. In connection with the transaction, Sunwin Tech purchased 4,500,000 shares of our common stock owned by our former principal stockholders for $175,000, and, at the closing, Sunwin Tech distributed the 4,500,000 shares to Messrs. Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang, pro-rata to their ownership of Sunwin Tech immediately prior to the closing. Following the transactions, the former Sunwin Tech stockholders owned approximately 68 % of our issued and outstanding capital stock.

Prior to our acquisition of Sunwin Tech, effective February 1, 2004, Sunwin Tech acquired 80% of Qufu Natural Green from Pharmaceutical Corporation, a company controlled by Mr. Laiwang Zhang, our President and Chairman, in exchange for 32,500,000 shares of Sunwin Tech’s common stock. At the time of this merger the minority stockholders of Qufu Natural Green included Pharmaceutical Corporation (17%) and Shandong Group (2.5%), both of which are controlled by Mr. Laiwang Zhang, our President and Chairman. The remaining minority stockholder, Qufu Veterinary Medicine Company, Ltd. (0.5%) was controlled by a Chinese state owned agency.

In July 2004 following the transaction with Sunwin Tech, we changed the name of our company from Network USA, Inc. to Sunwin International Neutraceuticals, Inc.

Subsequent to the acquisition of 80% of Qufu Natural Green, Shandong Group acquired the 17% interest of Qufu Natural Green owned by Pharmaceutical Corporation, and ultimately the Shandong Group acquired the 0.5% Qufu Natural Green interest owned by Qufu Veterinary Medicine Company, Ltd., after it was dissolved. These events resulted in Shandong Group owning 20% of Qufu Natural Green.

In February 2006, we acquired the remaining 20% of Qufu Natural Green from Shandong Group in exchange for 5,000,000 shares of our common stock valued at $2,775,000. At the request of Mr. Zhang, the control person of Shandong Group, 2,000,000 shares were issued to Ms. Dongdong Lin, our Chief Executive Officer, and the remaining 3,000,000 shares were issued to Mr. Zhang. Of the total purchase price, approximately $179,994 was allocated to consulting expenses paid to Mr. Zhang and Ms. Lin as it represented the difference between the purchase price and the valuation of the minority interest purchased.

On June 30, 2008, Qufu Natural Green, agreed to acquire a 60% interest in Qufu Shengwang from Shandong Group for $7,016,200. This purchase price was based on 60% of the value of the net tangible assets of Qufu Shengwang as of April 30, 2008. Upon completion of the acquisition of Qufu Shengwang in June 2008, Shandong Group agreed to purchase 29,000,000 shares of our common stock at a price of $0.25 per share.

On September 2, 2008, Qufu Natural Green amended its June 30, 2008 acquisition agreement with Qufu Shengwang and Shandong Group. Under the terms of the amendment, Qufu Natural Green agreed to acquire Shandong Group's 60% interest in Qufu Shengwang for $6,200,413. The purchase price was based on 60% of the revised value of the net tangible assets of Qufu Shengwang of $10,334,022 as of April 30, 2008. The net tangible assets of Qufu Shengwang were reduced from $11,693,666 to $10,334,022 as a result of the application of U.S. GAAP which required elimination of the difference between the fair market value and cost basis of the land use rights recorded by Qufu Shengwang upon completion of an audit of its financial statements as of April 30, 2008.

In addition, on September 2, 2008, we entered into an amendment to the June 30, 2008 stock sale and purchase agreement with Shandong Group to purchase 29,525,776 shares of the our common stock at $0.21 per share, representing approximately 34% of our issued and outstanding common stock. In addition, the stock sale agreement amendment provides that in the event Qufu Shengwang does not earn a minimum of $5,000,000 in net income as determined in accordance with U.S. GAAP (the “Target Amount”) over a period of 36 consecutive months beginning the first day of the month following the closing (the “Earnings Target Period”), then Shandong Group is obligated to return to us a number of shares of our common stock equal to an amount computed by multiplying (i) a fraction, the numerator of which is the Target Amount less the amount of Qufu Shengwang’s net income earned over the Earn-Out Period and the denominator is the Target Amount; by (ii) 29,525,776, the number of shares purchase under the stock sale agreement amendment.

On November 18, 2008, Qufu Natural Green entered into a second amendment to the June 30, 2008 acquisition agreement with Qufu Shengwang and its stockholder, Shandong Group, to further reduce the purchase price for the acquisition of a 60% interest in Qufu Shengwang to $4,026,851. The revised purchase price represented 60% of the revised value of the net assets of Qufu Shengwang of $6,711,418 as of April 30, 2008.  The net assets of Qufu Shengwang were further revised to account for a $698,115 decrease in the value of inventory and a $2,924,489 decrease in the value of intangible assets as of April 30, 2008

In addition, on November 18, 2008, we entered into a second amendment to the stock sale agreement to reduce the total number of shares of common stock to be purchased by Shandong Group from 29,525,776 to 19,175,480 at $0.21 per share. As a result of the second amendment to stock sale agreement, we cancelled 10,350,296 shares of our common stock issued to Shandong Group and reduced the amount due from Shandong Group by $2,173,562 reflecting the difference between the purchase price under the Amendment to Stock Sale Agreement and the purchase price for the Shares under the Second Amendment to the Stock Sale Agreement.  In satisfaction of this term, the purchase was completed by Shandong Group’s delivery of the 60% interest in Qufu Shengwang. The 19,175,480 shares of common stock purchased by Shandong Group represented approximately 22% of the issued and outstanding shares of our common stock prior to completion of the transaction.

On March 25, 2009 Qufu Natural Green acquired Qufu Shengren for $3,097,242. The purchase price was equal to the value of the assets of Qufu Shengren as determined by an independent asset appraisal in accordance with PRC issued asset appraisal principles in China. Qufu Shengren is engaged in the production and distribution of bulk drugs and pharmaceuticals.  Upon completion of the acquisition of Qufu Shengren in March 2009, the stockholders of Qufu Shengren purchased 21,434,201 shares of our common stock at $0.145 per share representing approximately 14.4% of our issued and outstanding common stock at the time of the sale. In satisfaction of this term, the purchase was completed by delivery of the 100% interest in Qufu Shengren by its stockholders.

Wild Flavors

On February 5, 2009, we entered into a securities purchase agreement with Wild Flavors to purchase 20,000,000 shares of our common stock at $0.15 per share together with five year warrants to purchase 26,666,666 shares of our common stock with an exercise price of $0.35 per share.  The terms of the warrants are described later in this prospectus under “Description of Securities - Common Stock Purchase Warrants - Wild Flavors Warrants.”

Pursuant to the terms of the securities purchase agreement, we agreed to convert Sunwin Stevia International into Sunwin USA. This conversion was completed in June 2009. In exchange for our contribution of Sunwin Stevia International‘s capital, we received 5,500 membership units in Sunwin USA, representing a 55% interest after giving effect to the issuance of 4,500 membership units to Wild Flavors. In addition, Wild Flavors agreed to provide sales, marketing, logistics and supply chain management, product development and regulatory services to Sunwin USA over a period of two years beginning on February 5, 2009. We valued these services at $1,000,000.  In addition, Wild Flavors agreed to act as the sole manager of Sunwin USA and will be responsible for all of its business and affairs. Wild Flavors has the right of first refusal to purchase additional membership units in Sunwin USA at $222.22 per unit to provide any additional capital required by Sunwin USA as mutually determined by us and Wild Flavors.

Under the terms of the securities purchase agreement, Wild Flavors has the option to exchange its 45% interest in Sunwin USA into 6,666,666 shares of our common stock at any time until December 31, 2010. Wild Flavors is also entitled to a bonus option which would entitle it to receive the greater of 6% of the issued and outstanding membership units of Sunwin USA or the number of membership units of Sunwin USA necessary to increase Wild Flavor’s ownership interest to 51% if (i) Sunwin USA achieves cumulative pre-tax profits of $3,000,000 on or before December 31, 2011 computed in accordance with U.S. GAAP exclusive of the cost of product liability insurance and (ii) Wild Flavors has not exercised its exchange option. Upon exercise of the bonus option, Wild Flavors is obligated to pay Sunwin USA an exercise price of $1,000. The bonus option expires upon the earlier of the date when one of the above conditions can no longer be satisfied and July 1, 2012.

On February 5, 2009 as part of the transactions Sunwin Stevia International entered into a distributorship agreement with Wild Flavors for the worldwide distribution of our stevioside products. The distributorship agreement is for an initial term of 60 months with automatic renewal terms of 12 successive 36 month renewal periods.

On February 5, 2009 as part of the securities purchase agreement, we also entered into a stockholders agreement with Wild Flavors and certain of our stockholders, including Laiwang Zhang, Dongdong Lin, Xingyuan Li, Junzhen Zhang, Xiangsheng Kong, Weidong Chai, Laiwang Zhang and Fanjun Wu who then owned approximately 34.12% of our common stock. The stockholders agreement provides that so long as Wild Flavors owns at least 4,000,000 shares of our common stock, the parties will vote or cause their shares of our common stock to be voted to elect two members of our board of directors designated by Wild Flavors and three members designated by our stockholders who are a party to the stockholders agreement.

In connection with the securities purchase agreement we paid fees of $100,000 in cash and 1,000,000 shares of our common stock as a finder’s fee to Jeff Reynolds, the CEO of our Sunwin Stevia International subsidiary, and paid legal fees of $10,000 to our counsel associated with the securities purchase agreement. After payment of these fees and costs associated with this transaction with Wild Flavors, we received net proceeds of approximately $2,885,000. The net proceeds of the offering are being used for expansion of our production facilities in China and general corporate purposes.

The securities purchase agreement gives Wild Flavors the right to receive notice of and participate in a proposed sale of our securities except for:

•	transactions involving strategic mergers and acquisitions;
•
license and partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities are not at any time granted registration rights and issuances;

•	grants pursuant to stock option plans and employee stock purchase plans; and
•	issuances as a result of the exercise of existing warrants to purchase our common stock.

In addition, the securities purchase agreement gives Wild Flavors, among other rights, a right of first refusal with respect to subsequent offers, if any, by us for the sale of our securities or debt obligations up until February 5, 2011. The right of first refusal does not apply with respect to certain limited exceptions, including strategic license agreements, mergers and similar acquisitions and certain option programs.

Employees

As of November 18, 2009, we employed 427 people in the following areas:

Function	Number of Employees
Management and administration	81
Manufacturing and production	271
Sales and marketing	75
Total	427

Our employees are primarily based in Qufu, China while some managerial and sales staff occasionally work in other Chinese cities or overseas on different projects. Each full-time Chinese employee is a member of a local trade union. Labor relations have remained positive and we have not had any employee strikes or major labor disputes. Unlike trade union in western countries, trade unions in most parts of China are organizations mobilized jointly by the government and the management of the corporation.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. We expect the amount of our contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations. For fiscal 2009 and fiscal 2008 the cost of these contributions totaled approximately $113,751 and $134,273, respectively.

U.S. and Chinese Advisors

On April 24, 2007 we engaged CDI Shanghai Management Co., Ltd., and Capital One Resource Co., Ltd. to provide support in a variety of areas, including general business consulting, identification of potential acquisitions targets in the Asian region as well as business development opportunities for our products in the Asian region. The term of the agreement was 12 months. Under the terms of the agreement, we issued Capital One Resources Co., Ltd. 1,200,000 shares of our common stock valued at $600,000 as base compensation. Upon termination of the April 24, 2007 agreement, China Direct Industries, Inc. continued to provide services to us under that agreement through April 30, 2008 for no additional charge.

On April 30, 2007 we entered into an additional agreement with China Direct Investments, Inc. to provide advice regarding general business development of Sunwin Stevia International, assist in the creation of marketing and sales plan, identify, evaluate and structure potential mergers or acquisitions and support us in the development of our OnlySweet line of products. As compensation for services, China Direct Investments, Inc. will receive, in perpetuity, 4% of the annual gross revenue generated by Sunwin Stevia International and/or its proprietary line of products. The agreement may be terminated by either party upon 30 days notice; however, compensation earned or accrued through the date of termination is retained. China Direct investments, Inc. waived the fee due in fiscal 2009 and fiscal 2008.

On April 29, 2009 we entered into a consulting agreement with China Direct Investments, Inc. to provide services during the period beginning May 1, 2009 through April 30, 2010.  Under the terms of the agreement, China Direct Investments, Inc. will provide advice regarding general business matters, evaluate potential sources of investment capital, manage professional resources, coordinate filings with the SEC, assist in the implementation of internal controls, translation services, and assist in the coordination of investor road shows, or investment conferences. As compensation for services we agreed to issue China Direct Industries, Inc. 1,300,000 shares of our common stock within 30 days of signing the agreement, and pay them $150,000 within 45 days of signing the agreement. In May 2009 we issued China Direct Industries, Inc. 1,300,000 shares of our common stock with a fair value of $273,000 and paid them $100,000 in connection with this consulting agreement.

Properties

All of our facilities described below are located in the Shuyuan Economic Zone of Qufu City, of the Shandong Province.

Our principal executive offices and stevioside manufacturing facility is comprised of approximately 64,000 square feet situated on land which we hold land use rights.  The land use rights expire on March 14, 2054.

In October 2002 Qufu Natural Green entered into a lease agreement with Pharmaceutical Corporation, an affiliate, which covers the approximately 54,000 square foot facility used by our traditional Chinese and veterinary medicines segment. This lease, which expires on October 1, 2012, provides for an annual rent of approximately $21,592.

In October 2002 Qufu Natural Green entered into a lease agreement with Qufu LuCheng Chiya Resident Commitment, an unaffiliated local government entity.  This agreement provides for the use of an approximate 25,200 square foot facility used by our Chinese and veterinary medicines segment. This lease, which expires in August 2012, provides for annual rent of approximately $24,290.

In April 2004 Qufu Natural Green entered into a lease agreement with Qufu ShengDa Industry Co., Ltd., an unaffiliated government entity, which includes 36,000 square foot stevioside production facility. This lease, which expires on April 1, 2014, provides for annual rent of approximately $4,048.

Qufu Shengwang owns an 89,000 square foot facility which includes 30,000 square feet of manufacturing space, a 21,500 square foot warehouse and 38,000 square feet of office space.  Qufu Shengwang occupies this facility pursuant to land use rights which expire in March 2054.

Qufu Shengren occupies approximately 4.9 acres of land at no cost pursuant to a March 13, 2004 land use agreement with Shandong Group that expires on March 14, 2054.  Located on this land is a 33,000 square foot manufacturing facility we are converting to a high grade stevioside production facility, an 18,000 square foot warehouse facility and approximately 3.74 acres (approximately 163,000 square feet) of vacant land.

Legal Proceedings

We are not a party to any pending legal proceeding, nor are we aware of any legal proceedings being contemplated against us by any governmental authority. We are not aware of any legal proceeding in which any of our officers, directors, affiliates or security holders is a party adverse to us or in which any of them have a material interest adverse to us.

MANAGEMENT

Directors and Executive Officers

Name	Age	Positions
Laiwang Zhang	47	President and Chairman
Dongdong Lin	35	CEO, Secretary and director
Fanjun Wu	35	Chief Financial Officer
Chengxiang Yan	41	Director, General Manager of Qufu

           Laiwang Zhang. Mr. Zhang has served as our President and Chairman since April 30, 2004 and he has served as Chairman of Qufu Natural Green since January 2003. Mr. Zhang also serves as Chairman of Pharmaceutical Corporation, a company engaged in the sale and distribution of Chinese herb medicines, since April 2000. In 1996, Mr. Zhang founded Shandong Group, a holding company with interests in companies operating in the areas of nutritional products, Chinese herb extracts, package products, animal health products, animal medicine and chemical products. Since April 1996, he has been General Manager of this company. From April 1992 to April 1996 Mr. Zhang served as Manager of our subsidiary Shengya Veterinary Medicine. From 1984 to 1992, Mr. Zhang served as President of Shandong Qufu Amylum Plant, a company that manufactures amylum. Mr. Zhang graduated from Shandong Technical University in 1984 with a Masters Degree in Engineering.

Dongdong Lin. Ms. Lin has served as our Chief Executive Officer, Secretary and a member of our board of directors since February 2005. Ms. Lin served as Manager of the Technology Information Department of Pharmaceutical Corporation, a company engaged in the sale and distribution of Chinese herb medicines, from January 2003 to December 2004. Ms. Lin joined Shandong Group in 1996, serving as a supervisor from April 1998 to April 2000, and Manager of the Department of Export and Import from April 2000 to December 2002. Ms. Lin holds a Bachelors Degree in Technology English from Haerbin Industry University and a Masters Degree in Economics from the China Academy of Social Science.

Fanjun Wu. Ms. Wu has been our Chief Financial Officer since April 30, 2004. Since 1997, she has been employed by Qufu Natural Green, serving as Director of Finance from 1997 to 1998 and thereafter as Chief Financial Officer. From 1992 to 1996, Ms. Wu was a Director of Finance for our subsidiary Shengya Veterinary Medicine owned by Shandong Group before our acquisition in 2004.

Chengxiang Yan. Mr. Yan has been the General Manager of our subsidiary Qufu Natural Green since 1999 and a member of our board of directors since April 30, 2004 following our acquisition of Qufu Natural Green. From 1999 to 2004, Mr. Yan was the Director of the Marketing Department for that company. From 1996 to 1998, Mr. Yan was Director of the Marketing Department for Shandong Group, a holding company with interests in companies operating in the areas of nutritional products, Chinese herb extracts, package products, animal health products, animal medicine and chemical products, and from 1993 to 1996, he was Director of the Marketing Section for our subsidiary Shengya Veterinary Medicine owned by Shandong Group before our acquisition in 2004. Mr. Yan graduated from Shandong Agriculture University in 1993 with a Bachelor’s Degree in Farming.

           There are no family relationship between any of the executive officers and directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

Key Employee

Jeffrey Reynolds. Mr. Reynolds, 48, has served as Chief Executive Officer of our subsidiary Sunwin Stevia International since October 2006. From 2004 to 2006, Mr. Reynolds was the Chief Executive Officer and President of Alpha One General Contractors, a commercial general contracting firm in North Texas and from 2001 to 2004 he was Executive Vice President and Chief Planning Officer with Blue Chip Marketing and Communications, a marketing and communications services company for consumer products. From 1999 to 2001, Mr. Reynolds served as President and Managing Director of Markatec, Inc. a privately owned marketing services company primarily focused on creating and implementing account specific co-marketing promotions in the consumer product industry, and, from 1992 to 1999, he was employed with Crossmark, Inc. a marketing organization in the consumer packaged goods industry, where he served as Senior Vice President of Corporate Sales Development and Marketing from 1997 until leaving the company. From 1989 to 1992, Mr. Reynolds was employed with Nestle Foods Company, serving as a Non-Grocery Region Manager from 1991 to 1992, as a National Non-Grocery Category Manager from 1990 to 1991, and as a Regional Manager from 1989 to 1990.

From 1984 to 1989, Mr. Reynolds was employed with Procter and Gamble; serving as a Unit Sales Manager from 1986 to 1989 and as a Territory Sales Manager from 1984 to 1989.

Stockholders Agreement – Election of Directors

On February 5, 2009 as part of the securities purchase agreement we entered into with Wild Flavors, we entered into a stockholders agreement with Wild Flavors. and certain of our stockholders, including Laiwang Zhang, Dongdong Lin, Xingyuan Li, Junzhen Zhang, Xiangsheng Kong, Weidong Chai, Laiwang Zhang and Fanjun Wu who then owned approximately 34.12% of our common stock. The stockholders agreement provides that so long as Wild Flavors owns at least 4,000,000 shares of our common stock, the parties to that agreement will vote or cause their shares of our common stock to be voted to elect two members of our board of directors designated by Wild Flavors and three members designated by our stockholders who are a party to the stockholders agreement.  As of the date of this prospectus, Wild Flavors has not designated anyone to be appointed to our board of directors.

Code of Business Conduct and Ethics

In April 2005, we adopted a Code of Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A Code of Ethics is a written standard designed to deter wrongdoing and to promote:

•	honest and ethical conduct,
•	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,
•	compliance with applicable laws, rules and regulations,
•	the prompt reporting violation of the code, and
•	accountability for adherence to the Code.

A copy of our Code of Ethics was filed as an exhibit to our fiscal 2009 annual report and we will provide a copy, without charge, to any person desiring a copy of the Code of Ethics, by written request to us at our principal offices, attention: Corporate Secretary.

Committees of the Board of Directors

Our board of directors has not yet established an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Because we do not have any independent directors, our board of directors believes that the establishment of committees of the board  would not provide any benefits to our company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our board  has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors. Given that all our operations are located in the PRC and our lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our board  will participate in the consideration of director nominees.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-B. In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

Since the reverse acquisition of our company by Sunwin Tech in April 2004 our board of directors has been comprised of individuals who are members of our management or otherwise affiliated with our company. While we would prefer that one or more of our directors be an audit committee financial expert, none of our current directors either have professional backgrounds in finance or accounting.  All of our current management is located in the PRC and no member of our board of directors has previously served as an officer or a director of a U.S. public company. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Executive Compensation

Summary Compensation Table

The following table summarizes all compensation recorded by us in fiscal 2009 for:

•	our principal executive officer or other individual serving in a similar capacity;
•
our two most highly compensated executive officers other than our principal executive officer who made in excess of $100,000 in fiscal 2009 and who were serving as executive officers at April 30, 2009 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934; and

•	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at April 30, 2009.

For definitional purposes in this prospectus these individuals are sometimes referred to as the “named executive officers.” The value attributable to any option awards is computed in accordance with FAS 123R.  No officers received compensation in the form of non-equity incentive plan compensation, nonqualified deferred compensation earnings, or any other forms of compensation in excess of the $10,000 in the aggregate in fiscal 2009 and fiscal 2008.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Dongdong Lin	2009	3,240	8,900	0	0	0	0	0	12,140
	2008	7,500	0	0	0	0	0	0	7,500

Fanjun Wu	2009	8,738	0	0	0	0	0	0	8,738
	2008	8,096	0	0	0	0	0	0	8,096

Jeffrey Reynolds (1)	2009	200,000	100,000	300,000	0	0	0	0	600,000
	2008	181,250	0	0	0	0	0	0	181,250

(1)           In connection with the securities purchase agreement with Wild Flavors, we paid fees of $100,000 in cash and 1,000,000 shares of our common stock as a finder’s fee to Mr. Reynolds.

The executive compensation table above does not include management fees we paid to Pharmaceutical Corporation of $347,627 and $316,454 for fiscal 2009 and fiscal 2008, respectively. Our President and Chairman, Mr. Laiwang Zhang, holds a majority interest in Pharmaceutical Corporation.

Executive Employment Agreements and Narrative Regarding Executive Compensation

Ms. Lin, who has served as our Chief Executive Officer since February 2005, and Ms. Wu, who has served as our Chief Financial Officer since April 2004, are not parties to an employment agreement with our company. Their compensation is determined by our board of directors, of which Ms. Lin is a member. The board of directors considers a number of factors in determining the compensation of Ms. Lin and Ms. Wu including the scope of their duties and responsibilities to our company, compensation levels of executives with comparable duties in similar companies such as ours and the time they devotes to our business. The board of directors did not consult with any experts or other third parties in establishing the compensation for Ms. Lin or Ms. Wu.  The amount of compensation payable to Ms. Lin or Ms. Wu can be increased at any time upon the determination of the board of directors.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations.  Ms. Lin and Ms. Wu are covered by these government sponsored programs.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of April 30, 2009:

OPTION AWARDS						STOCK AWARDS

Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#) (j)

Dongdong Lin	0	0	0	0	0	0	0	0	0
Fanjun Wu	0	0	0	0	0	0	0	0	0
Jeffrey Reynolds	0	0	0	0	0	0	0	0	0

Stock Option Plans

On March 23, 2005, our board of directors authorized and adopted our 2005 Equity Compensation Plan. We reserved 5,000,000 of our authorized but unissued shares of common stock for issuance under the plan. There are no available shares remaining available for issuance, including pursuant to option grants, outstanding under the 2005 Equity Compensation Plan, nor are there any previously granted options which remain outstanding.

On February 7, 2006, our board of directors authorized and adopted our 2006 Equity Compensation Plan. We reserved 6,200,000 of our authorized but unissued shares of common stock for issuance under the 2006 Equity Compensation Plan. As with our 2005 Equity Compensation Plan, there are no available shares remaining available for issuance, including pursuant to option grants, outstanding under the 2006 Equity Compensation Plan, nor are there any previously granted options which remain outstanding.

Director Compensation

We do not have a policy establishing compensation arrangements for members of our board of directors and no board member received any compensation for his or her services during fiscal 2009.

Limitation on Liability and Indemnification Matters

The Nevada Revised Statues allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

•	the officer or director conducted himself or herself in good faith;
•	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
•
in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

        This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws. Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sunwin pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

                We pay Pharmaceutical Corporation a management fee for services rendered on our behalf. These management services include costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees, rent for our principal offices and the use of research and development facilities. For fiscal 2009 and fiscal 2008 this management fee was $316,454 and $199,166, respectively, which such amounts are included in our general and administrative expenses in the respective financial statements appearing elsewhere in this prospectus. The management fees totaled $0 and $113,857 for the three months ended July 31, 2009 and 2008, respectively. At July 31, 2009, we owed Pharmaceutical Corporation $1,476 for management fees. A s described elsewhere herein, Pharmaceutical Corporation is controlled by Mr. Zhang, our President and Chairman. We do not have a contract with Pharmaceutical Corporation and the amount of annual management fee is subject to increase at Mr. Zhang’s discretion. Pharmaceutical Corporation has agreed that starting January 2010, the maximum fee that will be charged to us will be approximately $175,508 (RMB 1,200,000) per year.

On June 30, 2008, Qufu Natural Green, agreed to acquire a 60% interest in Qufu Shengwang from Shengwang Group for $7,016,200. This purchase price was based on 60% of the value of the net tangible assets of Qufu Shengwang as of April 30, 2008.  Upon completion of the acquisition of Qufu Shengwang in June 2008, Shandong Group agreed to purchase 29,000,000 shares of our common stock at $.25 per share.

On September 2, 2008, Qufu Natural Green amended its June 30, 2008 acquisition agreement with Qufu Shengwang and Shandong Group. Under the terms of the amendment, Qufu Natural Green agreed to acquire Shandong Group’s 60% interest in Qufu Shengwang for $6,200,413. The purchase price was based on 60% of the revised value of the net tangible assets of Qufu Shengwang of $10,334,022 as of April 30, 2008. The net tangible assets of Qufu Shengwang were reduced from $11,693,666 to $10,334,022 as a result of the application of generally accepted accounting principles in U.S. GAAP which required elimination of the difference between the fair market value and cost basis of the land use rights recorded by Qufu Shengwang upon completion of an audit of its financial statements as of April 30, 2008.

In addition, on September 2, 2008, we entered into an amendment to the June 30, 2008 stock sale and purchase agreement with Shandong Group to purchase 29,525,776 shares of our common stock at a price of $.21 per share, representing approximately 34% of our issued and outstanding common stock. In addition, the stock sale agreement amendment provides that in the event Qufu Shengwang does not earn a minimum of $5,000,000 in net income as determined in accordance with U.S. GAAP over a period of 36 consecutive months beginning the first day of the month following the closing of the stock purchase, then Shandong Group shall be obligated to return to us a number of shares of our common stock equal to an amount computed by multiplying (i) a fraction, the numerator of which is the target amount less the amount of Qufu Shengwang’s net income earned over the earn-out period and the denominator is the target amount; by (ii) 29,525,776, the number of shares of our common stock purchased under the stock sale agreement amendment.

On November 18, 2008, Qufu Natural Green entered into a second amendment to the June 30, 2008 acquisition agreement with Qufu Shengwang and its stockholder, Shandong Group, to further reduce the purchase price for the acquisition of a 60% interest in Qufu Shengwang to $4,026,851. The revised purchase price represents 60% of the revised value of the net assets of Qufu Shengwang of $6,711,418 as of April 30, 2008.  The net assets of Qufu Shengwang were further revised to account for a $698,115 decrease in the value of inventory and a $2,924,489 decrease in the value of intangible assets as of April 30, 2008

On November 18, 2008, we entered into a second amendment to the stock sale agreement to reduce the total number of shares to be purchased by Shandong Group from 29,525,776 to 19,175,480 at $.21 per share. As a result of the second amendment to stock sale agreement, we cancelled 10,350,296 shares of our common stock issued to Shandong Group and reduced the amount due from Shandong Group by $2,173,562 reflecting the difference between the purchase price under the amendment to stock sale agreement and the purchase price for the shares under the second amendment to the stock sale agreement.  In satisfaction of this term, the purchase was completed by Shandong Group’s delivery of the 60% interest in Qufu Shengwang. The 19,175,480 Shares purchased by

Shandong Group represented approximately 22% of the issued and outstanding shares of our common stock prior to completion of the transaction.

In February 2006 we granted options to five employees and, upon exercise, the option holders tendered to us non-interest bearing promissory notes representing the exercise price of the options. Included in this transaction were options to purchase 800,000 shares of our common stock with an exercise price of $0.90 granted to Ms. Fanjun Wu, our Chief Financial Officer. Upon exercise of these options, Ms. Wu delivered to us a non-interest bearing promissory note in the amount of $720,000. While the grant of the options and the delivery of the note were disclosed and accounted for within our financial statements in prior periods, our disclosure of these transactions failed to disclose that Ms. Wu was the recipient of an option grant, nor did we disclose that she had exercised the option by delivery of the promissory note.  Section 402 of the Sarbanes Oxley Act of 2002 prohibits granting credit in the form of a personal loan to a director or executive officer of a public company. The delivery by Ms. Wu to us of a promissory note as consideration for the payment of the exercise price of the options was considered the extension of credit to her and, accordingly, in violation of Section 402 of the Sarbanes Oxley Act of 2002.  As of April 30, 2009 Ms. Wu owed us $54,900 under the note. As set forth below, she assumed a portion of a liability owed by us to Mr. Ma Qiang.

As set forth above, in February 2006 we granted options to five employees and, upon exercise, the option holders tendered to us non-interest bearing promissory notes representing the exercise price of the options. At April 30, 2009 and April 30, 2008 the amount outstanding under those notes was $0 and $372,900, respectively, and is reflected on our balance sheet as a subscription receivable at April 30, 2008. In addition, on September 24, 2007, our subsidiary, Sunwin Canada, borrowed $430,000 from an unaffiliated party associated with our Chairman. The loan bears no interest, is unsecured and is due on demand. On September 5, 2008, three employees who collectively represented the amount of subscription receivable due us, which included Ms. Wu our Chief Financial Officer, agreed to pay the amounts of the subscription receivables owned by each of them directly to the Mr. Ma Qiang in satisfaction of $372,900 of the amount we owe and Mr. Ma Qiang agreed to accept in partial payment of amounts due him, payment by three of our employees. As a result of this transaction, monies due us in the amount of $372,900, carried as a subscription receivable, were satisfied and the balance due to related parties was reduced by a similar amount.

At July 31, 2009 and April 30, 2009, we has $74,642 and $0 in accounts receivable – related party, respectively.  Accounts receivable – related party reflected amounts due from Qufu Shengwang for shipped merchandise.  Total related party revenues during the first quarter of fiscal 2010 and 2009 were $109,932 and $0, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At November 25, 2009, we had 152,689,427 shares of common stock issued and outstanding. The following table sets forth information known to us as of November 25, 2009 relating to the beneficial ownership of shares of our common stock by:

•	each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;
•	each director;
•	each named executive officer; and
•	all named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 6 Shengwang Avenue, Qufu, Shandong, China. We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Under securities laws, a person is considered to be the beneficial owner of securities owned by them (or certain persons whose ownership is attributed to them) and that can be acquired by them within 60 days from the that date, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by them, but not those held by any other person, and which are exercisable within 60 days of the that date, have been exercised or converted.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	% OF CLASS

Laiwang Zhang	12,539,802	8.2%
Dongdong Lin	4,984,108	3.3%
Chengxiang Yan	0	-
Fanjun Wu	1,732,052	1.1%
All officers and directors as a group (four persons)	19,255,962	12.6%
Wild Flavors, Inc. (1)	46,666,666	26.0%
Xiangsheng Kong	10,678,071	7.0%

(1)           The number of shares owned beneficially by Wild Flavors, Inc. includes 26,666,666 shares underlying common stock purchase warrants with an exercise price of $0.35 per share expiring in February 2014.  Wild Flavors, Inc.’s address is 1261 Pacific Avenue, Erlanger, Kentucky  41018.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 200,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of November 25, 2009 there were 152,689,427 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which mean that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Common Stock Purchase Warrants

Warrants Issued in 2007 Unit Offering

In March 2007 in connection with our 2007 Unit Offering described later in this prospectus under “Selling Security Holders?? we issued common stock purchase warrants to purchase an aggregate of 10,793,750 shares of our common stock. At November 25, 2009 warrants to purchase an aggregate of 6,923,780 shares of our common stock remain issued and outstanding.  The terms of these warrants provide:

•
they are exercisable for a period of five years at an initial exercise price of $0.65 per share.  In February 2009 our board of directors reduced the exercise price of these warrants to $0.15 per share for the remainder of the term of the warrants,

•
the warrant is exercisable on a cashless basis on or after the required effective issue date, if there has been a “non-registration event” and on the automatic exercise date, also as described below. A cashless exercise feature permits the holder, rather than paying the exercise price in cash, the option of surrendering a number of warrants equal to the exercise price of the warrants being exercised,

•
the number of shares issuable upon the exercise and the exercise price per share are subject to adjustment in the event of stock splits, stock dividends, reclassifications or a merger or consolidation (where we are not the surviving entity), and

•
so long as the holder holds the warrant or shares of common stock received upon the exercise of the warrant, the number of shares of our common stock underlying the warrant and the exercise price of the warrant is also subject to adjustment in the event we issue additional shares of our common stock or any other securities which are convertible or exercisable into shares of our common stock at a per share price less than the purchase price of the shares included in the 2007 Unit Offering, which was $0.42 per share, or the exercise price of the warrant without the consent of the holder, other than in certain specific instances. In this event, the exercise price of the warrant would be reset to the lower price. If necessary, we are obligated to issue additional shares of our common stock to the holder to take into account the amount paid, whether in cash or by cashless exercise, by the holder upon a previous partial exercise of the warrant for which the holder still owns the shares received thereupon.

Providing that the market price of our common stock is greater than the then current exercise price of the warrants, any warrants which have not previously been exercised on the expiration date of the warrant will be automatically exercised on a cashless basis.

The holders contractually agreed to limit the exercise of the warrants so that upon the exercise the holder’s beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, including shares of our common stock which are beneficially owned by affiliates of the holder, except during the 45 day period prior to the expiration date of the warrant of while there is a tender offer outstanding for any of our shares of common stock.

Wild Flavors Warrant

As described elsewhere herein, in February 2009, we issued Wild Flavors five year warrants to purchase 26,666,666 shares of our common stock with an exercise price of $0.35 per share in connection with the securities purchase agreement.  The warrant is exercisable at any time beginning six months after the issuance date and the warrants are exercisable on a cashless basis.  The exercise price of the warrant is subject to proportional adjustment for stock splits, dividends and recapitalizations.  If any portion of this warrant remains unexercised as of the expiration date and the market price of our common stock as of the expiration date is greater than the then exercise price, then, without further action by the holder, this warrant shall be deemed to have been exercised automatically on that date as if the holder had duly given a notice of exercise for a cashless exercise.  We granted Wild Flavors registration rights over the shares of common stock underlying this warrant.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Co., 66 Exchange Place, Salt Lake City, Utah 84111. Our transfer agent may be reached by telephone at 801-355-5740.

SELLING SECURITY HOLDERS

2007 Unit Offering

On March 23, 2007, we completed the sale of 9,812,500 shares of our common stock, at an offering price of $0.42 per share, to 18 institutional and accredited investors, and issued the purchasers five year common stock purchase warrants to purchase 9,812,500 shares of common stock at an exercise price of $0.65 per share in a private transaction exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act and Rule 506 of Regulation D. We received gross proceeds of $4,121,250 in the offering. The net proceeds from the offering will be used for working capital purposes.

The placement agent for the transaction, Skyebanc, Inc., received a cash fee of $15,960 and warrants to purchase 38,000 shares of common stock as compensation for its services. As described later in this section, Skyebanc, Inc. transferred warrants to purchase 14,440 shares of our common stock it received to Mr. Peter Fulton, an employee, as compensation to him. We paid $25,000 to counsel for the investors as reimbursement for legal services rendered in connection with the offering. We also paid due diligence fees to certain investors or their advisors, as well as a fee to China Direct Investments, Inc. who advised us in the offering, which consisted of an aggregate of $151,305 in cash and common stock warrants to purchase a total of 943,250 shares of common stock. The recipients of these fees are as set forth below:

Recipient	Cash Fee Paid	Warrants Issued
Alpha Capital Anstalt 1	$12,468.75	56,425
Osher Capital Partners, LLC 1	$59,482.50	280,325
Utica Advisors, LLC 2	$71,951.25	336,750
Robert Prager 3	$7,402.50	44,750
China Direct Investments, Inc. 4	$-	225,000
	$151,305.00	943,250

1	Investor in the 2007 Unit Offering.
2	Advisor to Monarch Capital Fund, Ltd., an investor in the 2007 Unit Offering.
3	Provided due diligence services to Double U Master Fund, LP, an investor in the 2007 Unit Offering.
4	Advisor to our company.

The warrants issued to the placement agent and for the foregoing fees are substantially identical to the warrants issued in the offering. The terms of the warrants are described earlier in this prospectus under “Description of Securities - Common Stock Purchase Warrants.”

Until the earlier of January 31, 2008 or when all shares of common stock covered by this prospectus, including the shares underlying the warrants, have been sold by the holders, we agreed not to file any additional registration statements with the Securities and Exchange Commission, nor issue any equity, convertible debt or other securities convertible into common stock or equity, nor modify any existing securities, without the prior consent of the investors. In addition, we agreed until the sooner of two years from the closing date of the offering or until all shares of common stock covered by this prospectus, including the shares underlying the warrants, have been sold by the holders not to:

•	enter into any equity line or credit or similar agreement,
•	issue or agree to issue any floating or variable priced equity linked securities with price reset rights,
•	adopt any officer, director, employee or consultant stock option or stock incentive plan,
•	amend our certificate of incorporation or bylaws in a manner which is adverse to the rights of the investors,
•	repay, repurchase or otherwise acquire any of our securities or pay any dividends, or
•	prepay any financing related or other outstanding debt obligations.

We granted the purchasers a one year right of first refusal to purchase additional offerings of securities we may undertake; however, we have agreed that until the first anniversary of the closing date we will not enter into any financing transactions which provide for the issuance of shares of our common stock or securities convertible or exercisable into shares of our common stock.

In addition, the securities sold in this offering are subject to certain anti-dilution protections. In the event we were to issue any shares of common stock or securities convertible into or exercisable for shares of common stock to any third party purchaser at a price per share of common stock or exercise price per share which is less than the per share purchase price of the shares of common stock in this offering, or less than the exercise price per warrant share, respectively, without the consent of the investors then holding securities issued in this offering, the purchaser is given the right to apply the lowest such price to the purchase price of shares purchased and still held by the purchaser and to shares issued upon exercise of the warrants and still held by the purchaser (which will result in the issuance of additional shares to the purchaser) and to the exercise price of any unexercised warrants. The anti-dilution provisions and the right of first refusal do not apply with respect to certain limited exceptions, including strategic license agreements, mergers and similar acquisitions and certain option programs. The subscription agreements for the offering also contained customary, cross indemnification and contribution provisions.

       We agreed to file a registration statement with the SEC covering the public resale of the shares of common stock underlying the shares of common stock sold in the offering, including the shares issuable upon the exercise of the warrants, within 45 days from the closing of the offering. We agreed to pay all expenses of the registration statement. The initial registration statement covering was declared effective by the SEC on June 5, 2007.  This prospectus is part of a post-effective amendment to that registration statement.

Selling Security Holders

       At November 25, 2009 we had 152,689,427 shares of our common stock issued and outstanding.  This prospectus relates to periodic offers and sales of 6,923,780 shares of our common stock by the selling security holders listed below and their yledges, donees and other successors in interest, which includes shares issuable upon the exercise of the common stock purchase warrants issued in the 2007 Unit Offering.  The following table sets forth:

•	the name of each selling security holder,
•	the number of shares owned, and
•	the number of shares being registered for resale by the selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

Name of Selling Security Holder	Number of Shares Owned	% Owned Before Offering	Shares To Be Offered	Shares To Be Owned After Offering	% To Be Owned After Offering
Alpha Capital Anstalt (1)	1,083,925	*	1,083,925	0	0%
Brio Capital L.P. (2)	350,000	*	350,000	0	0%
CMS Capital (4)	350,000	*	350,000	0	0%
Double U Master Fund, LP (5)	150,000	*	150,000	0	0%
Monarch Capital Fund, Ltd. (9)	245,090	*	245,090	0	0%
Nite Capital, L.P. (10	475,000	*	475,000	0	0%
Osher Capital Partners, LLC (11)	580,325	*	580,325	0	0%
Peter Fulton (13)	14,440	*	14,440	0	0%
Platinum Long Term Growth VI (14)	1,037,500	*	1,037,500	0	0%
Alicia B. Church (15)	23,810	*	23,810	0	0%
Dennis Church (17)	47,620	*	47,620	0	0%
George R. Church (18)	11,905	*	11,905	0	0%
Harry L. Church (19)	11,905	*	11,905	0	0%
Michael E. Tanner (20)	23,810	*	23,810	0	0%
Richard J. Church (21)	933,330	*	933,330	0	0%
George L. Church & Dorothy R. Church (22)	23,810	*	23,810	0	0%
Treshnish Investment, Inc. (24)	251,000	*	251,000	0	0%
Utica Advisors (25)	336,750	*	336,750	0	0%
Whalehaven Capital Fund Limited (26)	950,000	*	950,000	0	0%
Karen Z. Fischer and Henry J. Fischer, JTWROS (28)	23,600	*	23,600	0	0%
Total			6,923,780

* represents less than 1%

(1)           The number of shares owned and offered includes 1,083,925 shares of our common stock underlying common stock purchase warrants with at an exercise price of $0.15 per share. Alpha Capital Anstalt received warrants to purchase 56,425 of these shares as a due diligence fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities owned by Alpha Capital Anstalt.

(2)           The number of shares owned and offered includes 350,000 shares of our common stock underlying common stock purchase warrants with at a price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder or its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Shaye Hirsch has voting dispositive control over securities owned by Brio Capital L.P. Mr. Hirsch disclaims beneficial ownership of the shares being registered hereunder.

(3)           [intentionally omitted].

(4)           The number of shares owned and offered includes 350,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by  the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Martin Lipsker has voting dispositive control over securities owned by CMS Capital.

(5)           The number of shares owned and offered includes 150,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Double U Master Fund L.P. is a master fund in a master feeder structure whose general partner is B&W Equities, LLC. Mr. Isaac Winehouse is the manager of B&W Equities, LLC and has voting dispositive control over securities owned by Double U Master Fund, LP. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(6)           [intentionally omitted].

(7)           [intentionally omitted].

(8)           [intentionally omitted].

(9)           The number of shares owned and offered includes 245,090 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Joseph Franck has voting and dispositive control over securities owned by Monarch Capital Fund Ltd.

(10)           The number of shares owned and offered includes 475,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. John Prinz has voting dispositive control over securities owned by Nite Capital L.P.

(11)           The number of shares owned and offered includes 580,325 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. Osher Capital Inc. received 280,325 of these warrants as a due diligence fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Yisroel Kluger has voting and dispositive control over securities owned by Osher Capital, LLC.

(12)           [intentionally omitted].

(13)           The number of shares owned and offered includes 14,440 shares of common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The warrants were transferred to Mr. Fulton by his employer, Skyebanc, Inc. which received the warrants as partial compensation for its placement agent fees in the 2007 Unit Offering. Mr. Fulton received his securities in the ordinary course of business and at the time he received the securities to be resold, he had no agreement or understanding, directly or indirectly, with any person to distribute the securities. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(14)           The number of shares owned and offered includes 1,037,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Mark Nordlicht has voting dispositive control over securities owned by Platinum Long Term Growth VI.

(15)           The number of shares owned and offered includes 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and her affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(16)           [intentionally omitted].

(17)           The number of shares owned and offered includes 47,620 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(18)           The number of shares owned and offered includes 11,905 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock  beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(19)           The number of shares owned and offered includes 11,905 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(20)           The number of shares owned and offered includes 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(21)           The number of shares owned and offered includes 933,330 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and her affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Church was an executive officer and member of our board of directors from May 2000 until April 2004 and has provided business advisory services to us from time to time.

(22)           The number of shares owned and offered includes 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and their affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(23)           [intentionally omitted].

(24)           The number of shares owned and offered includes owns 251,000 shares of our common stock underlying warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Bernard Korolnik has voting dispositive control over securities owned by Treshnish Investment, Inc.

(25)           The number of shares owned and offered includes 336,750 shares of our common stock underlying warrants with an exercise price of $0.15 per share. Utica Advisors received these warrants as a due diligence fee as set forth above. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Solomon Eisenberg has voting dispositive control over securities owned by Utica Advisors.

(26)           The number of shares owned and offered includes 950,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Michael Finkelstein has voting dispositive control over securities owned by Whalehaven Capital Fund Limited.

(27)           [intentionally omitted].

(28)           The number of shares owned and offered includes 23,600 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.15 per share. These warrants were originally issued to Skyebanc, Inc., a broker/dealer and member of the FINRA, which received these warrants as partial compensation for its placement agent fee for the 2007 Unit Offering. Subsequent to the offering, Skyebanc, Inc. transferred warrants to purchase 14,440 shares of common stock to Mr. Peter Fulton, its employee. See footnote 13 above.  Skyebanc, Inc. retained the remaining warrants to purchase 23,600 shares of our common stock and Skyebanc, Inc. was listed as a selling security holder in our prospectuses dated June 5, 2007 and February 24, 2009.  Subsequently, Skyebanc, Inc. transferred the warrants to Ms. Fischer who is the Financial and Operations Principal of Skyebanc, Inc.  The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

None of the selling security holders were or are broker-dealers or affiliates of broker-dealers, other than Skyebanc, Inc. which received the securities as compensation for services as placement agent in the 2007 Unit Offering, Mr. Peter Fulton, an employee of Skyebanc, Inc. as described in footnote 13 above and Ms. Fischer, Skyebanc, Inc.’s Financial and Operations Principal as described in footnote 28 above.

None of these firms or individuals have any arrangement with any person to participate in the distribution of such securities. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section or as set forth below

Certain of the selling security holders have participated in a prior financing concluded by us in July 2004 or April 2005. The following table describes their participation. The table does not give effect to the exercise of the warrants which took place subsequent to the date of the financing.

Securities Purchased

Name of Investor	Offering	Number of Shares Of Common Stock	Number of Warrants (1)

Yewen Xi (2)	July 2004	300,000	300,000
Alvin Siegel (2)	April 2005	250,000	375,000
Lake Street Fund, L.P. (2)	April 2005	1,000,000	1,500,000
Monarch Capital Fund, Ltd.	April 2005	1,000,000	150,000
Osher Capital, Inc. (3)	April 2005	250,000	375,000
Richard J. Church	April 2005	750,000	1,125,000
China Discovery Investors, Ltd. (2)	April 2005	375,000	600,000

(1)           Each warrant was convertible into one share of common stock at an exercise price of $0.15 per share. All warrants, including those issued to investors in the April 2005 offering which did not invest in our 2007 Unit Offering, have subsequently been exercised.

(2)           The selling security holder is no longer reflected in the table entitled “Selling Security Holders” which appears earlier in this section as such selling security holder has sold the securities.

(3)           Osher Capital, Inc. is an affiliate of Osher Capital Partners, LLC, an investor in the 2007 Unit Offering. In addition to the securities purchased in the offering, Osher Capital, Inc. received 112,500 shares of our common stock as partial consideration for a due diligence fee.

PLAN OF DISTRIBUTION

       Each selling security holder and any of their yledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transaction.  These sales may be at fixed or negotiated prices.  A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling security holder has informed us that he/it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of:

•
the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933 or any other rule of similar effect, or

•	all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act of 1933 or any other rule of similar effect.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

•	the name of any broker-dealers;
•	the number of common shares involved;
•	the price at which the common shares are to be sold;
•	the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
•	that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
•	any other facts material to the transaction.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 25, 2009, we had 152,689,427 shares of common stock issued and outstanding. Of the issued and outstanding shares, 81,585,543 shares of our common stock are “restricted securities”.  In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales.  After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales.  A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

LEGAL MATTERS

The legality of the securities offered by this prospectus was passed upon for us by Schneider Weinberger & Beilly LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida  33431.

EXPERTS

Our financial statements as of and for the years ended April 30, 2009 and 2008 included in this prospectus has been audited by Sherb & Co. LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus.  This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations.  For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.  Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete.  In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Consolidated Financial Statements For Years Ending April 30, 2009 and 2008 (Restated)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets April 30, 2009 and April 30, 2008 (Restated)	F-3

Consolidated Statements of Operations For the year ended April 30, 2009 and April 30, 2008 (Restated)	F-4

Consolidated Statements of Stockholders’ Equity For the year ended April 30, 2009 and April 30, 2008 (Restated)	F-5

Consolidated Statements of Cash FlowsFor the year ended April 30, 2009 and April 30, 2008 (Restated)	F-6

Notes to Consolidated Financial Statements	F-7 - F-24

Unaudited Consolidated Financial Statements For Period Ending July 31, 2009

Consolidated Balance Sheets July 31, 2009 (Unaudited) and April 30, 2009	F-25

Consolidated Statements of Operations (Unaudited) For the three month periods ended July 31, 2009 and 2008	F-26

Consolidated Statements of Cash Flows (Unaudited) For the three month periods ended July 31, 2009 and 2008	F-27

Notes to Consolidated Interim Financial Statements (Unaudited)	F-29 - F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors
Sunwin International Neutraceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Sunwin International Neutraceuticals, Inc. and its Subsidiaries as of April 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended April 30, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunwin International Neutraceuticals, Inc. and its subsidiaries as of April 30, 2009 and 2008, and the results of its operations and its cash flows for the years ended April 30, 2009 and 2008 in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
July 25, 2009

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	April 30,
	2009	2008
		(Restated)
ASSETS
CURRENT ASSETS:
Cash	$10,487,165	$6,811,136
Accounts receivable, net	4,011,446	4,163,839
Inventories, net	7,415,809	4,707,043
Prepaid expenses and other assets	294,210	264,576
Total Current Assets	22,208,630	15,946,594

PROPERTY AND EQUIPMENT, net	19,121,340	14,151,293
LAND USE RIGHTS	2,289,267	-
Total Assets	$43,619,237	$30,097,887

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,098,967	$2,649,817
Taxes payable	160,021	401,808
Due to related party	58,578	431,443
Other current payables	10,000	12,726
Total Current Liabilities	2,327,566	3,495,794

OTHER PAYABLES	157,830	154,207
Total Liabilities	2,485,396	3,650,001

MINORITY INTEREST	2,616,997	-

STOCKHOLDERS' EQUITY:
Preferred stock ($.001 Par Value; 1,000,000 shares authorized; No shares issued and outstanding)	-	-
Common stock ($.001 Par Value; 200,000,000 shares authorized; 149,902,927 and 87,006,936 shares	149,903	87,007
issued and outstanding at April 30, 2009 and April 30, 2008, respectively)
Additional paid-in capital	27,712,257	17,218,066
Retained earnings	6,826,215	6,325,919
Subscription receivable	-	(372,900)
Accumulated other comprehensive income	3,828,469	3,189,794
Total Stockholders' Equity	38,516,844	26,447,886

Total Liabilities and Stockholders' Equity	$43,619,237	$30,097,887

See notes to consolidated financial statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Year Ended April 30,
	2009	2008
		(Restated)
NET REVENUES	$22,209,912	$22,932,222
COST OF REVENUES	17,129,874	16,846,679
GROSS PROFIT	5,080,038	6,085,543

OPERATING EXPENSES:
Selling expenses	1,694,900	2,483,177
General and administrative	2,827,771	3,584,923
Total Operating Expenses	4,522,671	6,068,100

INCOME FROM OPERATIONS	557,367	17,443

OTHER INCOME :
Other income	83,281	6,488
Interest income	52,202	80,330
Total Other Income	135,483	86,818

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	692,850	104,261

INCOME TAXES	(307,527)	(101,682)

INCOME BEFORE MINORITY INTEREST	385,323	2,579

MINORITY INTEREST IN SUBSIDIARY LOSS	114,973	-

NET INCOME	500,296	2,579

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	638,675	2,406,398

COMPREHENSIVE INCOME	$1,138,971	$2,408,977

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
Net income per common share - basic	$0.00	$0.00
Net income per common share - diluted	$0.00	$0.00

Weighted Common Shares Outstanding - basic	100,996,013	86,821,905
Weighted Common Shares Outstanding - diluted	101,464,350	86,821,905

See notes to consolidated financial statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the Years Ended April 30, 2009 and 2008 (Restated)
						Accumulated
	Common Stock, $.001 Par Value		Additional			Other	Total
	Number of		Paid-in	Retained	Subscription	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Receivable	Income	Equity
Balance, April 30, 2007	85,909,776	$85,910	$15,420,880	$6,323,340	$(372,900)	$783,396	$22,240,626

Amortization of stock-based compensation and consulting	-	-	1,085,129	-	-	-	1,085,129
Exercise of stock warrants	1,097,160	1,097	712,057	-	-	-	713,154
Net income for the year	-	-	-	2,579	-	-	2,579
Foreign currency translation adjustment	-	-	-	-	-	2,406,398	2,406,398
Balance, April 30, 2008	87,006,936	87,007	17,218,066	$6,325,919	$(372,900)	$3,189,794	26,447,886

Common stock issued for acquicition	40,609,681	40,610	7,083,483	-	-	-	7,124,093
Common stock sold for cash	20,000,000	20,000	2,970,000	-	-	-	2,990,000
Common stock issued for placement fee	1,000,000	1,000	(1,000)	-	-	-	-
Placement fee paid	-	-	(100,000)	-	-	-	(100,000)
Exercise of Warrants	1,286,310	1,286	191,660	-	-	-	192,946
Subscription receivable	-	-	-	-	372,900	-	372,900
Amortization of stock-based compensation and consulting	-	-	350,048	-	-	-	350,048
Net income for the year	-	-	-	500,296	-	-	500,296
Foreign currency translation adjustment	-	-	-	-	-	638,675	638,675

Balance, April 30, 2009	149,902,927	$149,903	$27,712,257	$6,826,215	$-	$3,828,469	$38,516,844

See notes to consolidated financial statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended
	April 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:		(Restated)
Net income	$500,296	$2,579
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,660,915	1,142,916
Amortization of land use rights	34,285	-
Stock-based compensation and consulting expense	350,048	1,085,129
Minority interest	(114,973)	-
Allowance for doubtful accounts	337,975	64,746
Changes in assets and liabilities:
Accounts receivable	(70,902)	(1,018,775)
Inventories	(1,229,143)	(1,519,253)
Prepaid expenses and other current assets	213,864	537,429
Accounts payable and accrued expenses	(800,474)	(1,580,596)
Taxes payable	(207,102)	379,334
Advances from customers	-	(37,810)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	674,789	(944,301)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advance to acquisition target	(2,500,000)
Cash acquired from acquisition	2,660,519	-
Purchase of property and equipment	(405,405)	(740,022)
NET CASH USED IN INVESTING ACTIVITIES	(244,886)	(740,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and exercise of stock options and warrants	3,192,946	713,154
Payments of placement fee	(110,000)	-
Proceeds from short term loan	10,000	150,000
Payments on short term loan	-	(150,000)
Proceeds from related party advances	-	430,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,092,946	1,143,154

EFFECT OF EXCHANGE RATE ON CASH	153,180	665,083

NET INCREASE IN CASH	3,676,029	123,914
CASH - beginning of fiscal year	6,811,136	6,687,222
CASH - end of fishcal year	$10,487,165	$6,811,136

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$3,682	$80,330

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Repayment of subscription receivable offset by assignment of liability	$372,900	$-

Acquisition details:
Fair value of assets acquired-Qufu Shengwang	$7,011,682	$-
Liabilities assumed-Qufu Shengwang	$181,756	$-
Common stock issued for Qufu Shengwang acquisition based on final purchase price	$4,026,851	$-
Common stock issued for Qufu Shengwang acquisition but cancelled based on final purchase price	$2,173,562	$-
Negative goodwill allocated to property and equipment acquired	$71,104
Fair value of assets acquired-Qufu Shengren	$6,137,919	$-
Liabilities assumed-Qufu Shengren	$2,501,367	$-
Common stock issued for Qufu Shengren acquisition	$3,097,242	$-
Negative goodwill allocated to property and equipment acquired	$539,310	-

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Sunwin International Neutraceuticals, Inc., a Nevada corporation, and its subsidiaries are referred to in this report as the “Company”, “we”, “us”, “our”, or “Sunwin”.

We sell stevioside, a natural sweetener, as well as herbs used in traditional Chinese medicines and veterinary products. Substantially all of our operations are located in the People’s Republic of China (the “PRC”). We have built an integrated company with the sourcing and production capabilities designed to meet the needs of our customers.

Our operations are organized in two operating segments related to our product lines:

-	Stevioside; and
-	Chinese and Veterinary Medicine.

Stevioside Segment

Stevioside and rebaudioside are all natural, low calorie sweeteners extracted from the leaves of the stevia rebaudiana plant. Stevioside is a safe and natural alternative to sugar for people needing low sugar or low calorie diets.

Chinese and Veterinary Medicine Segment

In our Chinese and Veterinary Medicine Segment, we manufacture and sell a variety of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals.

Qufu Shengwang

In fiscal 2009, Qufu Natural Green acquired a 60% interest in Qufu Shengwang from its shareholder, Shandong Group, for $4,026,851. The purchase price represents 60% of the value of the net tangible assets of Qufu Shengwang as of April 30, 2008. Shandong Group is owned by Laiwang Zhang, our President and Chairman of the board of directors. Qufu Shengwang manufactures and sells stevia food additives, agricultural organic fertilizers and bio fertilizers.

Qufu Shengren

In fiscal 2009, Qufu Natural Green acquired Qufu Shengren for $3,097,242. The purchase price is equal to the value of the assets of Qufu Shengren as determined by an independent asset appraisal in accordance with asset appraisal principles in the PRC. Qufu Shengren is engaged in the production and distribution of bulk drugs and pharmaceuticals.

In fiscal 2009, we entered into a distributorship agreement with Wild Flavors, Inc. ("Wild Flavors") for the worldwide distribution of our stevioside based sweetener products and issued Wild Flavors a 45% interest in Sunwin USA. In exchange Wild Flavors’ agreed to provide sales, marketing, logistics and supply chain management, product development and regulatory services valued at $1,000,000 over a period of two years beginning on February 5, 2009, will act as the sole manager of Sunwin USA and will be responsible for all of its business and affairs.

See "NOTE 8 – ACQUISITIONS" for further discussion regarding these transactions.

BASIS OF PRESENTATION

We are on a fiscal year ending April 30; as such the year ended April 30, 2009 is referred to as “fiscal 2009”, and the year ended April 30, 2008 is referred to as “fiscal 2008”.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

The financial statements for fiscal 2008 have been restated to correct for a classification error on the balance sheet as of that date. This error did not affect our statement of operations for the fiscal year ended fiscal 2008 or our previous interim reports. Following the correction, the statement of cash flows for the fiscal year ended April 30, 2008 reflect net cash used in operating activities of $944,301 and the effect on exchange rate on cash of $665,083.

Components of the restatement are detailed as follows:

	As Filed	Adjustment to Restated	Restated
Advances from customers	$582,816	$(570,090)	$12,726
Other comprehensive income - Foreign currency	$2,619,704	$570,090	$3,189,794

Net (loss) income per common share - basic	$0.00	$0.00	$0.00
Net (loss) income per common share - diluted	$0.00	$0.00	$0.00

Our consolidated financial statements include the accounts for the parent company and all our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods presented.

Significant estimates for the periods reported include the allowance for doubtful accounts which is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers, knowledge of our industry segment in Asia, and historical bad debt experience.  This evaluation process resulted in our recognizing bad debt expense of $350,508 for fiscal 2009 and $106,537 for fiscal 2008.  This evaluation methodology has proven to provide a reasonable estimate of bad debt expense in the past and we intend to continue to employ this approach in our analysis of collectability.  However, we are aware that given the current global economic situation, including that of China, meaningful time horizons may change.  We intend to enhance our focus on the evaluation of our customers' sustainability and adjust our estimates as may be indicated.

We also rely on assumptions and estimates to calculate reserve for obsolete inventory and the depreciation of property, plant and equipment. We make assumptions of expiration duration on our products held as inventory based on historical experience and if applicable, regulatory recommendation. We also group property plant and equipment into similar groups of assets and estimate the useful life of each group of assets; see Note 3 – Property and Equipment for further information on asset groups and estimated useful lives.

Further, we rely on certain assumptions and calculations underlying our provision for taxes in China, see Note 7 – Income Taxes for further discussion.  Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations.  These assumptions and estimates have been materially accurate in the past and are not expected to materially change in the future.  Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, we consider all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The carrying value of these instruments approximates their fair value.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value. We established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible. At April 30, 2009 and 2008, the allowances for doubtful accounts were $817,923 and $467,415, respectively.

INVENTORIES

Inventories, consisting of raw materials and finished goods related to our products, are stated at the lower of cost or market (estimated net realizable value) utilizing the weighted average method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight line method over the estimated economic lives of the assets, which range from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

TAXES PAYABLE

We are required to charge and to collect for value added taxes (VAT) on our sales. In addition, we pay value added taxes on our primary purchases, recorded as a receivable. These amounts are netted for financial statement purposes.

Taxes payable at April 30, 2009 and 2008 amounted to $160,021 and $401,808, respectively, consisting of net VAT taxes payable.

OTHER CURRENT PAYABLES

Other payables at April 30, 2009 and 2008 totaled $10,000 and $12,726, respectively, and consist of a $10,000 short term loan payable at April 30, 2009 and $12, 726 advances from customers that consist of prepayments to us for merchandise that we had not yet been shipped to our customers. We recognize the deposits as revenue as our customers take delivery of the goods, in compliance with our revenue recognition policy.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For the purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, loans and amounts due to related parties approximate their fair market value based on the short-term maturity of these instruments.

INCOME TAXES

We file federal and state income tax returns in the United States for our domestic operations, and we file separate foreign tax returns for our Chinese subsidiaries. We account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, as clarified by FASB interpretation No. 48, Accounting for Uncertainty in Income Taxes ,which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns.

BASIC AND DILUTED EARNINGS PER SHARE

Under the provisions of SFAS 128, “Earnings Per Share”, basic income (loss) per common share is computed by dividing income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the company, subject to anti-dilution limitations.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

	For Fiscal Year Ended April 30,
	2009	Per Share	2008	Per Share
Numerator:
Net income	$500,296		$2,579

Numerator for basic EPS, loss applicable to common stock holders	$500,296	$0.00	$2,579	$0.00
Denominator:
Denominator for basic earnings per share - weighted average number of common shares outstanding	100,996,013		86,821,905
Stock Awards, Options, and Warrants*	468,337		-

Denominator for diluted earnings per share - adjusted weighted average outstanding average number of common shares outstanding	101,464,350		86,821,905
Basic and Diluted loss Per Common Share:
Earnings per share - basic	$0.00		$0.00

Earnings per share - diluted	$0.00		$0.00

* On February 20, 2009, the exercise price for outstanding warrants were reduced from $0.65 to $0.15, making them dilutive.  We used the treasury stock method to calculate the dilutive effect of these warrants as if they were all exercised as of February 20, 2009.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation and are included in determining net income or loss.

Our reporting currency is the U.S. dollar. The functional currency of our Chinese subsidiaries is the local currency; the Chinese dollar or Renminbi (“RMB”). The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss. The effect of exchange rate changes on cash at April 30, 2009 and 2008 were $153,180 and $665,083, respectively.

COMPREHENSIVE INCOME (LOSS)

We use SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders’, changes in paid-in capital and distributions to stockholders. Comprehensive income for fiscal 2009 and fiscal 2008 included net income or net loss and unrealized foreign currency translation gains/losses.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable. We place our cash with high credit quality financial institutions in the United States and China. As of April 30, 2009, bank deposits in the United States did not exceed federally insured limits. At April 30, 2009, we had $10,100,869 on deposit in China, which are not insured. We have not experienced any losses in such accounts through April 30, 2009.

Almost all of the our sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. We also perform ongoing credit evaluations of its customers to help further reduce potential credit risk.  We assess the credit worthiness of our banking institutions, from time to time, to mitigate the possibility of bank failure effecting our cash position.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

STOCK BASED COMPENSATION

We account for stock options issued to employees in accordance with SFAS No. 123R, Share-Based Payment, An Amendment to FASB Statement No. 123 . SFAS 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees. We adopted SFAS 123R in July 2006.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred and totaled $39,888 and $89,817 for fiscal 2009 and fiscal 2008, respectively, and are included in general and administrative expenses on the accompanying statements of operations. Research and development costs are incurred on a project specific basis.

REVENUE RECOGNITION

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

ADVERTISING

Advertising is expensed as incurred. Advertising expenses for fiscal 2009 and fiscal 2008 totaled approximately $25,414 and $41,640, respectively. Beginning in fiscal 2009, we decreased our advertising expenses in our stevioside segment.

SHIPPING COSTS

Shipping costs are included in selling expenses and totaled $418,936 and $451,438 for fiscal 2009 and fiscal 2008, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115 ”. SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 159 to have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS 141R is a revision of SFAS 141 and includes substantial changes to the acquisition method used to account for business combinations (formerly the purchase accounting method), including broadening the definition of a business, as well as revisions to accounting methods for contingent consideration and other contingencies related to the acquired business, accounting for transaction costs, and accounting for adjustment to provisional amounts recorded in connection with acquisitions. SFAS 141R retains the fundamental requirement of SFAS 141, that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R is effective for annual reporting periods beginning on or after December 15, 2008. We expect the requirements of SFAS 141R will have an impact on our consolidated financial statements, but the specific effects will depend upon the any specific business combinations we may enter into in the future.  As early adoption is prohibited, we will begin to apply this standard to any business combinations occurring after May 1, 2009.  We applied the unrevised SFAS 141 to acquisitions occurring during fiscal 2009.

In April 2009 the FASB issued FSP No. 141R-1 Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, or FSP 141R-1. FSP 141R-1 amends the provisions in SFAS 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in SFAS 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We expect FSP 141R-1 will have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, term and size of the acquired contingencies.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

In December 2007, the FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements (ARB 51). This Statement amends ARB 51 to establish new standards that will govern the (1) accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. Non-controlling interest will be reported as part of equity in the consolidated financial statements. Losses will be allocated to the non-controlling interest, and, if control is maintained, changes in ownership interests will be treated as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. SFAS 160 is effective for annual reporting periods beginning after December 15, 2008. We are currently evaluating the requirements of SFAS 160 and the impact of adoption on our consolidated financial statements. We will begin to report our non-controlling interest as part of equity for interim and annual periods beginning after May 1, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We do not expect this standard to have a material impact on our consolidated financial statements.

On June 16, 2008, the FASB issued final Staff Position (FSP) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. We are currently evaluating the requirements of (FSP) No. EITF 03-6-1 and the impact of its adoption on our consolidated financial statements.

In April 2008 the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets, or FSP 142-3, which amends the guidance for estimating the useful lives of recognized intangible assets and requires additional disclosures related to renewing or extending the terms of recognized intangible assets under SFAS 142. FSP 142-3 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. We are currently evaluating the requirements of FSP 142-3 and the impact of adoption on our consolidated financial statements.

In May 2008 the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, or SFAS 162. SFAS 162 identifies the sources of accounting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We currently adhere to the hierarchy of GAAP as presented in SFAS 162, and adoption did not have a material impact on our consolidated financial statements.

In November 2008 the FASB ratified EITF Issue No. 08-7, Accounting for Defensive Intangible Assets, or EITF 08-7. EITF 08-7 applies to defensive intangible assets, which are acquired intangible assets that the acquirer does not intend to actively use, but intends to hold to prevent its competitors from obtaining access to them. As these assets are separately identifiable, EITF 08-7 requires an acquiring entity to account for defensive intangible assets as a separate unit of accounting which should be amortized to expense over the period the intangible asset will directly or indirectly affect the entity’s cash flows. Defensive intangible assets must be recognized at fair value in accordance with SFAS 141R and SFAS 157. EITF 08-7 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We expect EITF 08-7 will have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and value of the intangible assets purchased after the effective date of May 1, 2009.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

In April 2009 the FASB issued three related Staff Positions: (i) FSP No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly , or FSP 157-4, (ii) FSP 115-2 and FSP No. 124-2,  Recognition and Presentation of Other-Than-Temporary Impairments, or FSP 115-2 and FSP 124-2, and (iii) FSP 107-1 and APB No. 28-1, Interim Disclosures about Fair Value of Financial Instruments , or FSP 107 and APB 28-1, which are effective for interim and annual periods ending after June 15, 2009. FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS 157 in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If we were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to  normal market activities, quoted market values may not be representative of fair value and we may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. FSP 115-2 and FSP 124-2 modify the requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. FSP 107 and APB 28-1 enhance the disclosure of instruments under the scope of SFAS 157 for both interim and annual periods. We do not expect the adoption of these FSPs to have a material impact on our consolidated financial statements.

In May 2009 the FASB issued SFAS No. 165, Subsequent Events, or SFAS 165. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether the date represents the date the financial statements were issued or were available to be issued. SFAS 165 is effective in the first interim period ending after June 15, 2009.  We expect SFAS 165 will have an impact on disclosures in our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and value of the any subsequent events occurring after adoption.

In June 2009 the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), or SFAS 167, that will change how we determine when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Under SFAS No. 167, determining whether a company is required to consolidate an entity will be based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 is effective for financial statements after January 1, 2010.  We are currently evaluating the requirements of SFAS 167 and the impact of adoption on our consolidated financial statements.

In June 2009 the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting, or SFAS 168. SFAS 168 represents the last numbered standard to be issued by FASB under the old (pre-Codification) numbering system, and amends the GAAP hierarchy established under SFAS 162. On July 1, 2009 the FASB launched FASB’s new Codification entitled The FASB Accounting Standards Codification , or FASB ASC.  The Codification will supersede all existing non-SEC accounting and reporting standards. SFAS 168 is effective in the first interim and annual periods ending after September 15, 2009. This pronouncement will have no effect on our consolidated financial statements upon adoption other than current references to GAAP which will be replaced with references to the applicable codification paragraphs.

NOTE 2 - INVENTORIES

At April 30, 2009 and 2008, inventories consisted of the following:

	2009	2008
Raw materials	$3,136,205	$2,768,310
Work in process	265,295	-
Finished goods	4,297,066	2,011,365
	7,698,566	4,779,675
Less: reserve for obsolete inventory	(282,757)	(72,632)
	$7,415,809	$4,707,043

Due to the short duration inherent in the manufacture of our products, we did not maintain a work-in-process inventory in 2008.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

NOTE 3 - PROPERTY AND EQUIPMENT

At April 30, 2009 and 2008, property and equipment consisted of the following:

	Estimated Life	2009	2008
Office Equipment	5-7 Years	$215,966	$73,921
Auto and Trucks	10 Years	375,157	19,901
Manufacturing Equipment	20 Years	16,032,086	13,265,656
Buildings	20 Years	8,062,991	4,730,037
Construction in Process		161,492	26,440
		24,847,692	18,115,955
Less: Accumulated Depreciation		(5,726,352)	(3,964,662)
		$19,121,340	$14,151,293

For fiscal 2009 and fiscal 2008, depreciation expense totaled $1,660,915 and $1,142,916, respectively.

NOTE 4 - LAND USE RIGHTS

At April 30, 2009 and 2008, Land Use Rights consisted of the following:

	Estimated Life	2009	2008
Land Use Right	45.5 years	$2,323,710	$-
Less: Accumulated Amortization		(34,443)	-
		$2,289,267	$-

Due to our acquisition of Qufu Shengwang, we acquired land use rights to use certain properties located in China until March 14, 2054. For fiscal 2009 and fiscal 2008, amortization expense amounted to $34,285 and $0, respectively.  The difference between the amortization expense and accumulated amortization is due to exchange rate differences as we translate expense using an average exchange rate for the fiscal year and translate the accumulated amortization using the fiscal year end exchange rate.

NOTE 5 - DUE TO RELATED PARTIES

At April 30, 2009 and 2008, due to related parties consisted of the following:

	2009	2008
Due to Ma Qiang	$57,100	$430,000
Due to Pharmaceutical Corporation	1,478	1,443
	$58,578	$431,443

On September 24, 2007, our subsidiary, Sunwin Canada, borrowed $430,000 from Mr. Ma Qiang, an unaffiliated party associated with our Chairman. The loan bears no interest, is unsecured and is due on demand.  At April 30, 2009 and 2008 we owed Mr. Ma Qiang $57,100 and $430,000, respectively.

In February 2006 we granted options to five employees and, upon exercise, the option holders tendered to us non-interest bearing promissory notes representing the exercise price of the options. Included in this transaction were options to purchase 800,000 shares of our common stock with an exercise price of $0.90 granted to Ms. Fanjun Wu, our Chief Financial Officer. Upon exercise of these options, Ms. Wu delivered to us a non-interest bearing promissory note in the amount of $720,000. While the grant of the options and the delivery of the note were disclosed and accounted for within our financial statements in prior periods, our disclosure of these transactions failed to disclose that Ms. Wu was the recipient of an option grant, nor did we disclose that she had exercised the option by delivery of the promissory note.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 ?C Continued

Section 402 of the Sarbanes Oxley Act of 2002 prohibits granting credit in the form of a personal loan to a director or executive officer of a public company. The delivery by Ms. Wu to us of a promissory note as consideration for the payment of the exercise price of the options was considered the extension of credit to her and, accordingly, in violation of Section 402 of the Sarbanes Oxley Act of 2002.

At April 30, 2009 and April 30, 2008 the amount outstanding under the non-interest bearing promissory notes representing the exercise price of the February 2006 stock option award was $0 and $372,900, respectively, and is reflected on our balance sheet as a subscription receivable at April 30, 2008.

September 24, 2007, our subsidiary, Sunwin Canada, borrowed $430,000 from an unaffiliated party associated with our Chairman. The loan bears no interest, is unsecured and is due on demand. On September 5, 2008, the three employees who collectively represented the amount of subscription receivable due us in the amount of $372,900, which included Ms. Wu our Chief Financial Officer, agreed to satisfy their obligation to us under the subscription receivables by assuming $372,900 of the $430,000 owed to Mr. Ma Qiang. As a result of this transaction, monies due us in the amount of $372,900, carried as a subscription receivable, were satisfied and the balance due to related parties was reduced by that amount.

We pay management fees to Pharmaceutical Corporation, in which Mr. Laiwang Zhang, our President and Chairman holds a majority interest. The management fees, which are included in general and administrative expenses, totaled $347,627 and $316,454 for fiscal 2009 and fiscal 2008, respectively. At April 30, 2009 and 2008, we owed Pharmaceutical Corporation $1,478 and $1,443 for management fees, respectively.  In addition, Pharmaceutical Corporation has agreed that starting January 2010, the maximum consulting fee that will be charged will be approximately $175,000 (RMB1,200,000) per year.

On July 1, 2008, we borrowed $100,000 from China Direct Investments, Inc., a consultant. We used the proceeds for general working capital purposes for our North America locations. Pursuant to this loan, we and Mr. Laiwang Zhang, our President and Chairman, delivered a secured promissory note under which we are jointly and severally liable. The note, which bears interest at 6% per annum, is secured by 400,000 shares of our common stock held by Mr. Laiwang Zhang, and the principal and all accrued but unpaid interest is due on July 1, 2009. As of April 30, 2009, we paid back the loan with principal and interest totaling $103,682.

NOTE 6 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at April 30, 2009 and 2008 totaled $294,210 and $264,576, respectively, and includes prepayments to suppliers for merchandise that had not yet been shipped to us, as well as services that had not yet been provided to us. We recognize prepayments as inventory or expense as suppliers make delivery of goods or provide services, in compliance with our accounting policy.

NOTE 7 - INCOME TAXES

We account for income taxes under SFAS No. 109, Accounting for Income Taxes”. SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Our subsidiaries in China are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, wholly-owned foreign enterprises are subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax). Commencing January 2008, the PRC Income Tax rate was reduced to a maximum of 25% (inclusive of state and local income taxes) for all companies.

The components of income (loss) before income tax consist of the following:

	Year Ended April 30,
	2009	2008
U.S. Operations	$(657,519)	$(2,253,073)
Chinese Operations	1,157,815	2,255,652
	$500,296	$2,579

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

The components of the provision (benefit) for income taxes are as follows:

	Year Ended April 30,
	2009	2008
Federal, State and Local	$-	$-
Peoples Republic of China - Federal and Local	307,527	101,682
	$307,527	$101,682

The table below summarizes the reconciliation of our income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax provision:

	Year Ended April 30,
	2009	2008
Income tax provision at Federal statutory rate	$236,000	$-
State income taxes, net of Federal Benefit	32,000	-
Permanent differences	135,000	430,000
U.S. tax rate in excess of foreign tax rate	(214,000)	(213,000)
Abatement of foreign income taxes	-	(578,000)
Increase in valuation allowance	119,000	463,000
Tax provision (benefit)	$308,000	$102,000

We have a net operating loss (“NOL”) carryforward for United States income tax purposes at April 30, 2009 expiring through the year 2029. Management estimates the NOL as of April 30, 2009 to be approximately $3,336,000. The utilization of our NOL’s may be limited because of a possible change in ownership as defined under Section 382 of Internal Revenue Code.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We recognized, a valuation allowance for those deferred tax assets for which it is more likely than not that realization will not occur. Our deferred tax assets as of April 30, 2009 and 2008 are as follows:

	Year Ended April 30,
	2009	2008
NOL carryforwards	$1,288,000	$1,200,000
Valuation allowance	(1,288,000)	(1,200,000)
Deferred tax asset, net of allowance	$-	$-

NOTE 8 – ACQUISITIONS

Acquisition of a 60% interest in Qufu Shengwang

On June 30, 2008, Qufu Natural Green entered into an acquisition agreement with Qufu Shengwang and its shareholder Shandong Group. Under the terms of the agreement, Qufu Natural Green agreed to acquire Shandong Group’s 60% interest in Qufu Shengwang for $7,016,200. Shandong Group is owned by Laiwang Zhang, our President and Chairman of the board of directors. The purchase price under the Agreement represents 60% of the value of the net tangible assets of Qufu Shengwang of $11,693,666, as of April 30, 2008.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

Qufu Shengwang is a Chinese limited liability company formed in August 2007 as a foreign invested entity by Shandong Group and Korea Stevia Co., Ltd. (“Korea Stevia”). Qufu Shengwang manufactures, sells and distributes stevioside based animal feed additives and fertilizers.  Qufu Shengwang sells products in the provinces of Shandong, Heilongjia, and Liaoning in China to farmers of vegetables, fruits, flowers, and livestock.

Amendment to Acquisition Agreement.  On September 2, 2008, Qufu Natural Green amended its June 30, 2008 acquisition agreement with Qufu Shengwang and its 60% shareholder, Shandong Group. Under the terms of the Amendment to the Acquisition Agreement, Qufu Natural Green agreed to acquire Shandong Group's 60% interest in Qufu Shengwang for $6,200,413. The purchase price represents 60% of the revised value of the net tangible assets of Qufu Shengwang of $10,334,022 as of April 30, 2008.  Qufu Shengwang's net assets were reduced from $11,693,666 to $10,334,022 as a result of the application of generally accepted accounting principles (.S. GAAP”) which required elimination of the difference between the fair market value and cost basis of the land use rights recorded by Qufu Shengwang upon completion of an audit of its financial statements as of April 30, 2008.

Second Amendment to Acquisition Agreement. On November 18, 2008, Qufu Natural Green amended the June 30, 2008 acquisition agreement with Qufu Shengwang and its shareholder, Shandong Group. Under the terms of the Second Amendment to Acquisition Agreement, Qufu Natural Green agreed to acquire Shandong Group's 60% interest in Qufu Shengwang for $4,026,851. The purchase price represents 60% of the revised value of the net assets of Qufu Shengwang of $6,711,418 as of April 30, 2008.  The net assets of Qufu Shengwang were revised to account for a $698,115 decrease in the value of inventory and a $2,924,489 decrease in the value of intangible assets as of April 30, 2008.

Stock Sale Agreement. On June 30, 2008, we entered into a Stock Sale and Purchase Agreement with Shandong Group to purchase up to 29,000,000 shares of our common stock at $.25 per share upon completion of the Qufu Shengwang acquisition.

Amendment to Stock Sale Agreement. As a result of the Amendment to Acquisition Agreement, on September 2, 2008, we entered into an Amendment to the Stock Sale agreement to sell up to 29,525,776 shares of the our common stock to Shandong Group at $.21 per share upon completion of the Qufu Shengwang acquisition.  In addition, the Amendment to Stock Sale Agreement provides that in the event Qufu Shengwang does not earn a minimum of $5,000,000 in net income as determined in accordance with U.S. GAAP (the "Target Amount") over a period of 36 consecutive months beginning the first day of the month following the closing of the stock purchase (the "Earnings Target Period"), Shandong Group shall be obligated to return a number of shares of common stock equal to an amount computed by multiplying (i) a fraction, the numerator of which is the Target Amount less the amount of Qufu Shengwang's net income earned over the Earnings Target Period and the denominator is the Target Amount; by (ii) the number of shares of Common Stock purchased by Shandong Group under the Stock Sale Agreement.

Second Amendment to Stock Sale Agreement. As a result of the second amendment to acquisition agreement, on November 18, 2008 we entered into a second amendment to the Stock Sale Agreement to reduce the total number of shares of the our common stock to be purchased by Shandong Group from 29,525,776 to 19,175,480 at $.21 per share. As a result of the Second Amendment to Stock Sale Agreement, we canceled 10,350,296 shares of its Common Stock issued to Shandong Group on December 10, 2008 and reduced the amount due from Shandong Group by $2,173,562 reflecting the difference between the purchase price under the Amendment to Stock Sale Agreement and the purchase price for the shares of common stock under the Second Amendment to the Stock Sale Agreement. In satisfaction of this term, the purchase was completed by Shandong Group’s delivery of the 60% interest in Qufu Shengwang. The 19,175,480 shares of Common Stock purchased by Shandong Group represented approximately 22% of the issued and outstanding shares of our common stock prior to the transaction.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

Purchase price	$4,026,851

Net Assets Acquired:
Total Assets	7,011,682
Minus: Liabilities	(181,756)
Total Net Assets	6,829,926
*60% ownership
Net Assets Acquired:	4,097,956

Net Assets acquired in excess of purchase price	$71,105

Acquisition of  Qufu Shengren

Qufu Shengren, founded in December 2003, manufactures and distributes pharmaceutical products throughout China. In March 2007, Qufu Shengren received a Certificate of Good Manufacturing Practices (“GMP Certificate”) from State Food and Drug Administration in China for its pharmaceutical products. Sunwin expects to convert Qufu Shengren’s pharmaceutical production facilities to the production of high grade stevia saving substantial construction time for Sunwin. Once the conversion of the facility is complete, Sunwin expects its overall high grade stevia production capacity to be 100 tons annually.

Aquisition Agreement. On March 25, 2009, Qufu Natural Green acquired Qufu Shengren for $3,097,242. The purchase price under the Agreement represents 100% of the value of the net tangible assets of Qufu Shengren of $3,097,242, as of December 30, 2008.

Stock Sale Agreement. On March 25, 2009, we entered into a Stock Sale and Purchase Agreement with the shareholders of Qufu Shengren to purchase up to 21,434,201 of our common stock at $.145 per share, representing approximately 14.4 % of the issued and outstanding our common stock.  The purchase was completed by delivery of the interest in Qufu Shengren by its shareholders.

Purchase Price	$3,097,242

Net Assets Acquired (March 31, 2009):
Total Assets	6,137,919
Minus: Liabilities	(2,501,367)
Total Net Assets	3,636,552
*100% ownership
Net Assets Acquired:	3,636,552

Net Assets acquired in excess of purchase price	$539,310

Proforma Statements

The unaudited pro forma combined financial statements are presented to illustrate the estimated effects on Sunwin having entered into the purchase agreement with Qufu Shengwang and Qufu Shengren.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisitions of Qufu Shengwang and Qufu Shengren occurred as of the periods presented, or during the operational periods presented, nor is it necessarily indicative of the future financial position or operating results.

An allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying unaudited pro forma combined financial statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent our preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that we believe to be reasonable. Consequently, the amounts reflected in the pro forma financial statements are subject to change, and the final amounts may differ substantially.

The accompanying unaudited pro forma combined financial statements do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of the operations of Qufu Shengwang and Qufu Shengren. Further, actual results may be different from these unaudited pro forma combined financial statements.

The following unaudited pro forma combined financial information presented below, gives effect to the acquisitions, in 2009, of Qufu Shengwang and Qufu Shengren. These acquisitions were accounted for under the purchase method of accounting prescribed by SFAS 141 as SFAS 141R will become effective for us after May 1, 2009, the beginning of our fiscal year 2010, and early adoption of SFAS 141R is prohibited. The below presentation is prepared as if the acquisitions had occurred as of the beginning of fiscal year 2009, the fiscal year of acquisition ..

Qufu Shengwang was established on August 20, 2007 and Qufu Shengren was founded in December 2003.  The operations from their date of inception through April 30, 2008 had been minimal; accordingly, no pro-forma financial information is presented for year ended April 30, 2008.

SUNWIN INTERNATIONAL NEUTRACUETICALS, INC. AND SUBSIDIARIES
UNAUDITED PRO-FORMA STATEMENTS OF OPERATIONS
	For the fiscal year ended April 30, 2009
					Sunwin
	Sunwin	Qufu	Qufu	Pro-forma	International
	International	Shengwang	Shengren	Adjustments	Pro-forma
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET REVENUES	$21,691,675	$602,194	$114,254	$-	$22,408,123
COST OF SALES	16,550,294	626,813	89,156	-	$17,266,263
GROSS PROFIT	5,141,381	(24,619)	25,098	-	5,141,860

OPERATING EXPENSES:
Stock-based consulting expense	350,047			-	350,047
Selling Expenses	1,660,944	43,993	3,442	-	1,708,379
General and Administrative	2,291,251	232,232	31,723	-	2,555,206
Total Operating Expenses	4,302,242	276,225	35,165	-	4,613,632

INCOME (LOSS) FROM OPERATIONS	839,139	(300,844)	(10,067)	-	528,228

OTHER INCOME:
Other income (expenses)	84,890	(1,609)	51	-	83,332
Interest Income	50,130	3,105	415	-	53,650
Total Other Income	135,020	1,496	466	-	136,982

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	974,159	(299,348)	(9,601)	-	665,210

INCOME TAXES:	(307,527)	-	-		(307,527)

INCOME (LOSS) BEFORE PROVISION FOR MINORITY INTEREST	666,632	(299,348)	(9,601)	-	357,683

MINORITY INTEREST OF LOSS	-	-	-	119,739	119,739

NET INCOME (LOSS)	$666,632	$(299,348)	$(9,601)	$119,739	$477,422

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	629,584	156,240	5,513	-	791,337

COMPREHENSIVE INCOME (LOSS)	$1,296,216	$(143,108)	$(4,088)	$119,739	$1,268,759

NET INCOME PER COMMON SHARE-BASIC AND DILUTED
Net income per common share-basic					$0.00
Net income per common share-diluted					$0.00

Weighted common shares outstanding-basic					123,451,788
Weighted common shares outstanding-diluted					123,920,125

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

NOTE 9 – STOCKHOLDERS’ EQUITY

We recognized $350,047 and $1,085,129 in stock-based compensation and consulting expense during fiscal 2009 and fiscal 2008, respectively.  These amounts were the amortized expense for stock options granted is previous fiscal years and reported as a component of general and administrative expense.  Specific transactions for each class of shareholders’ equity are discussed below.

PREFERRED STOCK

We are authorized to issue 1,000,000 shares of Preferred Stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. At April 30, 2009 and 2008, there were no shares of preferred stock issued or outstanding.

COMMON STOCK

During fiscal 2009, we issued 1,286,310 shares of our common stock upon the exercise of purchase warrants at $0.15 per share providing proceeds of $192,946. During fiscal 2008, we issued 1,097,160 shares of our common stock upon the exercise of purchase warrants at $0.65 per share providing proceeds of $713,154.

In February, 2009 we sold 20,000,000 shares of our common stock at $.15 per share together with five year warrants to purchase 26,666,666 shares of common stock with an exercise price of $0.35 per share pursuant to a securities purchase agreement with Wild Flavors. Upon completion of the sale of our common stock and the other obligations and transactions agreed to in connection with the securities purchase agreement, Wild Flavors owned approximately 15.7% of the issued and outstanding of our common stock.

In connection with and directly related to the sale of common stock to Wild Flavors, we paid fees of $100,000 to Mr. Jeffrey Reynolds in cash and issued 1,000,000 shares of our common stock which were fair valued at $300,000 to Mr. Reynolds. We also paid legal fees of $10,000 to our counsel associated with the sale of common stock.  The fees paid to Mr. Reynolds and counsel were accounted for as a direct cost of the offering and were recognized as a reduction in the proceeds. After payment of these fees and costs associated with this offering, we received net proceed of approximately $2,890,000. The net proceeds of this offering will be used for expansion of our Stevia production facilities in China and general corporate purposes.

In connection with the acquisition of 60% interest in Qufu Shengwang as described in "Note 8 – Acquisitions", we sold 19,175,480 shares of our common stock to the non-controlling owners of Qufu Shengwang.

In connection with the acquisition of Qufu Shengren as described in "Note 8 – Acquisitions", we sold 21,434,201 shares of our common stock in April 2009 to the former owners of Qufu Shengren.

STOCK OPTIONS

As of April 30, 2009 or 2008, no options were outstanding under either the 2005 Plan or 2006 Plan.

COMMON STOCK PURCHASE WARRANTS

In March 2007 as a component of a unit equity capital raise, we issued five-year common stock purchase warrants to purchase an aggregate of 10,793,750 shares of its common stock at an initial exercise price of $0.65 per share.  There are an aggregate of 8,410,280 of the warrants that remain issued and outstanding as of April 30, 2009.  The shares of common stock issuable upon the exercise of the warrants are covered by an effective registration statement.

On February 20, 2009, our Board of Directors approved the permanent reduction in the exercise price of these warrants to $0.15 per share.  The last sale price of our common stock on February 20, 2009 as reported on the OTC Bulletin Board was $0.30.  Other than the reduction in the exercise price, all of terms and conditions of the warrants remain unchanged.

In February 2009, we issued 20,000,000 shares of our common stock at a price of $.15 per share together with five year warrants to purchase 26,666,666 shares of common stock with an exercise price of $0.35 per share in connection with a securities purchase agreement Wild Flavors owned approximately 15.7% of the issued and outstanding of our common stock.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

During fiscal 2009, 1,286,310 warrants were exercised at $0.15 per share with proceeds of $192,946. During fiscal year 2008, 1,097,160 warrants were exercised at $0.65 per share with proceeds of $713,154.

A summary of the changes to our outstanding stock warrants granted during fiscal 2009 and fiscal 2008 is as follows:

		Weighted Average
	Shares	Exercise Price
Outstanding at April 30, 2007	10,793,750	$0.65	*
Granted	-	-
Exercised	(1,097,160)	0.65
Forfeited	-	-

Outstanding at April 30, 2008	9,696,590	0.65	*
Granted	26,666,666	0.35
Exercised	(1,286,310)	0.15
Forfeited	-	-

Outstanding at April 30, 2009	35,076,946	0.30

Warrants exercisable at end of the year	35,076,946	$0.30
Weighted average fair value of warrants granted during the period	-	$0.35

* The warrant exercise price was permanently reduced to $0.15 on February 20, 2009.

The following information applies to all warrants outstanding at April 30, 2009:

	Warrants Outstanding			Warrants Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise		Contractual	Exercise		Exercise
Prices	Shares	Life	Price	Shares	Price
$0.15	8,410,280	2.92	$0.15	8,410,280	$0.15
$0.35	26,666,666	4.77	$0.35	26,666,666	$0.35
	35,076,946		$0.30	35,076,946	$0.30

NOTE 10 - CONSULTING AGREEMENTS AND COMMITMENTS

CONSULTING AGREEMENTS

On April 24, 2007 we engaged CDI Shanghai Management Co., Ltd., and Capital One Resource Co., Ltd. to provide support in a variety of areas, including general business consulting, identification of potential acquisitions targets in the Asian region as well as business development opportunities for our products in the Asian region. The term of the agreement was 12 months. Under the terms of the agreement, we issued Capital One Resources Co., Ltd. 1,200,000 shares of our common stock valued at $600,000 as base compensation. Upon termination of the April 24, 2007 agreement, China Direct Industries, Inc. continued to provide services to us under that agreement through April 30, 2008 for no additional charge.

On April 30, 2007 we entered into an additional agreement with China Direct Investments, Inc. Under the terms of the agreement China Direct Investments, Inc. was engaged to provide advice regarding general business development of Sunwin Stevia International, assist in the creation of marketing and sales plan, identify, evaluate and structure potential mergers or acquisitions and support us in the development of our OnlySweet line of products. As compensation for services, China Direct Investments, Inc. will receive, in perpetuity, 4% of the annual gross revenue generated by Sunwin Stevia International and/or its proprietary line of products. The agreement may be terminated by either party upon 30 days notice; however, compensation earned or accrued through the date of termination is retained. China Direct investments, Inc. waived the fee due in fiscal 2009 and fiscal 2008.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

On April 29, 2009 the Company entered into a consulting agreement with China Direct Investments, Inc. to provide services during the period beginning May 1, 2009 through April 30, 2010. Under the terms of the agreement China Direct Investments, Inc. will provide advice regarding general business matters, evaluate potential sources of investment capital, manage professional resources, coordinate filings with the SEC, assist in the implementation of internal controls, translation services, and assist in the coordination of investor road shows, or investment conferences. As compensation for services we agreed to issue 1,300,000 shares of our common stock within 30 days of signing the agreement, and $150,000 within 45 days of signing the agreement. In May 2009 we issued 1,300,000 shares of our common stock with a fair value of $273,000 and paid $100,000 to China Direct Investments, Inc. in connection with this consulting agreement.

OPERATING LEASES

We lease office and manufacturing space under leases in Shandong, China that expire through 2014.

All facilities related to traditional Chinese medicine are leased from Shandong Shengwang Pharmaceutical Group Corporation (“Shandong Group”) a related party. This lease term will be expired on October 1, 2012 with annual lease payment of $21,592.

In October 2002, Qufu entered into a lease agreement with Qufu LuCheng Chiya Resident Commitment, an unaffiliated local governmental owned entity, which covers the approximate 25,200 square foot facilities used by our veterinary medicine product group. This lease, which expires on August 20, 2012, provides for annual rent of approximately $24,290, payable in a lump sum annually.

In April 2004, Qufu entered into a lease agreement with Qufu ShengDa Industry Co., Ltd., an unaffiliated local governmental owned entity, which covers the approximate 36,000 square foot facilities used by our stevioside product group. This lease, which expires on April 1, 2014, provides for annual rent of approximately $4,048, for the first three years of the term and thereafter increases to approximately $6,747 for the balance of the lease term, payable in a lump sum annually.

In March 2004, Qufu Shengren entered into a lease agreement with Qufu Shengwang, which covers the approximate two hectares land used by Qufu Shengren. This lease provides for use of the property at no cost and expires on March 14, 2054.

Future minimum rental payments required under these operating leases are as follows:

Period:	Total	Shandong
Period Ended April 30, 2009	$52,629	$21,592
Period Ended April 30, 2010	$52,629	$21,592
Period Ended April 30, 2011	$52,629	$21,592
Period Ended April 30, 2012	$52,629	$21,592
Period Ended April 30, 2013	$23,841	$8,997

Thereafter	$6,185	$0

Rent expense included in general and administrative expenses for fiscal 2009 and fiscal 2008 totaled to $26,214 and $52,629, respectively.

NOTE 11 - OPERATING RISK

(a) Country risk

Currently, our revenues are mainly derived from the manufacture and sale of stevioside, traditional Chinese medicine, organic herbal medicine, and veterinary products in the People’s Republic of China (“PRC”). We hope to expand its operations to countries outside the PRC; however, such expansion has not been commenced and there are no assurances that we will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on our financial condition.

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

(b) Products risk

In addition to competing with other PRC based companies, we could have to compete with larger U.S. companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If U.S. companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that we will remain competitive should this occur.

(c) Exchange risk

We can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that we could post the same amount of profit for two comparable periods when expressed in Chinese Renminbi (RMB”), and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, our ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

Our future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to us and have an adverse effect on business development. We do not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

Currently all of our revenues are derived through the operations of Qufu and its subsidiaries. Economic, governmental, political, industry and internal company factors outside of our control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the subsidiary companies include the fact that Qufu and all of its subsidiaries are located in China and have specific risks associated with operating in China and the intensifying competition for our products and services.

NOTE 12 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. In fiscal 2009 and fiscal 2008, we operated in two reportable business segments - (1) sale of stevioside and (2) the sale of essential traditional Chinese medicine, organic herbal medicine, neutraceutical products, and animal medicines prepared from organic herbal ingredients. Our reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. Condensed information with respect to these reportable business segments for fiscal 2009 and fiscal 2008 is as follows:

Fiscal 2009:

	Stevioside	Chinese and Veterinary Medicines	Corporate and Other	Consolidated
Net revenues	$14,513,553	$7,696,359	$-	$22,209,912
Gross Profit	2,930,910	2,149,128	-	5,080,038
Depreciation and amortization	1,343,012	317,903	-	1,660,915
Operating income	606,121	306,660	(355,414)	557,367
Interest income	2,941	49,153	108	52,202
Net income	547,973	265,260	(312,937)	500,296
Segment assets	$27,659,284	$15,830,475	$129,478	$43,619,237

SUNWIN INTERNATIONAL NEUTRACEUTICALS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2009 and 2008 – Continued

Fiscal 2008:

	Stevioside	Chinese and Veterinary Medicines	Corporate and Other	Consolidated
Net revenues	$12,865,842	$10,066,380	$-	$22,932,222
Gross Profit	2,767,990	3,317,553	-	6,085,543
Depreciation and amortization	867,444	275,472	-	1,142,916
Operating income	526,429	1,019,249	(1,528,235)	17,443
Interest income	19,515	56,910	3,905	80,330
Net Income	502,808	1,024,102	(1,524,331)	2,579
Long-lived asset expenditures	699,935	40,087		740,022
Segment assets	$17,753,154	$12,284,076	$60,657	$30,097,887

NOTE 13 - SUBSEQUENT EVENTS

In May, 2009 we converted our wholly owned subsidiary, Sunwin Stevia International from a Florida Corporation into a Delaware limited liability company and renamed it Sunwin USA, LLC (“Sunwin USA”).  In exchange for our contribution of Sunwin Stevia International’s current capital to Sunwin USA, we received 5,500 membership units in Sunwin USA, a 55% interest after giving effect to the issuance of 4,500 membership units issued to Wild Flavors who retained 45% interest in restructured Sunwin USA.  In consideration for the issuance of its 45% interest in Sunwin USA, Wild Flavors agreed to provide sales, marketing, logistics and supply chain management, product development and regulatory services to Sunwin USA over a period of two years beginning on February 5, 2009. We valued these services at $1,000,000. In addition, Wild Flavors agreed to act as the sole manager of Sunwin USA and will be responsible for all of its business and affairs as provided for in the proposed form of the operating agreement to be entered into with Wild Flavors. Wild Flavors has the right of first refusal to purchase additional membership units in Sunwin USA at $222.22 per unit to provide any additional capital required by Sunwin USA as jointly determined by Wild Flavors and us.

In addition, Wild Flavors maintains certain approval and veto rights and maintains other minority rights to provide for Wild Flavors to effectively participate in significant decisions that would be expected to be made in the ordinary course of business. In accordance with FASB Accounting Standards Codification 810-10-25-5 and after assessment of these rights individually and in aggregate, we note that the presence of such approval and veto rights overcomes our presumption of consolidation. Beginning our first quarter ended July 31, 2009, we will account for Sunwin USA as an equity method investment.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	July 31, 2009	April 30, 2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$10,594,365	$10,487,165
Accounts receivable, net	3,430,684	4,011,446
Accounts receivable - related party, net	74,642	-
Inventories, net	7,226,248	7,415,809
Prepaid expenses and other assets	363,483	294,210
Total Current Assets	21,689,422	22,208,630

EQUITY METHOD INVESTMENT	361,194	-
PROPERTY AND EQUIPMENT, net	19,019,979	19,121,340
LAND USE RIGHT	2,273,858	2,289,267
Total Assets	$43,344,453	$43,619,237

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,107,478	$2,098,967
Taxes payable	52,893	160,021
Due to related party	58,576	58,578
Other current payables	14,910	10,000
Total Current Liabilities	2,233,857	2,327,566

OTHER PAYABLES	157,659	157,830
Total Liabilities	2,391,516	2,485,396

EQUITY
Sunwin International Neutraceuticals, Inc. shareholders' equity:
Preferred stock ($.001 Par Value; 1,000,000 shares authorized; No shares issued and outstanding)	-	-
Common stock ($.001 Par Value; 200,000,000 shares authorized; 151,202,927 and 149,902,927 shares issued and outstanding at July 31, 2009 and April 30, 2009, respectively)	151,203	149,903
Additional paid-in capital	27,970,957	27,712,257
Retained earnings	6,456,016	6,826,215
Accumulated other comprehensive income	3,784,780	3,828,469
Total Sunwin International Nequtraceuticals, Inc. shareholders' equity	38,362,956	38,516,844
Non-controlling interest	2,589,981	2,616,997
Total equity	40,952,937	41,133,841
Total Liabilities and Shareholders' Equity	$43,344,453	$43,619,237

See notes to unaudited consolidated financial statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended July 31,
	2009	2008
Revenues	$3,294,042	$6,227,872
Revenues - related party	109,932	-
Total revenues	3,403,974	6,227,872

Cost of revenues	2,645,996	4,717,667
Gross profit	757,978	1,510,205

Operating expenses:
Share-based consulting expense	260,000	123,748
Selling expenses	308,049	459,336
General and administrative	515,642	568,168
Total Operating Expenses	1,083,691	1,151,252
(Loss) income from operations	(325,713)	358,953

Other (expense) income
Equity in loss of equity method investees	(62,299)	-
Other income	4,942	240
Interest income	10,133	12,611
Total Other (Expense) Income	(47,224)	12,851

Net (loss) income before income taxes	(372,937)	371,804

Income taxes	(23,886)	(74,170)
Net (loss) income	(396,823)	297,634
Less: Net loss attributable to noncontrolling interest	(26,624)	-
Net (loss) income attributable to Sunwin International Neutracueticals, Inc.	$(370,199)	$297,634

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
Net income per common share - basic	$(0.00)	$0.00
Net income per common share - diluted	$(0.00)	$0.00

Weighted Common Shares Outstanding - basic	151,102,927	87,006,936
Weighted Common Shares Outstanding - diluted	151,102,927	87,006,936

See notes to unaudited consolidated financial statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended July 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income attributable to Sunwin International Neutracueticals, Inc.	$(370,199)	$297,634
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	474,663	361,023
Amortization of land use rights	12,907	-
Stock based consulting fees	260,000	123,748
Equity in loss of equity method investees	62,299	-
Noncontrolling interest	(26,624)	-
Allowance for doubtful accounts	-	41,237
Changes in assets and liabilities:
Accounts receivable	506,143	404,943
Accounts receivable - related party	(74,672)	-
Inventories	15,179	(201,729)
Prepaid expenses and other current assets	(71,618)	(78,462)
Accounts payable and accrued expenses	86,900	49,131
Taxes payable	(106,997)	(322,476)
Advances from customers	4,912	(7,838)
NET CASH PROVIDED BY OPERATING ACTIVITIES	772,893	667,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash contributed to equity method investment	(260,569)	-
Purchase of property and equipment	(394,578)	(76,269)
NET CASH USED IN INVESTING ACTIVITIES	(655,147)	(76,269)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	-	100,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	100,000

EFFECT OF EXCHANGE RATE ON CASH	(10,546)	158,616
NET INCREASE IN CASH	107,200	849,558
CASH - beginning of fiscal year	10,487,165	6,811,136
CASH - end of period	$10,594,365	$7,660,694

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$44,898	$180,586
Cash paid for interest	$-	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITES:
Fair value of non-cash assets contributed to equity method investment	$239,107	$-
Fair value of liabilites contributed to equity method investment	$76,183	$-

See notes to unaudited consolidated financial statements.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the Year Ended April 30, 2009 and Three Months Ended July 31, 2009 (Unaudited)

	Sunwin International Neutraceuticals, Inc. Shareholders
	Common Stock, $.001 Par Value		Additional			Accumulated Other
	Number of		Paid-in	Retained	Subscription	Comprehensive	Noncontrolling	Comprehensive	Total
	Shares	Amount	Capital	Earnings	Receivable	Income	Interest	Income	Equity
Balance, April 30, 2008	87,006,936	$87,007	$17,218,066	$6,325,919	$(372,900)	$3,189,794	$-	$-	$26,447,886

Common stock issued for acquisition	40,609,681	40,610	7,083,483	-	-	-	-	-	7,124,093
Noncontrolling interest in Qufu Shengwang	-	-	-	-	-	-	2,731,970	-	2,731,970
Common stock sold for cash	20,000,000	20,000	2,970,000	-	-	-	-	-	2,990,000
Common stock issued for placement fee	1,000,000	1,000	(1,000)	-	-	-	-	-	-
Placement fee paid	-	-	(100,000)	-	-	-	-	-	(100,000)
Exercise of Warrants	1,286,310	1,286	191,660	-	-	-	-	-	192,946
Subscription receivable	-	-	-	-	372,900	-	-	-	372,900
Amortization of stock based compensation	-	-	350,048	-	-	-	-	-	350,048
Comprehensive income:
Net income for the year	-	-	-	500,296	-	-	(114,973)	385,323	385,323
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	-	-	-	-	-	638,675	-	638,675	638,675
Other comprehensive income (loss)	-	-	-	-	-	-	-	638,675	638,675
Comprehensive income	-	-	-	-	-	-	-	1,023,998	1,023,998
Balance, April 30, 2009	149,902,927	149,903	27,712,257	6,826,215	-	3,828,469	2,616,997		41,133,841

Common stock issued for services (unaudited)	1,300,000	1,300	258,700	-	-	-	-	-	260,000
Comprehensive income:
Net income for the year (unaudited)	-	-	-	(370,199)	-	-	(26,624)	(396,823)	(396,823)
Other comprehensive income (loss), net of tax (unaudited):
Foreign currency translation adjustment (unaudited)	-	-	-	-	-	(43,689)	(392)	(44,081)	(44,081)
Other comprehensive income (loss) (unaudited)	-	-	-	-	-	-	-	(44,081)	(44,081)
Comprehensive income (unaudited)	-	-	-	-	-	-	-	$(440,904)	$(440,904)
Balance, July 31, 2009 (unaudited)	151,202,927	$151,203	$27,970,957	$6,456,016	$-	$3,784,780	$2,589,981		40,952,937

See notes to unaudited consolidated financial statements.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Sunwin International Neutraceuticals, Inc., a Nevada corporation, and its subsidiaries are referred to in this report as the “Company”, “we”, “us”, “our”, or “Sunwin”.

We sell stevioside, a natural sweetener, as well as herbs used in traditional Chinese medicines and veterinary products. Substantially all of our operations are located in the People’s Republic of China (the “PRC”). We have built an integrated company with the sourcing and production capabilities designed to meet the needs of our customers.

Our operations are organized in two operating segments related to our product lines:

-	Stevioside; and
-	Chinese and Veterinary Medicine.

Stevioside Segment

Stevioside and rebaudioside are all natural, low calorie sweeteners extracted from the leaves of the stevia rebaudiana plant. Stevioside is a safe and natural alternative to sugar for people needing low sugar or low calorie diets.  Qufu Shengwang and Qufu Shengren are two fiscal 2009 acquisitions now included in this segment.

Qufu Shengwang

In fiscal 2009, Qufu Natural Green acquired a 60% interest in Qufu Shengwang from its shareholder, Shandong Group, for $4,026,851. The purchase price represents 60% of the value of the net tangible assets of Qufu Shengwang as of April 30, 2008. Shandong Group is owned by Laiwang Zhang, our President and Chairman of the board of directors. Qufu Shengwang manufactures and sells stevia food additives, agricultural organic fertilizers and bio fertilizers.

Qufu Shengren

In fiscal 2009, Qufu Natural Green acquired Qufu Shengren for $3,097,242. The purchase price is equal to the value of the assets of Qufu Shengren as determined by an independent asset appraisal in accordance with asset appraisal principles in the PRC. Qufu Shengren is engaged in the production and distribution of bulk drugs and pharmaceuticals.

Chinese and Veterinary Medicine Segment

In our Chinese and Veterinary Medicine Segment, we manufacture and sell a variety of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals.

Sunwin USA, LLC

In fiscal 2009, we entered into a distributorship and operating agreement with Wild Flavors for the worldwide distribution of our stevioside based sweetener products and issued Wild Flavors a 45% interest in Sunwin USA, LLC. In exchange Wild Flavors’ agreed to provide sales, marketing, logistics and supply chain management, product development and regulatory services with a stated value of $1,000,000 over a period of two years beginning on February 5, 2009, and will act as the sole manager of Sunwin USA and will be responsible for all of its business and affairs.

On May 11, 2009 we converted our former subsidiary Sunwin Stevia International, a Florida Corporation, into Sunwin USA, LLC, a Delaware limited liability company.  We retain a 55% voting interest in the new company, yet the aggregate impact of veto and approval rights of the minority voting interest has overcome our ability to consolidate this entity.  Therefore, we will account for our investment in Sunwin USA, LLC as an equity method investment.

BASIS OF PRESENTATION

We are on a fiscal year ending April 30, as such the year ended April 30, 2009 is referred to as “fiscal 2009” and the coming year ending April 30, 2010 is referred to as “fiscal 2010”.  Also, the three month period ending July 31, is our first quarter and the three month period ending July 31, 2009 is referred to as the “first quarter of fiscal 2010”. Likewise, the three month period ending July 31, 2008 is referred to as the “first quarter of fiscal 2009”.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods presented are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented.

The unaudited consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These unaudited consolidated interim financial statements should be read in conjunction with the financial statements for the year ended April 30, 2009 and notes thereto contained on Form 10-K of the Company as filed with the SEC. The result of operations and cash flows for the three months ended July 31, 2009, are not necessarily indicative of the results of operations or cash flows which may be reported for future periods or the full fiscal year.

Certain financial statement amounts relating to prior periods have been reclassified to conform to the current period presentation.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented.

Significant estimates for the periods reported include the allowance for doubtful accounts which is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers, knowledge of our industry segment in Asia, and historical bad debt experience.  This evaluation methodology has proven to provide a reasonable estimate of bad debt expense in the past and we intend to continue to employ this approach in our analysis of collectability.  However, we are aware that given the current global economic situation, including that of China, meaningful time horizons may change.  We intend to enhance our focus on the evaluation of our customers' sustainability and adjust our estimates as may be indicated.

We also rely on assumptions and estimates to calculate reserve for obsolete inventory and the depreciation of property, plant and equipment. We make assumptions of expiration duration on our products held as inventory based on historical experience and if applicable, regulatory recommendation. We also group property plant and equipment into similar groups of assets and estimate the useful life of each group of assets; see Note 3 – Property and Equipment for further information on asset groups and estimated useful lives.

Further, we rely on certain assumptions and calculations underlying our provision for taxes in China.  Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations.  These assumptions and estimates have been materially accurate in the past and are not expected to materially change in the future.  Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, we consider all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The carrying value of these instruments approximates their fair value.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible. At July 31, 2009 and April 30, 2009, the allowances for doubtful accounts were $817,039 and $817,923, respectively.

INVENTORIES

Inventories, consisting of raw materials, work in process, and finished goods related to our products, are stated at the lower of cost or market (estimated net realizable value) utilizing the weighted average method.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), for assets and liabilities measured at fair value on a recurring basis. SFAS 157 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. The adoption of SFAS 157 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, SFAS 157 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company did not have any Level 2 or Level 3 assets or liabilities as of June 30, 2009.

Cash and cash equivalents of $10,594,365, that may include money market securities and commercial paper that are considered to be highly liquid and easily tradable as of July 31, 2009. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy.

In addition to SFAS 157 as noted above, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” was effective for the three months ended July 31, 2009. SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any of its qualifying financial instruments.

INCOME TAXES

The Company files federal and state income tax returns in the United States for its corporate operations, and files separate foreign tax returns for our Chinese subsidiaries. We account for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes", as clarified by the Financial Accounting Standard Board ("FASB") interpretation No. 48, "Accounting for Uncertainty in Income Taxes", which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

BASIC AND DILUTED EARNINGS PER SHARE

Under the provisions of SFAS 128, “Earnings Per Share”, basic income (loss) per common share is computed by dividing income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the company, subject to anti-dilution limitations.

	For three months ended July 31,
	2009	2008
Numerator:
Net (loss) income attributable to Sunwin International Neutraceuticals, Inc.	$(370,199)	$297,634

Numerator for basic EPS, (loss) income applicable to common stock holders	$(370,199)	$297,634
Denominator:
Denominator for basic earnings per share - weighted average number of common shares outstanding	151,102,927	87,006,936
Stock Awards, Options, and Warrants*	-	-

Denominator for diluted earnings per share - adjusted weighted average outstanding average number of common shares outstanding	151,102,927	87,006,936
Basic and Diluted loss Per Common Share:
Earnings per share - basic	$0.00	$0.00

Earnings per share - diluted	$0.00	$0.00

* At July 31, 2008 outstanding warrants to purchase common stock, which could have resulted in the issuance of 9,696,590 additional common shares were anti-dilutive as the exercise price of the warrants exceeded the average market price of our stock and, accordingly, has not been included in the earnings per share calculation for first quarter of fiscal 2009.  On February 20, 2009, the exercise price for a portion of outstanding warrants was reduced from $0.65 to $0.15. At July 31, 2009 outstanding purchase warrants which could have resulted in the issuance of 8,410,280 additional common shares were anti-dilutive as we reported a net loss applicable to our common shareholders; additionally, outstanding purchase warrants which could have resulted in the issuance of 26,666,666 additional common shares were also anti-dilutive as the exercise price of the warrants exceeded the average market price.  Both these tranches of warrants were not included in diluted earnings per calculations for the first quarter of fiscal 2010.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight line method over the estimated economic lives of the assets, which range from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Accumulated depreciation on property and equipment totaled $6,194,633 and $5,726,352 at July 31, 2009 and April 30, 2009, respectively.  Also depreciation expense totaled $474,663 and $361,023 for the first quarter of fiscal 2010, and 2009, respectively.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation" and are included in determining net income or loss.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

The reporting currency for the Company is the U.S. dollar. The functional currency of our Chinese subsidiaries is the local currency; the Chinese dollar or Renminbi ("RMB"). The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss. The cumulative translation adjustments were an unrealized loss of $44,080 for the first quarter of fiscal 2010 and unrealized gain of 615,112 for the first quarter of fiscal 2009.

COMPREHENSIVE INCOME

Comprehensive income is comprised of net income and other comprehensive income or loss. Other comprehensive income or loss refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive income but excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity.

Our other comprehensive income consists of currency translation adjustments. The following table sets forth the computation of comprehensive income for the first quarter of fiscal 2010 and 2009, respectively:

	For the Three Months Ended July 31,
	2009	2008
	(unaudited)	(unaudited)
Net (loss) income	$(396,823)	$297,634
Other comprehensive (loss) income, net of tax
Foreign currency translation (loss) gain, net of tax	(44,080)	615,112
Comprehensive Income	(440,903)	912,746
Comprehensive Income attributable to noncontrolling interests	27,016	--
Comprehensive (loss) Income attributable to Sunwin International Neutraceuticals, Inc.	$(413,887)	$912.746

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable. We place our cash with high credit quality financial institutions in the United States and China. At July 31, 2009, we had $10,576,702 on deposit in China, which is not insured. We have not experienced any losses in such accounts through July 31, 2009.

Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, we believe concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. We also perform ongoing credit evaluations of its customers to help further reduce potential credit risk.

STOCK BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with SFAS No. 123R, "Share-Based Payment, An Amendment to FASB Statement No. 123". SFAS 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees as an expense in our statements of operations over the service periods of each award.

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 and SAB Topic 13 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

SHIPPING COSTS

Shipping costs are included in selling expenses and totaled approximately $72,000 and $125,000 for the first quarter of fiscal 2010 and fiscal 2009, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (“SFAS 168”). The FASB Accounting Standards Codification (“Codification”) will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants, including us. On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative.   SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We do not expect the adoption of this statement to have a material effect on our financial position and results of operations.

In June 2009 the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 167 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity, specifies updated criteria for determining the primary beneficiary, requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity, eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity, amends certain guidance for determining whether an entity is a variable interest entity, requires enhanced disclosures about an enterprise’s involvement in a variable interest entity, and includes other provisions. SFAS 167 will be effective as of the beginning of the our first interim and annual reporting periods that begin after November 15, 2009 or the beginning of our fiscal year ended April 30, 2011. Earlier application is prohibited. We are currently evaluating the impact of this statement on our consolidated financial statements.

We adopted SFAS No. 165, Subsequent Events (“SFAS 165”). The objective of SFAS 165 is to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, SFAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this statement has not had a material effect on the Company’s consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 2 - INVENTORIES

At July 31, 2009 and April 30, 2009, inventories consisted of the following:

	July 31, 2009	April 30, 2009
	(unaudited)
Raw materials	$2,195,474	$3,136,205
Work is process	201,132	265,295
Finished goods	5,112,093	4,297,066
	7,508,699	7,698,566
Less: reserve for obsolete inventory	(282,451)	(282,757)
	$7,226,248	$7,415,809

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

NOTE 3 - PROPERTY AND EQUIPMENT

At July 31, 2009 and April 30, 2009, property and equipment consisted of the following:

	Estimated Life	July 31, 2009	April 30, 2009
		(unaudited)
Office Equipment	5-7 Years	$215,801	$215,966
Auto and Trucks	10 Years	375,853	375,157
Manufacturing Equipment	20 Years	16,519,499	16,032,086
Buildings	20 Years	8,102,556	8,062,991
Construction in Process		903	161,492
		25,214,612	24,847,692
Less: Accumulated Depreciation		(6,194,633)	(5,726,352)
		$19,019,979	$19,121,340

For the three months ended July 31, 2009 and 2008, depreciation expense totaled $474,663 and $361,023, respectively.

NOTE 4-INTANGIBLE ASSETS

Intangible assets consisted of the following:

	Estimated Life	July 31, 2009	April 30, 2009
		(unaudited)
Land Use Right	46 years	$2,321,165	$2,323,710
Less: Accumulated Amortization		(47,307)	(34,443)
		$2,273,858	$2,289,267

 For the three month period ended July 31, 2009 and 2008, amortization expense amounted to $12,907 and $0, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

Due to related parties

At July 31, 2009 and April 30, 2009, due to related parties consisted of the following:

	July 31, 2009	April 30, 2009
	(unaudited)
Due to Ma Qiang	$57,100	$57,100
Due to Pharmaceutical Corporation	1,476	1,478
	$58,576	$58,578

On September 24, 2007, our subsidiary, Sunwin Canada, borrowed $430,000 from Mr. Ma Qiang, a party associated with our Chairman. The loan bears no interest, is unsecured and is due on demand. On September 5, 2008, three employees, including Ms. Wu our Chief Financial Officer, who collectively owed us $372,900 related to the exercise price of options granted and exercised in fiscal 2006 agreed to satisfy their obligation to us by assuming $372,900 of the $430,000 we owed to Mr. Qiang. As a result of this transaction, monies due us in the amount of $372,900 were satisfied and the balance due to Mr. Qiang was reduced by that amount leaving a balance owed to Mr. Qiang of $57,100 outstanding at July 31, 2009 and April 30, 2009.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

Section 402 of the Sarbanes Oxley Act of 2002 prohibits granting credit in the form of a personal loan to a director or executive officer of a public company. The delivery by Ms. Wu to us of a promissory note as consideration for the payment of the exercise price of the options was considered the extension of credit to her and, accordingly, was in violation of Section 402 of the Sarbanes Oxley Act of 2002.  At July 31, 2009 and April 30, 2009 this extension of credit had a $0 balance and was satisfied as described above.

The Company has paid management fees Pharmaceutical Corporation, in which Mr. Laiwang Zhang, our president and chairman holds a majority interest. The management fees, which have been included in general and administrative expenses, totaled $0 and $113,857 for the three months ended July 31, 2009 and 2008, respectively. At July 31, 2009, the Company owed Pharmaceutical Corporation $1,476 for management fees. Pharmaceutical Corporation has agreed to waive fees it charges us to provide consulting services to certain of its subsidiaries, including maintaining infrastructure and covering utility expenses of those entities for the calendar year 2009. In addition, Pharmaceutical Corporation has agreed that starting January 2010, the maximum consulting fee that will be charged to the Company by Pharmaceutical Corporation will be approximately $175,508 (RMB1, 200,000) per year.

Accounts Receivable – related party

At July 31, 2009 and April 30, 2009, we reported $74,642 and $0 in accounts receivable – related party, respectively.  Accounts receivable – related party reflected amounts due from Qufu Shengwang Import and Export Corporation, a Chinese entity owned by our Chairman, Mr. Laiwang Zhang for shipped merchandise.  Total related party revenues during the first quarter of fiscal 2010 and 2009 was $109,932 and $0, respectively

NOTE 6 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at July 31, 2009 and April 30, 2009 totaled $363,483 and $294,210, respectively, and includes prepayments to suppliers for merchandise that had not yet been shipped to us, as well as services that had not yet been provided to us including employee advances. We recognize prepayments as inventory or expense as suppliers make delivery of goods or provide services for which we have paid.

NOTE 7 – EQUITY METHOD INVESTMENT

Sunwin USA, LLC

In fiscal 2009, we entered into a distributorship and operating agreement with Wild Flavors, Inc. ("Wild Flavors") for the worldwide distribution of our stevioside based sweetener products and issued Wild Flavors a 45% interest in Sunwin USA, LLC (“Sunwin USA”). In exchange, Wild Flavors’ agreed to provide sales, marketing, logistics and supply chain management, product development and regulatory services with a stated value of $1,000,000 over a period of two years beginning on February 5, 2009, and will act as the sole manager of Sunwin USA and will be responsible for all of its business and affairs.

On May 11, 2009 we converted our former subsidiary Sunwin Stevia International, a Florida Corporation, into Sunwin USA, LLC, a Delaware limited liability company and contributed $423,493 of net assets into the newly formed entity.  We retain a 55% ownership interest in the new company, but the assumption to consolidate this entity based on our greater than 50% ownership interest is overcome due to the aggregate impact of veto and approval rights of the minority voting interest.  Therefore, in accordance with EITF Issue No. 96-16, Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholders Have Certain Approval or Veto Rights we account for our investment in Sunwin USA, LLC as an equity method investment.  The balance of such investment is made up of the following:

Balance at April 30, 2009	$--
Initial investment on May 11, 2009	423,493
Equity in loss of investee	(62,299)
Balance at July 31, 2009 (unaudited)	$361,194

We did not recognize any gain or loss upon the deconsolidation of this entity.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

NOTE 8 - STOCKHOLDERS' EQUITY

We recognized $260,000 and $123,748 in stock-based consulting expense during the first quarter of fiscal 2010 and fiscal 2009, respectively.  These amounts are reported as a component of general and administrative expense.  Specific transactions for each class of shareholders’ equity are discussed below.

PREFERRED STOCK

We are authorized to issue 1,000,000 shares of Preferred Stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. At July 31, 2009 and April 30, 2009, there were no shares of preferred stock issued or outstanding.

COMMON STOCK

During the first quarter of fiscal 2010, we issued 1,300,000 shares valued at $0.20 per shares of our common stock to China Direct Investments, Inc. for consulting services.

STOCK OPTIONS

As of July 31, 2009 and April 30, 2009, no options were outstanding under either our 2005 Equity Compensation Plan or our 2006 Equity Compensation Plan.

COMMON STOCK PURCHASE WARRANTS

In March 2007 as a component of a unit equity capital raise, we issued five-year common stock purchase warrants to purchase an aggregate of 10,793,750 shares of its common stock at an initial exercise price of $0.65 per share; 8,410,280 of these warrants remain issued and outstanding as of July 31, 2009.  The shares of common stock issuable upon the exercise of the warrants are covered by an effective registration statement.

On February 20, 2009, our Board of Directors approved the permanent reduction in the exercise price of these warrants to $0.15 per share.  The last sale price of our common stock on February 20, 2009 as reported on the OTC Bulletin Board was $0.30.  Other than the reduction in the exercise price, all of terms and conditions of the warrants remain unchanged.

In February 2009, we issued 20,000,000 shares of our common stock at a price of $.15 per share together with five year warrants to purchase 26,666,666 shares of common stock with an exercise price of $0.35 per share in connection with a securities purchase agreement which Wild Flavors owned approximately 15.7% of the issued and outstanding of our common stock.

During the first quarter of fiscal 2010 no warrants were exercised.  During fiscal 2009, 1,286,310 warrants were exercised at $0.15 per share with proceeds of $192,946.

A summary of the changes to our outstanding stock warrants granted during the first quarter of fiscal 2010 and all of fiscal 2009 is as follows:

		Weighted Average
	Shares	Exercise Price
Outstanding at April 30, 2008	9,696,590	0.65	*
Granted	26,666,666	0.35
Exercised	(1,286,310)	0.15
Forfeited	-	-

Outstanding at April 30, 2009	35,076,946	0.30
Granted	-	-
Exercised	-	-
Forfeited	-	-
Warrants exercisable at July 31, 2009 (unaudited)	35,076,946	$0.30
Weighted average fair value of warrants granted during the period	-	$-

* The warrant exercise price was permanently reduced to $0.15 on February 20, 2009.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)

The following information applies to all warrants outstanding at July 31, 2009:

	Warrants Outstanding			Warrants Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise		Contractual	Exercise		Exercise
Prices	Shares	Life	Price	Shares	Price
$0.15	8,410,280	2.67	$0.15	8,410,280	$0.15
$0.35	26,666,666	4.52	$0.35	26,666,666	$0.35
	35,076,946		$0.30	35,076,946	$0.30

NOTE 9 - CONSULTING AGREEMENTS AND COMMITMENTS

CONSULTING AGREEMENTS

On April 29, 2009 the Company entered into a consulting agreement with China Direct Investments, Inc. to provide services during the period beginning May 1, 2009 through April 30, 2010. Under the terms of the agreement China Direct Investments, Inc. will provide advice regarding general business matters, evaluate potential sources of investment capital, manage professional resources, coordinate filings with the SEC, assist in the implementation of internal controls, translation services, and assist in the coordination of investor road shows, or investment conferences. As compensation for services we agreed to issue 1,300,000 shares of our common stock with a fair value of $260,000 and pay $150,000. During the first quarter of fiscal 2010 we issued 1,300,000 shares of our common stock with a fair value of $260,000 and paid $110,000 to China Direct Investments, Inc. in connection with this consulting agreement.

NOTE 11 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". For the three months ended July 31, 2009 and 2008, the Company operated in two reportable business segments - (1) sale of natural sweetener (stevioside) and stevia fertilizer and (2) the sale of traditional Chinese medicines, organic herbal medicine, neutraceutical products, and veterinary medicines prepared from organic herbal ingredients. The Company's reportable segments are strategic business units that offer different products and are managed separately based on the fundamental differences in their operations.

Condensed information with respect to these reportable business segments for the first quarter of 2009 is as follows:

(Unaudited)	Natural Sweetener (Stevioside)	Chinese and Veterinary Medicines	Corporate and Other	Consolidated
Revenues	$2,502,350	$901,624	$-	$3,403,974
Interest income	1,718	8,365	50	10,133
Depreciation and amortization	398,138	76,525	-	474,663
Net income (loss) attributable to Sunwin International Neutraceuticals, Inc.	84,956	19,529	(474,684)	(370,199)
Long-lived asset expenditures	-	-	-	-
Segment assets	$30,574,460	$12,391,136	$378,857	$43,344,453

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
(UNAUDITED)
        Condensed information with respect to these reportable business segments for the first quarter of 2008 is as follows:

(Unaudited)	Natural Sweetener (Stevioside)	Chinese and Veterinary Medicines	Corporate and Other	Consolidated
Revenues	$3,519,097	$2,708,775	$-	$6,227,872
Interest income	2,586	10,025	-	12,611
Depreciation and amortization	286,991	74,032	-	361,023
Net income (loss) attributable to Sunwin International Neutraceuticals, Inc.	210,304	245,591	(158,261)	297,634
Long-lived asset expenditures	76,269	-	-	76,269
Segment assets	$18,178,297	$12,791,545	$51,544	$31,021,386

NOTE 12 - SUBSEQUENT EVENTS

In accordance with SFAS 165 "Subsequent Events", we have evaluated all events that occurred after the balance sheet date but before financial statements were available to be issued through September 11, 2009.

During September 2009, 1,436,500 stock purchase warrants were exercised at $0.15 resulting in net proceeds of $215,475.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.

PROSPECTUS

__________________, 2009

6,923,780 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$397
Legal Fees and Expenses*	45,000
Accounting Fees and Expenses*	35,000
Financial Printing*	5,000
Transfer Agent Fees*	1,500
Blue Sky Fees and Expenses*	2,500
Miscellaneous*	1,000
TOTAL	$90,397

*           estimated.

Item 14.                      Indemnification of Directors and Officers.

The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

(a)	the officer or director conducted himself or herself in good faith;
(b)	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
(c)
    in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

Item 15.                      Recent Sales of Unregistered Securities.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he/it was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In February 2006, we acquired the remaining 20% of Qufu Natural Green which we did not own from Pharmaceutical Corporation, an accredited investor, in exchange for 5,000,000 shares of our common stock valued at $2,775,000. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In March 2006 we issued 140,000 shares of our common stock to China Direct Investments, Inc., an accredited investor, as compensation under a consulting agreement for advisory services rendered. We valued the shares at $32,200. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In March 2007, we sold 9,812,500 shares of our common stock and issued common stock purchase warrants to purchase an additional 9,812,500 shares of common stock to 18 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Rule 506 of Regulation D of that act resulting in gross proceeds to us of $4,121,250. We paid Skyebanc, Inc., a FINRA member firm that acted as placement agent in the transaction, a cash fee of $15,960 and issued it warrants to purchase 38,000 shares of common stock as compensation for its services. We paid $25,000 to counsel for the investors as reimbursement for legal services rendered in connection with the offering. We also paid due diligence fees to certain investors or their advisors, as well as a fee to China Direct Investments, Inc. who advised us in the offering, which consisted of an aggregate of $151,305 in cash and common stock warrants to purchase a total of 943,250 shares of common stock.

In March 2007 we issued Capital One Resource Co., Ltd., an accredited investor and affiliate of China Direct Investments, Inc., 500,000 shares of our common stock as compensation under a consulting agreement for advisory services rendered under the terms of the agreement with China Direct Investments, Inc. We valued the shares at $215,000. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In April 2007 we issued Capital One Resource Co., Ltd., an accredited investor and affiliate of China Direct Investments, Inc., 1,200,000 shares of our common stock as compensation under a consulting agreement for advisory services. We valued the shares at $600,000 based upon the fair market value of the shares on the date of issuance. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In November 2008 we sold 19, 1745,480 shares of our common stock pursuant to the terms of the Stock Sale Agreement with Qufu Shengwang Group, an affiliate and an accredited investor, at a purchase price of $0.21 per share in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.  We received proceeds of $$4,026,851 and we did not pay any commissions or finder’s fees in this transaction.

In February, 2009 we sold 20,000,000 shares of our common stock at $0.15 per share together with five year warrants to purchase 26,666,666 shares of common stock with an exercise price of $0.35 per share pursuant to a securities purchase agreement with Wild Flavors, an accredited investor. In connection with and directly related to the sale of common stock to Wild Flavors, we paid fees of $100,000 to Mr. Jeffrey Reynolds in cash and issued 1,000,000 shares of our common stock which were fair valued at $300,000 to Mr. Reynolds, an employee of our company. The issuances were made in connection with a private transaction and were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

On March 25, 2009 Qufu Natural Green acquired Qufu Shengren for $3,097,242. Upon completion of the acquisition, the stockholders of Qufu Shengren purchased 21,434,201 shares of our common stock at $0.145 per. In satisfaction of this term, the purchase was completed by delivery of the 100% interest in Qufu Shengren by its stockholders in a transaction which was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.  The shareholders of Qufu Shengren were accredited or otherwise sophisticated investors who had such who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. The recipients had access to business and financial information concerning our company.

In May 2009 we issued China Direct Industries, Inc. 1,300,000 shares of our common stock valued at $260,000 as compensation for services to be rendered under the terms of a consulting agreement.  The recipient is an accredited investor and the issuance was which was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act.

Item 16.                      Exhibits and Financial Statement Schedules.

Exhibit No.	Description

3.1	Articles of Incorporation (1)
3.2	Certificate of Amendment to Articles of Incorporation (2)
3.3	By-Laws (1)
4.1	Form of Class A Common Stock Purchase Warrant **
4.2	Common stock purchase warrant issued to Wild Flavors, Inc. (12)
4.3
Stockholders Agreement dated February 5, 2009 Sunwin International Neutraceuticals, Inc., Laiwang Zhang, Dongdong Lin, Xingyuan Li, Junzhen Zhang, Xiangsheng Kong, Weidong Chai, Laiwang Zhang, Fanjun Wu and Wild Flavors, Inc. (12)

5.1	Opinion of Schneider Weinberger & Beilly LLP **
10.1	Share Exchange Agreement dated April 30, 2004 between Network USA, Inc. and the stockholders of Sunwin Tech Group, Inc. (3)
10.2	Stock Purchase Agreement between Sunwin Tech Group, Inc., Qufu Natural Green Engineering Company, Limited and Shandong Shengwang Pharmaceutical Group Corporation (4)
10.3	2005 Equity Compensation Plan (5)
10.4	2006 Equity Compensation Plan (7)
10.5	Lease agreement dated October 1, 2002 between Shandong Shengwang Pharmaceutical Corporation and Qufu Natural Green Engineering Co., Ltd.(6)
10.6	Lease agreement dated October 6, 2002 between Qufu LuCheng Chiya Resident Commitment and Qufu Natural Green Engineering Co., Ltd. (6)
10.7	Lease agreement dated April 1, 2004 between Qufu ShengDa Industry Co., Ltd. and Qufu Natural Green Engineering Co., Ltd. (6)
10.8	Form of Subscription Agreement **
10.9	Agreement dated as of June 30, 2008 between Qufu Natural Green Engineering Co., Ltd., Qufu Shengwang Stevia Biology and Science Co., Ltd. and Shandong Shengwang Group Co., Ltd. (8)
10.10
Amendment to Acquisition Agreement dated September 2, 2008 between Qufu Natural Green Engineering Co., Ltd., Qufu Shengwang Stevia Biology and Science Co., Ltd. and Shandong Shengwang Group Co., Ltd. (9)

10.11
Second Amendment to Acquisition Agreement dated November 18, 2008 between Qufu Natural Green Engineering Co., Ltd., Qufu Shengwang Stevia Biology and Science Co., Ltd. and Shandong Shengwang Group Co., Ltd. (11)

10.12	Stock Sale and Purchase Agreement dated as of June 30, 2008 between Sunwin International Neutraceuticals, Inc. and Shandong Shengwang Group Co., Ltd. (8)
10.13	Amendment to Stock Sale Agreement dated September 2, 2008 between Sunwin International Neutraceuticals, Inc. and Shandong Shengwang Group Co., Ltd. (9)
10.14	Second Amendment to Stock Sale Agreement dated November 18, 2008 between Sunwin International Neutraceuticals, Inc. and Shandong Shengwang Group Co., Ltd. (11)
10.15	Secured Promissory Note in the principal amount of $100,000 to China Direct Investments, Inc. (10)
10.16	Memo on debt to Qiang Ma (10)
10.17	Securities Purchase Agreement between Sunwin International Neutraceuticals, Inc. and Wild Flavors, Inc. dated February 5, 2009 (12)
10.18	Form of Operating Agreement between Sunwin International Neutraceuticals, Inc. and Wild Flavors, Inc. (12)
10.19
Distributorship Agreement dated February 5, 2009 among Sunwin International Neutraceuticals, Inc., Sunwin Stevia International Corp. and Wild Flavors, Inc.  Portions of this agreement have been omitted and marked with a [_] and separately filed with the Securities and Exchange Commission with a request for confidential treatment. (12)

10.20	Consulting and Management Agreement dated April 29, 2009 between Sunwin International Neutraceuticals, Inc. and China Direct Investments, Inc. (13)
10.21	Acquisition Agreement dated March 25, 2009 between Qufu Natural Green Engineering Co., Ltd. and Qufu Shengren Pharmaceutical Co. Ltd. and its shareholders (14)
10.22	Stock Sale and Purchase Agreement dated March 25, 2009 Sunwin International Neutraceuticals, Inc. and Qufu Shengren Pharmaceutical Co. Ltd. and its shareholders (14)
14.1	Code of Ethics (15)
21.1	Subsidiaries of the registrant *
23.1	Consent of Sherb & Co. LLP *
23.2	Consent of Schneider Weinberger & Beilly LLP **

*           filed herewith
**           previously filed

(1)	Incorporated by reference to the Form 10-KSB for the fiscal year ended April 30, 2000.
(2)	Incorporated by reference to the Form 8-K/A as filed on July 30, 2004.
(3)	Incorporated by reference to the Current Report on Form 8-K as filed on May 12, 2004.
(4)	Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004.
(5)	Incorporated by reference to the Current Report on Form 8-K as filed on April 28, 2005.
(6)	Incorporated by reference to the Annual Report on Form 10-KSB/A for the fiscal year ended April 30, 2005.
(7)	Incorporated by reference to the registration statement on Form S-8, SEC File No. 333-132831, as filed on March 30, 2006.
(8)	Incorporated by reference to the Current Report on Form 8-K as filed on July 7, 2008.
(9)	Incorporated by reference to the Current Report on Form 8-K as filed on September 8, 2008.
(10)	Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended July 31, 2008.
(11)	Incorporated by reference to the Current Report on Form 8-K/A as filed on November 26, 2008.
(12)	Incorporated by reference to the Current Report on Form 8-K as filed on February 11, 2009.
(13)	Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended April 30, 2009.
(14)	Incorporated by reference to the Current Report on Form 8-K as filed on March 31, 2009.
(15)	Incorporated by reference to Exhibit 14 to the registration statement on Form SB-2, SEC File No. 333-125300, as filed on May 27, 2005.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)           For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Qufu, Shandong Province, China on November 30, 2009.

Sunwin International Neutraceuticals, Inc.

By: /s/ Dongdong Lin
Dongdong Lin, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laiwang Zhang	President and Chairman of the Board of Directors	November 30, 2009
Laiwang Zhang
/s/ Dongdong Lin	Chief Executive Officer, Director, principal executive officer	November 30, 2009
Dongdong Lin
/s/ Fanjun Wu	Chief Financial Officer, principal financial and accounting officer	November 30, 2009
Fanjun Wu
/s/ Chengxiang Yan	Director	November 30, 2009
Chengxiang Yan

Index to Exhibits

Exhibit No.	Description
21.1	Subsidiaries of the Registrant
23.1	Consent of Sherb & Co. LLP